QuickLinks -- Click here to rapidly navigate through this document

As filed with the Securities and Exchange Commission on April 10, 2002

Registration No. 333-76992

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Post-Effective Amendment
No.1

PROTECTIVE LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)

Tennessee	63-0169720	6311
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)	(Primary Standard Industrial Classification Code)

2801 Highway 280 South
Birmingham, Alabama 35223
(205) 879-9230

(Address, including zip code, and telephone number, including area code of principal executive office)

Carolyn King
Senior Vice President, Investment Products Division
Protective Life Insurance Company
P.O. Box 2606
Birmingham, Alabama 35202
(205) 879-9230

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen E. Roth, Esq. Sutherland, Asbill & Brennan LLP 1275 Pennsylvania Avenue, N.W. Washington, D.C. 20004-2415	Steve M. Callaway, Esq. Protective Life Insurance Company P.O. Box 2606 Birmingham, Alabama 35202

      If any of the securities that have been registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. /x/

      Pursuant to Rule 429 under the Securities Act of 1933, the prospectus contained herein also relates to Registration Statement Nos. 33-31940, 33-39345, 33-57052, 333-02249, 333-50055, 333-32784 and 333-56180.

PROTECTIVE LIFE INSURANCE COMPANY

Cross Reference Sheet Pursuant to
Regulation S-K, Item 501(b)

Form S-1 Item Number and Caption Heading in Prospectus

1.	Forepart of the Registration Statement and Outside Front Cover Page of Prospectus	Outside Front Cover Page
2.	Inside Front and Outside Back Cover Pages of Prospectus	Summary: Table of Contents
3.	Summary Information, Risk Factors and Ratio of Earnings to Fixed Charges	Outside Front Cover Page; Summary
4.	Use of Proceeds	Investments by Protective
5.	Determination of Offering Price	Not Applicable
6.	Dilution	Not Applicable
7.	Selling Security Holders	Not Applicable
8.	Plan of Distribution	Distribution of the Contracts
9.	Description of Securities to be Registered	Summary; Description of Contract; Appendix A; Appendix B
10.	Interests of Named Experts and Counsel	Not Applicable
11.	Information with Respect to the Registrant	Protective Life Insurance Company; Executive Officers and Directors; Executive Compensation; Financial Statements; Legal Proceedings
12.	Disclosure of Commission Position on Indemnification for Securities Act Liabilities	Undertakings

A Modified Guaranteed Annuity	Issued by Protective Life Insurance Company P.O. Box 10648 Birmingham, Alabama 35202-0648 Telephone: 1-800-456-6330 www.protectiveannuities.com

        This Prospectus describes the ProSaver® Platinum Contract, a group and individual modified guaranteed annuity contract. This Contract is designed for investors who desire to accumulate capital on a tax deferred basis for retirement or other long term investment purposes. It may be purchased on a non-qualified basis or for use with certain qualified retirement plans.

        An Annuity Deposit of at least $10,000 is required to purchase a Contract. Any subsequent Annuity Deposit you want to add to your Contract must also be at least $10,000.

        You may allocate each Annuity Deposit to one or more investment periods, called Guaranteed Periods, from those we offer at the time you make the deposit. Each allocation to a Guaranteed Period must be at least $10,000. The amounts you allocate will earn interest for the selected period at the interest rate we offer at the time of your deposit. Protective Life Insurance Company makes the final determination as to Guaranteed Interest Rates it declares. We cannot predict nor do we guarantee what future interest rates we will declare.

        If you surrender your Contract, or any portion of it, before the end of a Guaranteed Period, we may assess a surrender charge on the amount you surrender. We will also apply a Market Value Adjustment to the amount you surrender, which could increase or decrease the value of your Contract. Under certain conditions, you may withdraw earned interest without a surrender charge or Market Value Adjustment. Surrenders and withdrawals of interest will be subject to income tax and may be subject to a 10% IRS penalty tax if taken before age 59 1/2.

        On the Annuity Commencement Date, we will apply your Net Account Value to the annuity option you have selected, or you may take that amount in one lump sum payment. The annuity payment options are (1) payments for a fixed period from five to thirty years, (2) life income with payments guaranteed for ten or twenty years, or (3) payments of a fixed amount until the amount we hold is exhausted.

        Please read this prospectus carefully. Investors should keep a copy for future reference.

The ProSaver Platinum Contract is not a deposit or obligation of, or guaranteed by, any bank or financial institution. It is not insured by the Federal Deposit Insurance Corporation or any other government agency, and it is subject to investment risk including the possible loss of investment principal.

The Securities and Exchange Commission has not approved or disapproved these securities or passed upon the adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 1, 2002.

        No one is authorized to make any statement that contradicts this prospectus. You must not rely upon any such statement. This prospectus is not an offer to inquire about, or purchase the securities described in any jurisdiction where it is unlawful to do so.

SUMMARY

What is the ProSaver Platinum Contract?	The ProSaver Platinum Contract is a modified guaranteed annuity contract issued by Protective. (See "The Contract," page 6.)
How is a Contract Issued?	We will issue the Contract when we receive and accept your complete application information and an initial Annuity Deposit. (See "Issuing a Contract," page 7.)
What is an Annuity Deposit?
The Annuity Deposit is the premium payment you send us to purchase or add to a Contract. You may send us more than one Annuity Deposit provided each Annuity Deposit is at least $10,000. We may refuse to accept an Annuity Deposit and we may limit the total Annuity Deposits we will accept. (See "Annuity Deposits," page 8.)
Can I cancel my contract?
You may cancel your Contract by returning it to us with a written cancellation request within the number of days after receiving it that your Contract specifies. This period will never be less than 10 days. When we receive your cancellation request we will treat the Contract as if it had never been issued. Depending on the laws of the state in which the Contract is delivered, the amount we will return will generally equal either 1) your total Annuity Deposit(s), or 2) the Account Value, adjusted by the Market Value Adjustment formula, on the date we receive your cancellation request. (See "Right to Cancel," page 7.)
How do my Annuity Deposits earn interest?
You allocate each Annuity Deposit (less applicable premium taxes) to one or more Guaranteed Periods. Each allocation to a Guaranteed Period must be at least $10,000. We establish a Sub-Account for each Guaranteed Period you select. The Sub-Account will earn interest at the Guaranteed Interest Rate for the entire Guaranteed Period. (See "Guaranteed Periods and Sub-Accounts," page 8.)
What happens at the end of a Guaranteed Period?
At the end of a Guaranteed Period you may: 1) surrender all or a part of your ending Sub-Account value without a surrender charge or Market Value Adjustment; 2) instruct us to apply the ending Sub-Account Value to one or more Guaranteed Periods that you may select from the Guaranteed Periods we are then offering; or 3) do nothing and a subsequent Guaranteed Period will automatically begin. (See "Guaranteed Periods and Sub-Accounts," page 8.)

Can I take money out of the contract before the end of a Guaranteed Period?	You may take money out of your Contract before the end of a Guaranteed Period by surrendering all or part of the Contract, or by withdrawing the interest earned during the prior contract year.

Surrenders: If you surrender all or part of your Contract before the end of a Guaranteed Period, we may deduct a surrender charge and we will apply a Market Value Adjustment to the amount surrendered. We will not deduct a surrender charge after the first seven years of any Guaranteed Period. (See "Surrender Charges," page 11, and "The Market Value Adjustment," page 11.)

Interest withdrawals: Once each Contract year, you may withdraw some or all of the interest earned in your Contract in the prior Contract year. An automatic interest withdrawal program that allows monthly, quarterly, semi-annual or annual interest withdrawals may also be available. We will not deduct a surrender charge or apply a Market Value Adjustment to annual or automatic interest withdrawals. (See "Interest Withdrawals, " page 10.)

Tax consequences and limitations: Surrenders and interest withdrawals may be subject to federal and state income taxes and, if taken prior to age 59 1/2, may be subject to a 10% federal tax penalty. (See "Federal Tax Matters, Taxation of Interest Withdrawals and Partial and Full Surrenders," page 20, and "Penalty Tax on Premature Distributions," page 21.) Surrenders and interest withdrawals from Contracts issued as qualified contracts under the Internal Revenue Code may not be allowed in certain circumstances. (See "Federal Tax Matters, Qualified Retirement Plans," page 22.)
What is the surrender charge?
The surrender charge is a percentage of the amount that you surrender before the end of a Guaranteed Period. The maximum surrender charge for any Guaranteed Period is 6% and it declines to 0% after seven years. We do not apply the surrender charge to amounts that may be withdrawn as annual or automatic interest withdrawals. (See "Surrender Charges," page 11.)
What is a Market Value Adjustment?
The Market Value Adjustment is an amount we deduct from or add to amounts that you surrender before the end of a Guaranteed Period. The Market Value Adjustment formula is tied to market interest rates, as measured by the appropriate Treasury Rate. Generally, if the applicable Treasury Rate at the time of the surrender is more than 0.25% lower than the Treasury Rate associated with the Sub-Account, the

Market Value Adjustment will increase the Surrender Value. Otherwise, the Market Value Adjustment will decrease the Surrender Value. Please see "The Market Value Adjustment," at pages 11-13 of this Prospectus for a more complete explanation and examples of the Market Value Adjustment formula.
Does the contract provide a Death Benefit?
If you die before the Annuity Commencement Date, we will pay a death benefit, less any applicable premium tax, to your beneficiary. Generally, the death benefit will be the greater of the Account Value or the Net Account Value as of the date we receive the paperwork necessary to process the death claim, but there are other requirements and conditions. (See "Death Benefit," page 14.)
What annuity benefit does the contract provide?
On the Annuity Commencement Date we will pay the Net Account Value in a lump sum or apply that amount to the annuity option you select. Annuity options can provide periodic payments that are based on the life of one or two Annuitants, that are guaranteed for a fixed amount of time, or both. As a general rule, the Annuity Commencement Date cannot be after an Annuitant's 85th birthday. (See "Annuity Benefits," page 15.)
When is premium tax deducted?
If your Contract is subject to a premium tax, we will deduct it, according to applicable law, from the Annuity Deposits when we receive them, upon a full or partial surrender, from the Net Account Value when we apply it to an annuity option, or from the Death Benefit before we pay it. (See "Premium Tax," page 14.)
Is the Contract available for Qualified retirement plans?

The Contract may be issued for use with retirement plans receiving special federal income tax treatment under Sections 401, 403, 408, or 408A of the Internal Revenue Code such as pension and profit sharing plans (including H.R. 10 plans), individual retirement accounts, and individual retirement annuities. Contracts issued for use with these qualified retirement plans are referred to as Qualified Contracts and these types of plans are referred to as Qualified Plans. (See "Federal Tax Matters," page 19.)

DESCRIPTION OF THE CONTRACT

        Contracts sold before May 1, 1996 vary significantly from those described below. Those contracts provide different rights and benefits, and the surrender charge and Market Value Adjustment may be calculated differently. Appendix A describes contracts offered from September 10, 1991 through April 30, 1996. Contracts offered before September 10, 1991 and certain Contracts offered after that date are described in Appendix B. You may always contact us if you have questions about your Contract.

The Contract

        The ProSaver® Platinum Contract is a modified guaranteed annuity contract issued by Protective Life Insurance Company. Generally, this prospectus describes certificates issued under an allocated group modified guaranteed annuity contract issued by Protective to the Protective Financial Insurance Trust. AmSouth Bank, N.A. of Birmingham, Alabama is the Contract Holder, as the Trustee of the Protective Financial Insurance Trust. Eligible Owners include account holders of broker-dealers that have entered into a distribution agreement to offer the Contract. Eligible Owners also include employers and other entities and organized groups acceptable to us. The certificate we issue to an Owner summarizes the provisions of the group modified guaranteed annuity contract. The provisions of the group modified guaranteed annuity contract control whether or not they are included in the certificate. We will provide a copy of the group modified guaranteed annuity contract to an Owner upon request.

        In states where we do not issue a group contract, we will issue an individual modified guaranteed annuity contract directly to the Owner. In this prospectus, we will refer to both the certificates under the group Contract and the individual Contracts as a "Contract," and we will use the term "Owner" to describe the owners of group Contract certificates as well as the owners of individual Contracts. (See "Parties to the Contract," page 6.)

        Contracts are either Qualified or Non-Qualified. Qualified Contracts are used to fund pension and retirement programs that receive favorable tax treatment under Sections 401, 403, 408 or 408A of the Internal Revenue Code. These include H.R. 10 (Keogh) Plans, Individual Retirement Accounts or Annuities (IRAs), Tax-Sheltered Annuity Programs or Annuities (TSAs), or corporate pension and profit sharing plans. Non-Qualified Contracts may also enjoy tax favored status. (See, "Federal Tax Matters," page 19.)

Parties to the Contract

        Company:  Protective Life Insurance Company, also referred to as "Protective," "we," "us" and "our."

        Owner:  The person or persons who own a group Contract certificate (sometimes called "Participants" in our contract language and literature) or who own an individual Contract. An Owner is entitled to exercise all rights and privileges provided in the Contract, without the consent of a group Contract Holder. Individuals as well as non-natural persons, such as corporations or trusts, may own a Contract; two persons may own a Contract together. In this prospectus, we may refer to Owners as "you" or "your."

        Generally, you may assign or transfer your Non-Qualified Contract to a new Owner by making a written request to our administrative office. An assignment or transfer of ownership, however, may result in tax liability to you. (See "Other Contract Provisions, Assignment or Transfer of a Contract" page 18, and "Federal Tax Matters, Taxation of Interest Withdrawals and Partial and Full Surrenders" page 20.)

        Beneficiary:  The person or persons who may receive the benefits of a Contract upon the death of an Owner. We will treat the surviving Owner of a jointly owned Contract as the primary Beneficiary. If there is no surviving Owner, the primary Beneficiary is the person or persons so designated by the Owner and named in our records. The contingent Beneficiary is the person or persons designated by the Owner and named in our records to be Beneficiary if no primary Beneficiary is living. In the case of some Qualified Contracts, Treasury Department regulations may restrict who may be designated as a Beneficiary,

        If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner. If an Owner dies on or after the Annuity Commencement Date, the Beneficiary will become the new Owner.

        Unless designated irrevocably, the Owner may change the Beneficiary by written notice prior to any Owner's death. If a Beneficiary is designated irrevocably, that Beneficiary's written consent is required before the Owner can change the Beneficiary designation or exercise certain other rights. Your request will be effective on the day you sign it. We will not be liable for any payments made to a former Beneficiary, however, unless we have first notified you that we have received your written request and all necessary written consents at our Administrative Office.

        Annuitant:  The person on whose life annuity income payments may be based. The Owner is the Annuitant unless the Owner designates another person as the Annuitant.

        You may change the Annuitant by written notice prior to the Annuity Commencement Date. If changing Annuitants, you cannot select an Annuitant whose 85th birthday comes before the end of any Guaranteed Period or the Annuity Commencement Date without our prior approval. If any Owner is not a natural person and changes the Annuitant, the change will be treated as the death of the Owner and the Death Benefit will be paid to the Beneficiary. (See "Death Benefit," page 14.)

        If an Annuitant who is not an Owner dies before the Annuity Commencement Date, the first Owner named on the application will become the new Annuitant unless the Owner had designated otherwise.

        Payee:  The person or persons who, generally at the designation of the Owner, receive annuity income payments under the Contract.

Issuing a Contract

        You purchase a Contract by completing an application and making an Annuity Deposit of at least $10,000. We will apply your initial Annuity Deposit to the appropriate Guaranteed Period and issue your Contract as soon as is practical after we receive your Annuity Deposit and all of the necessary application information at our Administrative Office. We do not always receive your Annuity Deposit on the day that you sign your application or give the Annuity Deposit to your sales representative. In some circumstances, such as when you purchase a Contract in exchange for an existing annuity contract from another company, we may not receive your Annuity Deposit for a substantial period of time after you sign your application.

        If we do not receive all of the necessary application information at our Administrative Office when we receive your Annuity Deposit, we will hold your Annuity Deposit while we attempt to complete the application. If the necessary application information is not complete after a reasonable time, we will inform you of the reason for the delay and we will return your Annuity Deposit unless you specifically consent to our holding it until the application is complete. Once we have all of your necessary application information, we will apply your Annuity Deposit to the appropriate Guaranteed Periods and issue a Contract.

        The date we apply your initial Annuity Deposit to the appropriate Guaranteed Periods is the Effective Date for the Contract. You will begin to earn interest under the Contract as of this date. The Contract Year is based on the anniversary of your Effective Date.

        After we issue a Contract, you may make additional Annuity Deposits of at least $10,000 each. Regardless of how many Annuity Deposits you make, we will generally only issue one Contract. We have the right to decline any application or any Annuity Deposit. When we sell Contracts to retirement plans or in connection with retirement plans, those retirement plans may or may not qualify for special tax treatment under the Internal Revenue Code.

Right to Cancel

        You may cancel your Contract by returning it to us with a written cancellation request within the number of days after receiving it that your Contract specifies. Unless otherwise provided by law, this period will never be less than 10 days. You must return the Contract and cancellation request to our Administrative Office or to the sales representative who sold it to you. If you return the Contract by mail, the effective date of the return will be the postmark date on your properly addressed and postage paid envelope.

        Upon receiving your returned Contract and cancellation request, we will cancel the Contract and treat it as if it had never been issued. Your Contract will specify the amount we will return upon cancellation. Depending on the laws of the state in which the Contract is delivered, the amount we will return will generally equal either 1) your total Annuity Deposit(s), or 2) the Account Value, adjusted by the Market Value Adjustment formula, on the date we receive your cancellation request.

Annuity Deposits

        The Annuity Deposit is the premium payment you send us to purchase or add to a Contract. Generally, we only accept Annuity Deposits made prior to the Annuitant's 85th birthday and we have the right not to accept any Annuity Deposit if we so choose. The minimum Annuity Deposit is $10,000. We also have the right to limit the total Annuity Deposits we accept without prior approval. Currently, this amount is $2,000,000. You can make an Annuity Deposit in the form of a check made out to Protective Life Insurance Company or by any other method we deem acceptable.

        You allocate Annuity Deposits, less any applicable premium tax, to one or more of the Guaranteed Periods available when you make the Annuity Deposit. You must allocate at least $10,000 to each Guaranteed Period you choose and you may not select a Guaranteed Period that extends beyond the Annuity Commencement Date.

Guaranteed Periods and Sub-Accounts

        A Guaranteed Period is the period of years during which we will credit the Guaranteed Interest Rate to a Sub-Account. Currently, we offer a variety of Guaranteed Periods up to 10 years, though all Guaranteed Periods may not be available at all times or in all states. You may not select a Guaranteed Period that extends past the Annuity Commencement Date for your Contract.

    Initial Guaranteed Period

        We will establish a Sub-Account for each Guaranteed Period to which you allocate an Annuity Deposit. Each Sub-Account earns interest at the Guaranteed Interest Rate in effect for that Guaranteed Period from the date the Annuity Deposit is credited to the Sub-Account through the end of the Guaranteed Period or until the Sub-Account is surrendered, if earlier.

    Subsequent Guaranteed Periods

        At the end of a Guaranteed Period, you may select from the following options:

  1.
  Surrender all or part of your ending Sub-Account value without a surrender charge or Market Value Adjustment;

  2.
  Instruct us to apply the ending Sub-Account value to one or more subsequent Guaranteed Periods that you select from the Guaranteed Periods we are then offering; or

  3.
  Do nothing and allow a subsequent Guaranteed Period automatically to begin.

    Surrenders at the end of a Guaranteed Period

        To surrender your ending Sub-Account value, you must request the surrender in writing no later than 10 days after the end of the expiring Guaranteed Period. If you surrender your ending Sub-Account value, any surrendered amount may be subject to income taxes, and a 10% IRS penalty tax may apply if you are not yet 59 1/2 years old.

    Selecting a subsequent Guaranteed Period

        To apply the ending Sub-Account value to one or more subsequent Guaranteed Periods, you must give us written instructions as to the Guaranteed Periods that you select no later than 10 days after the end of the expiring Guaranteed Period. You may select a subsequent Guaranteed Period only from the Guaranteed Periods we are offering at the time you make your selection. No subsequent Guaranteed Period may extend past the Annuity Commencement Date for your Contract. At least $10,000 must be allocated to any subsequent Guaranteed Period.

    Automatic subsequent Guaranteed Periods

        Unless you instruct otherwise, the Sub-Account Value at the end of an expiring Guaranteed Period will be allocated to a subsequent Guaranteed Period. The subsequent Guaranteed Period will be of the same duration as the expiring Guaranteed Period or, if we do not offer a Guaranteed Period of the same duration at that time or if such a Guaranteed Period would expire after the Annuity Commencement Date, the longest Guaranteed Period we offer that is shorter than the expiring Guaranteed Period and does not extend past the Annuity Commencement Date. The new Sub-Account will earn interest at the Guaranteed Interest Rate in effect for that subsequent Guaranteed Period when your Sub-Account Value is allocated to it.

    Guaranteed Interest Rates in subsequent Guaranteed Periods

        Your beginning Sub-Account value for any subsequent Guaranteed Period earns interest at the rate we have declared that is in effect for the subsequent Guaranteed Period(s) on the date your subsequent Guaranteed Period(s) begins. Our Guaranteed Interest Rates for subsequent Guaranteed Periods may differ from our Guaranteed Interest Rates for initial Guaranteed Periods of the same duration.

Guaranteed Interest Rates

        From time to time and at our sole discretion we set Guaranteed Interest Rates for each available Guaranteed Period. A Guaranteed Interest Rate credited to a Sub-Account will not change during the Guaranteed Period. We may, at our discretion, offer higher interest rates on Annuity Deposits, renewals, or both if your Account Value or your Annuity Deposit is $100,000 or more.

        In determining Guaranteed Interest Rates, we consider the interest rates available on the types of instruments in which the Company intends to invest the proceeds attributable to the Contracts. (See "Investments by Protective," page 16). In addition, we may also consider various other factors in determining Guaranteed Interest Rates, including but not limited to the following factors: regulatory and tax requirements; sales commissions and administrative expenses the Company incurs; general economic trends; and competitive factors. Protective Life Insurance Company makes the final determination as to Guaranteed Interest Rates it declares. We cannot predict nor do we guarantee what future interest rates we will declare.

    Compounding of Interest

        The Guaranteed Interest Rate we declare for each Sub-Account is the annual effective interest rate for the Sub-Account, which means the declared interest rate includes the effects of compounding. Interest compounds daily in the Sub-Account for the duration of the Guaranteed Period. Below is an illustration of how interest is credited during each year of a five-year Guaranteed Period. For the purposes of this example, we have made assumptions as indicated.

        Please note that the following example assumes no surrenders or withdrawals of any amount and no premium tax due on issuance. A Market Value Adjustment and surrender charge may apply to any full or partial surrender you make prior to the end of a Guaranteed Period (See "Surrenders," page 10). The hypothetical interest rates are for purposes of illustration only and we do not intend them as a prediction of any future interest rates we may declare under the Contract. The actual interest rates we declare for any Guaranteed Period may be more or less than what we have used in this illustration.

Example of Compounding at the Guaranteed Interest Rate

Deposit:	$100,000
Guaranteed Period:	5 Years
Guaranteed Interest Rate:	5.0%
	Year 1	Year 2	Year 3	Year 4	Year 5
Beginning of Year 1 Account Value:	$100,000.00
x (1 + Guaranteed Interest Rate):	1.05
= End or Year 1 Account Value:	$105,000.00
Beginning of Year 2 Account Value:		$105,000.00
x (1 + Guaranteed Interest Rate):		1.05
= End of Year 2 Account Value:		$110,250.00
Beginning of Year 3 Account Value:			$110,250.00
x (1 + Guaranteed Interest Rate):			1.05
= End of Year 3 Account Value:			$115,762.50
Beginning of Year 4 Account Value:				$115,762.50
x (1 + Guaranteed Interest Rate):				1.05
= End of Year 4 Account Value:				$121,550.62
Beginning of Year 5 Account Value:					$121,550.62
x (1 + Guaranteed Interest Rate):					1.05
= End of Year 5 Account Value:					$127,628.16

Total Interest Credited in Guaranteed Period: $127,628.16 - $100,000 = $27,628.16
Account Value at End of Guaranteed Period: $100,000 + $27,628.16 = $127,628.16

Interest Withdrawals

        Once each Contract year, you may instruct us to send you all or a portion of the interest credited to your Sub-Accounts during the prior Contract year. Your instructions must be in writing. Currently, for most Guaranteed Periods, you may establish automatic interest withdrawals that are paid to you monthly, quarterly, semi-annually or annually. We reserve the right to limit automatic interest withdrawals to one per Contract year upon notice to you.

        Interest withdrawals remove money from your Sub-Account that would otherwise have been compounding interest on a daily basis. Because of this interruption of interest compounding, the more you withdraw, the less interest your Sub-Account will generate over time. Larger withdrawals reduce the compounding of interest more than smaller withdrawals; frequent withdrawals hinder the compounding process more than infrequent withdrawals; and earlier withdrawals reduce your interest more than later withdrawals would.

        We will not impose a surrender charge or Market Value Adjustment on interest withdrawals but interest withdrawals may be subject to federal and state income tax and a 10% penalty tax. In addition, interest withdrawals from Contracts issued as Tax-Sheltered Annuities are prohibited in certain circumstances. (See Federal Tax Matters, page 19.)

Account Values

        The value of a Sub-Account at any time is equal to the amounts that were allocated to that Sub-Account, plus any interest credited to it, minus any interest withdrawals and surrenders (including any surrender charges, Market Value Adjustment and premium tax). The sum of the Sub-Account values in your Contract is called the Account Value and represents the total value of your Contract.

        The Net Sub-Account Value is equal to the Sub-Account value modified by any Market Value Adjustment, minus surrender charges, and premium tax that would apply in the case of a full surrender of the Sub-Account. The Net Account Value, which is the sum of all the Net Sub-Account values under your Contract, is the amount you would be entitled to receive if you made a full surrender of your Contract. For this reason, the Net Account Value is sometimes called the "Surrender Value" of a Contract.

SURRENDERS

Surrenders

    Surrenders and Partial Surrenders

        You may surrender your entire Contract at any time before Annuity payments begin. You may surrender part of the Contract before Annuity payments begin if the value of each remaining Sub-Account is at least $10,000 after the surrender.

        Your surrender request must be in writing and, if you request a partial surrender, you must specify the Sub-Accounts from which the partial surrender will be taken. If you have more than one Sub-Account with the same Guaranteed Period, you must take the partial surrender from the Sub-Account with the shortest time remaining until maturity.

        Partial and full surrenders from Contracts issued as Tax-Sheltered Annuities are prohibited in certain circumstances. (See "Federal Tax Matters," page 19.)

    Taxes May Apply

        Amounts surrendered may be subject to federal and state income taxes. The taxable amount of a surrender may, under certain circumstances, be subject to a 10% federal tax penalty. In the case of Qualified Contracts, federal tax law imposes restrictions on the form and manner in which benefits may be paid.

For example, surrenders from Qualified Contracts may require your spouse's consent even if your spouse is not an Owner. (See "Federal Tax Matters," page 19.) Premium tax may also apply. (See "Premium Tax," page 14.) You should consult your tax advisor about the effect a surrender from the Contract may have on your taxes.

    Delay of Payments

        We may delay payment of a surrender for up to six months from the date we receive your written request, or for the period permitted by state insurance law, if shorter.

Surrender Value

        The surrender value is the amount available to you upon a surrender or partial surrender. The surrender value is calculated as of the date we receive your surrender request using the following formula:

                                             Surrender Value = A - S - M - P, where

                                             A = the amount of account value you surrender;
                                             S = the amount of the surrender charge;
                                             M = the amount of the Market Value Adjustment;
                                             P = the amount of any applicable premium tax.

Surrender Charges

        Surrenders and partial surrenders may be subject to a surrender charge. Generally, we will assess a surrender charge if you take a surrender during the first seven years of any Guaranteed Period. We calculate the surrender charge separately for each Sub-Account. We determine the amount of the surrender charge for a Sub-Account as follows: first, we subtract any amount available as an interest withdrawal from the surrender amount you request; then we multiply the result by the appropriate surrender charge percentage from the table below. The surrender charge percentage is determined based on the age of the Sub-Account from which the surrender is taken.

Number of Completed Years In a Guaranteed Period	Surrender Charge Percentage
0	6%
1	6%
2	5%
3	4%
4	3%
5	2%
6	1%
7 or more	0%

        We will include the surrender charge in the amount we deduct from the Sub-Account to satisfy your surrender request. The total surrender charge for your surrender is the sum of the surrender charges for the Sub-Accounts from which you make your surrender.

        We do not apply the surrender charge after the first seven years of any Guaranteed Period or from any amount available as an interest withdrawal. Also, we do not apply a surrender charge to surrenders you request at the end of a Sub-Account's Guaranteed Period if we receive your written surrender request no later than 10 days after the end of the Guaranteed Period.

The Market Value Adjustment

        We will apply a Market Value Adjustment if you request a full or partial surrender before the end of a Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between market interest rates available when a Sub-Account was established and the interest rates available at the time of the surrender from that Sub-Account, as measured by an independent index called the Treasury Rate. The Treasury Rate is the annual effective interest rate credited to certain United States Treasury instruments and it is published by Bloomberg L.P., a nationally recognized service. On the fifteenth day and the last day of each month we will identify a Treasury Rate for each Guaranteed Period. For the purpose of determining the Market Value Adjustment during the cancellation period, we will identify a Treasury Rate each day. We will be consistent in the method we use to identify the Treasury Rate and the determination is binding upon any Owner, Annuitant and Beneficiary.

        The Market Value Adjustment formula contains a 0.25% set percentage factor that compensates us for certain expenses and losses that we may incur, either directly or indirectly, as a result of the surrender. Another factor in the formula decreases the effect of the Market Value Adjustment as the Sub-Account matures by taking into consideration the number of months remaining in the Guaranteed Period from which the surrender is taken.

        Like the surrender charge, the Market Value Adjustment is calculated separately for each Sub-Account. We determine the amount of the Market Value Adjustment for each Sub-Account by subtracting any amount available as an interest withdrawal from the surrender amount requested, and then multiplying the result by the Market Value Adjustment percentage derived from the formula below:

        Market Value Adjustment Percentage = (C - I + 0.25%) x (N/12), where

        C = the current Treasury Rate established for the same term as the Guaranteed Period from which the surrender is taken;

        I = the initial Treasury Rate for the Guaranteed Period from which the surrender is taken;

        N = the number of months remaining in the Guaranteed Period from which the surrender is taken.

        The Market Value Adjustment may increase or decrease the surrender value. If the applicable Treasury Rate at the time of the surrender is more than 0.25% lower than the Treasury Rate associated with the Sub-Account, the Market Value Adjustment will increase the surrender value. Otherwise, the Market Value Adjustment will decrease the Surrender Value.

        We will include the Market Value Adjustment in the amount we deduct from the Sub-Account to satisfy your surrender request. The total Market Value Adjustment for your surrender is the sum of the Market Value Adjustments to the Sub-Accounts from which the surrender is taken.

        We do not apply the Market Value Adjustment to an interest withdrawal. When calculating the Market Value Adjustment, we subtract any amount available as an interest withdrawal before we apply the Market Value Adjustment. If we receive your written surrender request no later than 10 days after the end of a Sub-Account's Guaranteed Period, we do not apply the Market Value Adjustment to surrenders from that Sub-Account.

        Please note that the following example assumes no interest withdrawals, no premium tax due on issuance, and no surrenders other than those shown in the example. The hypothetical interest rates are for purposes of illustration only and we do not intend them as a prediction of any future interest rates we may declare under the Contract. The actual interest rates we declare for any Guaranteed Period may be more or less than what we have used in this illustration.

MARKET VALUE ADJUSTMENT AND SURRENDER CHARGE EXAMPLES
FULL SURRENDER AFTER COMPLETION OF YEAR 3

Interest Guarantee Period (years):	3	5	7	Total
Initially -
Annuity Deposit:	$10,000.00	$10,000.00	$10,000.00	$30,000.00
Guaranteed Interest Rate:	4.75%	5.00%	5.25%
Year 1 -
Beginning of Year Account Value:	$10,000.00	$10,000.00	$10,000.00	$30,000.00
x (1 + Guaranteed Interest Rate):	1.0475	1.0500	1.0525
= End of Year Account Value:	$10,475.00	$10,500.00	$10,525.00	$31,500.00
- Beginning of Year Account Value:	$10,000.00	$10,000.00	$10,000.00	$30,000.00
= Interest Earned during Year:	$475.00	$500.00	$525.00	$1,500.00
Year 2 -
Beginning of Year Account Value:	$10,475.00	$10,500.00	$10,525.00	$31,500.00
x (1 + Guaranteed Interest Rate):	1.0476	1.0500	1.0525
= End of Year Account Value:	$10,972.56	$11,025.00	$11,077.56	$33,075.13
- Beginning of Year Account Value:	$10,475.00	$10,500.00	$10,525.00	$31,500.00
= Interest Earned during Year:	$497.56	$525.00	$552.56	$1,575.13
Year 3 -
Beginning of Year Account Value:	$10,972.56	$11,025.00	$11,077.56	$33,075.13
x (1 + Guaranteed Interest Rate):	1.0475	1.0500	1.0525
= End of Year Account Value:	$11,493.76	$11,576.25	$11,659.13	$34,729.14
- Beginning of Year Account Value:	$10,972.56	$11,025.00	$11,077.56	$33,075.13
= Interest Earned during Year:	$521.20	$551.25	$581.57	$1,654.02
After Completion of Year 3 -
Account Value:	$11,493.76	$11,576.25	$11,659.13	$34,729.14
- Prior Year's Interest:	$521.20	$551.25	$581.57	$1,654.02
= Amount Subject to Surrender Charge and Market Value Adjustment:	$10,972.56	$11,025.00	$11,077.56	$33,075.13
Surrender Charge Percentage:	0%	4%	4%
x Subjected Amount:	$10,972.56	$11,025.00	$11,077.56	$33,075.13
= Surrender Charge:	$0.00	$441.00	$443.10	$884.10
Number of Months Remaining in the Guaranteed Period:	—	24	48
Example #1 — Increasing Interest Rate Environment
Current Treasury Rate:	5.75%	6.25%	6.75%
- Initial Treasury Rate:	5.00%	5.50%	6.00%
+ 0.25%:	0.25%	0.25%	0.25%
x Number Months Remaining / 12:	—	2.00	4.00
= Market Value Adjustment Percentage:	0.00%	2.00%	4.00%
x Subjected Amount:	$10,972.56	$11,025.00	$11,077.56	$33,075.12
= Market Value Adjustment:	$0.00	$220.50	$443.10	$663.60
Account Value:	$11,493.76	$11,576.25	$11,659.13	$34,729.14
- Surrender Charge:	$0.00	$441.00	$443.10	$884.10
- Market Value Adjustment:	$0.00	$220.50	$443.10	$663.60
= Net Account Value:	$11,493.76	$10,914.75	$10,772.03	$33,181.44
Example #2 — Decreasing Interest Rate Environment
Current Treasury Rate:	4.25%	4.75%	5.25%
- Initial Treasury Rate:	5.00%	5.50%	6.00%
+ 0.25%:	0.25%	0.25%	0.25%
x Number Months Remaining / 12:	0.00	2.00	4.00
= Market Value Adjustment Percentage:	0.00%	-1.00%	-2.00%
x Subjected Amount:	$10,972.56	$11,025.00	$11,077.56	$33,075.12
= Market Value Adjustment:	$0.00	$(110.25)	$(221.55)	$(331.80)
Account Value:	$11,493.76	$11,576.25	$11,659.13	$34,729.14
- Surrender Charge:	$0.00	$441.00	$443.10	$884.10
- Market Value Adjustment:	$0.00	$(110.25)	$(221.55)	$(331.80)
= Net Account Value:	$11,493.76	$11,245.80	$11,437.58	$34,176.84

Premium Tax

        Premium tax (including related retaliatory taxes and fees, if any) will be deducted when applicable. If your Contract is subject to a premium tax, we will deduct it according to applicable law from either your Annuity Deposits when received, upon a full or partial surrender, from the amount applied to an annuity option, or from the Death Benefit. The current rate of premium tax ranges up to 3.50%.

DEATH BENEFIT

Death of an Owner

        If any Owner dies prior to the Annuity Commencement Date while the Contract is in force, we will pay a death benefit to the Beneficiary. If there are joint Owners to a Contract and one dies prior to the Annuity Commencement Date, the surviving Owner will be the Beneficiary. If there is no Beneficiary living or named, we will pay the death benefit to the estate of the deceased Owner. If any Owner is not a natural person, the death of the Annuitant or a change in the Annuitant will be treated as the death of an Owner. We will not pay a death benefit if an Owner dies after the Annuity Commencement Date. (See "Death of the Owner or Annuitant After the Annuity Commencement Date," page 16.)

Determining the Death Benefit

        We will determine the death benefit as of the date we receive due proof of an Owner's death. If we receive a claim for the death benefit in good order and within 12 months of the date of the Owner's death, the death benefit will be the greater of the Net Account Value or the Account Value less applicable premium tax. If we receive the claim more than 12 months after the date of death, the death benefit will be the Net Account Value. If a death benefit is payable because an Owner who is not a natural person changes the Annuitant, the death benefit will be the Net Account Value.

Paying the Death Benefit

        Only one death benefit is payable under a Contract, even though the Contract may, under some circumstances, continue beyond the time of an Owner's death.

        The death benefit may be taken in one lump sum immediately, in which event the Contract will terminate. If the death benefit is not taken immediately as a lump sum, the entire interest in the Contract must be distributed under one of the following options:

    (1)
    the entire interest must be distributed over the life of the Beneficiary, or over a period not extending beyond the life expectancy of the Beneficiary, with distributions beginning within one year of the Owner's death; or

    (2)
    the entire interest must be distributed within five years of the Owner's death.

        If the Beneficiary is the deceased Owner's spouse, the surviving spouse may choose, in lieu of taking the death benefit, to continue the Contract and become the new Owner. The surviving spouse may then select a new Beneficiary. Upon the surviving spouse's death, the death benefit will become payable to the new Beneficiary and must then be distributed to the new Beneficiary in one sum immediately or according to option 1 or 2, described above.

        If there is more than one Beneficiary, these provisions apply to each Beneficiary individually.

        The death benefit provisions of this Contract shall be interpreted to comply with the requirements of §72(s) of the Internal Revenue Code. We reserve the right to endorse this Contract, as necessary, to conform to regulatory requirements. We will send you a copy of any endorsement containing such Contract modifications.

ANNUITY BENEFITS

Annuity Commencement Date

        You may select an Annuity Commencement Date when you purchase a Contract. The Annuity Commencement Date may not be earlier than the end of any Guaranteed Period nor later than the Annuitant's 85th birthday without our prior consent. If you do not select one, the Annuity Commencement Date will be the end of the Contract year immediately before the Annuitant's 85th birthday.

        You may change the Annuity Commencement Date, subject to some general restrictions:

  •
  You must request the change in writing.

  •
  We must receive the written request at least 30 days before the new Annuity Commencement Date you requested.

  •
  The new Annuity Commencement Date may not come before the end of any existing Guaranteed Period.

  •
  Unless we agree prior to the change, the new Annuity Commencement Date may not be later than the Annuitant's 85th birthday.

        Once our Administrative Office notifies you that we have received and approved your written request to change the Annuity Commencement Date, the change will be made effective as of the date you signed the request.

        Annuity Commencement Dates that occur after the Annuitant's 85th birthday may have adverse income tax consequences so you should consult your tax advisor before requesting an Annuity Commencement Date at these advanced ages. You may be required to begin distributions from Qualified Contracts before the Annuity Commencement Date. (See "Federal Tax Matters, Qualified Retirement Plans" page 22.)

Annuity Options

        On the Annuity Commencement Date we will apply part or all of the Net Account Value to the annuity option you have selected. If you have not selected an annuity option, we will apply your Net Account Value to Option 2 — Life Income with Payments for a 10-year fixed period. You may select from the following annuity options. For qualified Contracts, additional annuity options may apply with certain restrictions.

        • Option 1 — Payments for a Fixed Period.

  We will make equal monthly payments for any period not less than five years nor more than 30 years. The amount of each payment depends upon the total amount applied, the period selected and the interest rate we are using when the annuity payments are determined.

        • Option 2 — Life Income with Payments for a Fixed Period.

  We will make equal monthly payments based on the life of 1 or 2 named Annuitants. Payments will continue for the lifetime of the Annuitant(s) with payments guaranteed for either 10 or 20 years. Payments stop at the end of the selected fixed period or when the last surviving named Annuitant dies, whichever is later.

        • Option 3 — Payments for a Fixed Amount.

  We will make equal monthly payments for a fixed amount. The amount of each payment may not be less than $10 for each $1,000 of Net Account Value applied to the annuity option. Each month we will credit interest on the unpaid balance and add that interest to it. We will set the interest rate in our sole discretion, but it will not be less than an annual effective rate of 4%.

  Payments will continue until the amount we hold runs out. The last payment will be for the balance only.

           Other annuity options may be available on your Annuity Commencement Date.

Annuity Payments

        We will use the Annuitant's age on the Annuity Commencement Date to determine the amount of the payments under the annuity option you select. We calculate the amount of each annuity payment using the Annuity Tables published in the Contract. Those tables are based on the 1983 Individual Annuitant Mortality Table A projected four years with interest credited at 4% per annum. One year will be deducted from the attained age of the Annuitant for every three completed years beyond the year 1987. If, at the time you select an annuity option, we offer more favorable options or rates, the higher benefits will apply.

        Generally, we will make the first annuity payment one month after the Annuity Commencement Date. We will make subsequent payments according to the payment mode you select. We reserve the right to pay the Net Account Value in a lump sum if it is less than $5,000, and to change the frequency of your annuity payments if at any time the annuity payment is less than our current minimum payment amount.

        As a condition for making the first annuity payment, we may require proof of the Annuitant's age and gender. As a condition for continuing to make annuity payments that are based on the life of an Annuitant, we may at any time require proof that the Annuitant is still living. You may not surrender this Contract after annuity payments begin.

Death of the Owner or Annuitant After the Annuity Commencement Date

        If any Owner or Annuitant dies on or after the Annuity Commencement Date and before all the annuity payments have been made, we will distribute any remaining payments at least as rapidly as under the annuity option in effect on the date of death. After the death of an Annuitant, we will make any remaining payments to the Beneficiary unless you specified otherwise before the Annuitant died.

INVESTMENTS BY PROTECTIVE

        Protective's investment philosophy is to maintain a portfolio that is matched to its liabilities with respect to yield, risk, and cash flow characteristics. The types of assets in which Protective may invest are governed by state laws that prescribe permissible investment assets. Within the parameters of these laws, Protective invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the overall composition of the investment portfolio by asset type and credit exposure.

        In establishing Guaranteed Interest Rates, Protective intends to take into account, among other things, the yields available on the instruments in which it intends to invest the proceeds from the Contracts. (See "Guaranteed Interest Rates," on page 9.) Protective's investment strategy with respect to the proceeds attributable to the Contracts will be to primarily invest in investment-grade debt instruments having durations tending to match the applicable Guaranteed Periods. It is also anticipated that some portion of the portfolio will be invested in commercial mortgages. Protective may also invest in lower than investment-grade debt instruments.

        Investment-grade debt instruments in which Protective intends to invest the proceeds from the Contracts include:

  Securities issued by the United States Government or its agencies or instrumentalities, which issues may or may not be guaranteed by the United States Government.

  Mortgage-backed and corporate debt securities which have an investment grade, at the time of purchase, within the four highest-grades assigned by Moody's Investors Service, Inc. ("Moody's") (Aaa, Aa, A, Baa), Standard & Poor's Corporation ("S&P") (AAA, AA, A, or BBB) or any other nationally recognized rating service. Protective considers bonds rated Baa or higher by Moody's or BBB or higher by S&P to be investment grade. At December 31, 2001, 95.7% of bonds in which Protective invests were considered investment grade; 26.7% of these bonds were rated Baa or BBB.

        Mortgage-backed securities are based upon residential mortgages which have been pooled into securities. Mortgage-backed securities may have greater cash flow volatility as a result of the pass-through of prepayments of principal on the underlying loans. Prepayments of principal on the underlying residential loans can be expected to accelerate with decreases in interest rates and diminish with increases in interest rates.

        Debt obligations which have a Moody's or Standard & Poor's rating below investment-grade may comprise a portion of the portfolio. Risks associated with investments in less than investment-grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment-grade. Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors. Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities. Issuers of less than investment-grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers. Fixed maturity securities rated BBB may have speculative characteristics and changes in economic conditions or other circumstances are more likely to lead to a weakened capacity of the issuer to make principal and interest payments than is the case with higher rated fixed maturity securities.

        Protective's primary mortgage lending emphasis has been on small commercial mortgage loans to finance shopping centers that provide for the necessities of life to people within a smaller city or town. Protective has been making this type of loan for many years with little principal loss over that time.

        The federal government or its instrumentalities does not guarantee the Contracts. Protective backs the guarantees associated with the Contracts.

        While the foregoing generally describes our investment strategy with respect to the proceeds attributable to the Contracts, we are not obligated to invest the proceeds attributable to the Contracts according to any particular strategy, except as may be required by the insurance laws of Tennessee and other states in which we operate.

OTHER CONTRACT PROVISIONS

Non-Participating

        The Contract does not share in our surplus or profits and does not pay dividends.

Notice

        All instructions and requests to change or assign a Contract must be in a written form acceptable to us and signed by the Owner. The instruction, change or assignment will relate back to and take effect on the date it was signed, but we will not be responsible for following any instruction or making any change or assignment before we receive it and acknowledge it through our Administrative Office. Send correspondence to: Investment Products Services, P. O. Box 10648, Birmingham, Alabama 35202-0648.

Reports

        At least once each year, we will send you a report showing the current Account Value, Sub-Account values, interest credited and any other information required by law.

Transactions and Modification of the Contract

        Currently, you must make any request for a change or transaction under your Contract in writing and on a form acceptable to Protective. Changes and transactions under your Contract include actions such as: making additional Annuity Deposits; requesting surrenders or interest withdrawals; changing the Annuity Commencement Date, annuity option, or Annuitant; or making a death benefit claim.

        No one is authorized to modify or waive any term or provision of the Contract unless we agree and unless it is signed by our President, Vice-President or Secretary. We reserve the right to change or modify the provisions of the Contract to conform to any applicable laws, rules or regulations issued by a government agency, or to assure the Contract continues to qualify as an annuity under the Internal Revenue Code. We will send you a copy of any endorsement that modifies your Contract and will obtain all necessary approvals including, where required, that of the Owner.

Assignment or Transfer of a Contract

        You have the right to assign or transfer a Contract if it is permitted by applicable law. Generally, you do not have the right to assign or transfer a qualified Contract. We do not assume responsibility for any assignment or transfer. Any claim made under an assignment or transfer is subject to proof of the nature and extent of the assignee's or transferee's interest before we make a payment. Assignments and transfers have federal income tax consequences. An assignment or transfer may result in the Owner recognizing taxable income. (See, "Federal Tax Matters, Taxation of Interest Withdrawals and Partial and Full Surrenders" page 20.)

Facility of Payment

        If the Annuitant or Beneficiary is incapable of giving a valid receipt for any payment, we may make payment to whomever has assumed his or her care and principal support. Any such payment shall fully discharge us to the extent of that payment.

Protection of Proceeds

        To the extent permitted by law, no benefits payable under a Contract will be subject to the claims of creditors of any payee.

Error in Age or Gender

        When a Contract benefit depends upon any person's age or gender, we may require proof of such. We may suspend the benefit until we receive that proof. When we receive satisfactory proof, we will make any payments that were due during the period of suspension. Where the use of unisex mortality rates is required, we will not determine or adjust benefits based on gender.

        If, after we receive proof of age and gender (where applicable), we determine that the information you furnished to us was not correct, we will adjust the benefits under your Contract to that which would have been due based upon the correct information. If we underpaid a benefit because of the error, we will make up the underpayment in a lump sum. If the error resulted in an overpayment, we will deduct the amount of the overpayment from any current or future payment due under the Contract. We will deduct up to the full amount of any current or future payment until the overpayment has been fully repaid. Underpayments and overpayments will bear interest at an annual effective rate of 3%.

Suspension of Contracts

        Under certain circumstances, we may be required by law to reject an Annuity Deposit, freeze a Contract, or both. Under these circumstances, we would refuse to honor any request for withdrawals, surrenders, or death benefits. Once frozen, we would hold any Account Value in an interest bearing account until we receive instructions from the appropriate regulatory or law enforcement authorities.

DISTRIBUTION OF THE CONTRACTS

        Investment Distributors, Inc., ("IDI") is the principal underwriter for the Contracts and has agreed to use its best efforts to distribute them. IDI is registered with the Securities and Exchange Commission as a broker-dealer under the Securities Exchange Act of 1934. It is a member of the National Association of Securities Dealers ("NASD"). IDI is a wholly owned subsidiary of Protective Life Corporation, which is the parent corporation of Protective Life Insurance Company.

        IDI enters into distribution agreements with other broker-dealers registered under the Securities Exchange Act of 1934. These broker-dealers offer the Contracts to individuals and groups who have established accounts with them. IDI may also offer the Contracts to members of certain other eligible groups or other eligible individuals.

        Unless forbidden by law, we pay a commission on each Annuity Deposit and on the Sub-Account Value transferred to a subsequent Guaranteed Period. The maximum commission we will pay is 7%.

FEDERAL TAX MATTERS

Introduction

        The following discussion of the federal income tax treatment of the Contracts is not exhaustive, does not purport to cover all situations, and is not intended as tax advice. The federal income tax treatment of the Contracts is unclear in certain circumstances, and a qualified tax adviser should always be consulted with regard to the application of law to individual circumstances. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, and interpretations existing on the date of this Prospectus. These authorities, however, are subject to change by Congress, the Treasury Department, and judicial decisions.

        This discussion does not address state or local tax consequences associated with the purchase of the Contracts. In addition, the Company makes no guarantee regarding any tax treatment — federal, state or local — of any Contract or of any transaction involving a Contract.

Protective's Tax Status

        Protective is taxed as a life insurance company under the Code. The assets underlying the Contracts will be owned by Protective, and the income derived from such assets will be includible in Protective's income for federal income tax purposes.

Taxation of Annuities in General

    Tax Deferral During Accumulation Period

        Under existing provisions of the Code (and except as described below), the Contracts should be treated as annuities and any increase in an Owner's Account Value is generally not taxable to the Owner or Annuitant until received, either in the form of annuity payments as contemplated by the Contracts, or in some other form of distribution.

        As a general rule, Contracts held by "non-natural persons" such as a corporation, trust or other similar entity, as opposed to a natural person, are not treated as annuities for federal tax purposes. The income on such Contracts (as defined in the tax law) is taxed as ordinary income that is received or accrued by the Owner during the taxable year. There are several exceptions to this general rule for Contracts held by non-natural persons. First, Contracts will generally be treated as held by a natural person if the nominal owner is a trust or other entity which holds the Contract as an agent for a natural person. Thus, if a group Contract is held by a trust or other entity as an agent for Certificate owners who are individuals, those individuals should be treated as owning an annuity for federal income tax purposes. However, this special exception will not apply in the case of any employer who is the nominal owner of a Contract under a non-qualified deferred compensation arrangement for its employees.

        In addition, exceptions to the general rule for non-natural Contract owners will apply with respect to (1) Contracts acquired by an estate of a decedent by reason of the death of the decedent, (2) Contracts issued in connection with certain Qualified Plans, (3) Contracts purchased by employers upon the termination of certain Qualified Plans, (4) certain Contracts used in connection with structured settlement agreements, and (5) Contracts purchased with a single premium when the annuity starting date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period.

        If the Contract's Annuity Commencement Date occurs (or is scheduled to occur) at a time when the Annuitant has reached an advanced age,   e.g., past age 85, it is possible that the Contract would not be treated as an annuity for federal income tax purposes. In that event, the Owner would be taxable currently on the annual increase in the Account Value.

        The remainder of this discussion assumes that the Contract will constitute an annuity for federal tax purposes.

    Taxation of Interest Withdrawals and Partial and Full Surrenders

        In the case of an interest withdrawal or partial surrender, amounts received generally are includible in income to the extent the Owner's Account Value before the withdrawal or partial surrender exceeds his or her "investment in the contract." In the case of a full surrender, amounts received are includible in income to the extent they exceed the "investment in the contract." For these purposes the investment in the contract at any time equals the premiums paid under the Contract (to the extent such premium payments were neither deductible when made nor excludable from income as, for example, in the case of certain contributions to Qualified Contracts) less any amounts previously received from the Contract which were not included in income.

        Other than in the case of Qualified Contracts (which generally cannot be assigned or pledged), any assignment or pledge (or agreement to assign or pledge) any portion of the Account Value is treated as a withdrawal of such amount or portion. The investment in the contract is increased by the amount includible as income with respect to such assignment or pledge, though it is not affected by any other aspect of the assignment or pledge (including its release). If an Owner transfers a Contract without adequate consideration to a person other than the Owner's spouse (or to a former spouse incident to divorce), the Owner will be taxed on the difference between the Account Value and the investment in the contract at the time of transfer. In such case, the transferee's investment in the contract will be increased to reflect the increase in the transferor's income.

        There is some uncertainty regarding the treatment of the Market Value Adjustment for purposes of determining the amount includible in income as a result of any interest withdrawal, partial surrender, assignment or pledge or transfer without adequate consideration. Congress has given the Internal Revenue Service ("IRS") regulatory authority to address this uncertainty. However, as of the date of this Prospectus, the IRS has not issued any regulations addressing these determinations.

    Taxation of Annuity Payments

        Normally, the portion of each annuity payment taxable as ordinary income is equal to the excess of the payment over the excludable amount. The excludable amount is the amount determined by multiplying (1) the payment by (2) the ratio of the investment in the contract, adjusted for any period certain or refund feature, to the total expected value of annuity payments for the term of the Contract (determined under Treasury Department regulations).

        Once the total amount of the investment in the contract is excluded using this ratio, annuity payments will be fully taxable. If annuity payments cease because of the death of the Annuitant and before the total amount of the investment in the contract is recovered, the unrecovered amount generally will be allowed as a deduction to the Annuitant in his last taxable year.

        There may be special income tax issues present in situations where the Owner and the Annuitant are not the same person and are not married to one another. A tax advisor should be consulted in these situations.

Example of Determination of Excludable Amount

Assumptions:
Investment in contract:	$70,000
Annuity option selected:	10 year certain period
Payment frequency:	monthly, with the initial payment made immediately upon annuitization
Hypothetical payment:	$1,000
Calculations:
Total payments =	Hypothetical payment multiplied by the number of payments to be made: $1,000 x 120 = $120,000
Exclusion ratio =	Cost basis divided by the total payments: $70,000 ÷ $120,000 = 58.33%
Excludable amount =	Exclusion ratio multiplied by the hypothetical payment: 58.33% x $1,000 = $583.33

    Taxation of Death Benefit Proceeds

        Prior to the Annuity Commencement Date, amounts may be distributed from a Contract because of the death of an Owner or, in certain circumstances, the death of the Annuitant. Such Death Benefit proceeds are includible in income as follows: (1) if distributed in a lump sum, they are taxed in the same manner as a full surrender, as described above, or (2) if distributed under an Annuity option, they are taxed in the same manner as annuity payments, as described above. After the Annuity Commencement Date, where a guaranteed period exists under an annuity option and the Annuitant dies before the end of that period, payments made to the Beneficiary for the remainder of that period are includible in income as follows: (1) if received in a lump sum, they are includible in income to the extent that they exceed the unrecovered investment in the contract at that time, or (2) if distributed in accordance with the existing Annuity option selected, they are fully excludable from income until the remaining investment in the contract is deemed to be recovered, and all annuity payments thereafter are fully includible in income.

        Proceeds payable on death may be subject to federal income tax withholding requirements. (See "Federal Income Tax Withholding", page 24.) In addition, in the case of such proceeds from certain Qualified Contracts, mandatory withholding requirements may apply, unless a "direct rollover" of such proceeds is made. (See "Direct Rollover Rules, page 24.)

    Penalty Tax on Premature Distributions

        Where a Contract has not been issued in connection with a Qualified Plan, there generally is a 10% penalty tax on the taxable amount of any payment from the Contract unless the payment is: (a) received on or after the Owner reaches age 59 1/2; (b) attributable to the Owner becoming disabled (as defined in the tax law); (c) made on or after the death of the Owner or, if an Owner is not an individual, on or after the death of the primary annuitant (as defined in the tax law); (d) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Owner or the joint lives (or joint life expectancies) of the Owner and a designated beneficiary (as defined in the tax law); or (e) made under a Contract purchased with a single premium when the Annuity Commencement Date is no later than a year from purchase of the Contract and substantially equal periodic payments are made, not less frequently than annually, during the annuity period. (Similar rules, described below, generally apply in the case of Qualified Contracts.)

    Aggregation of Contracts

        In certain circumstances, the IRS may determine the amount of an annuity payment or a withdrawal or surrender from a Contract that is includible in income by combining some or all of the annuity contracts owned by an individual which are not issued in connection with a Qualified Plan. For example, if a person purchases a Contract offered by this Prospectus and also purchases at approximately the same time an immediate annuity, the IRS may treat the two contracts as one contract. Similarly, if a person transfers part of his or her interest in one annuity contract to purchase another annuity contract, the IRS might treat the two contracts as one contract. In addition, if a person purchases two or more deferred annuity contracts from the same insurance company (or its affiliates) during any calendar year, all such contracts will be treated as one contract for purposes of determining whether any payment not received as an annuity (including interest withdrawals and surrenders prior to the Annuity Commencement Date) is includible in income. The effects of such aggregation are not always clear; however, it could affect the time when income is taxable and the amount which might be subject to the 10% penalty tax described above.

    Loss of Interest Deduction Where Contracts Are Held by or for the Benefit of Certain Non-natural Persons

        In the case of Contracts issued after June 8, 1997 to a non-natural taxpayer (such as a corporation or a trust), or held for the benefit of such an entity, a portion of otherwise deductible interest may not be deductible by the entity, regardless of whether the interest relates to debt used to purchase or carry the Contract. However, this interest deduction disallowance does not affect Contracts where the income on such Contracts is treated as ordinary income that is received or accrued by the Owner during the taxable year. Entities that are considering purchasing the Contract, or entities that will be beneficiaries under a Contract, should consult a tax advisor.

Qualified Retirement Plans

    In General

        The Contracts are also designed for use in connection with certain types of retirement plans which receive favorable treatment under the Code. Those who are considering the purchase of a Contract for use in connection with a Qualified Plan should consider, in evaluating the suitability of the Contract, that the Contract requires an Annuity Deposit of at least $10,000. Numerous special tax rules apply to participants in Qualified Plans and to Contracts used in connection with Qualified Plans. Therefore, no attempt is made in this prospectus to provide more than general information about the use of the Contracts with the various types of Qualified Plans. State income tax rules applicable to Qualified Plans and Qualified Contracts often differ from federal income rules, and this prospectus does not describe any of these differences.

        The tax rules applicable to Qualified Plans vary according to the type of plan and the terms and conditions of the plan itself. For example, both the amount of the contribution that may be made, and the tax deduction or exclusion that the Owner may claim for such contribution, are limited under Qualified Plans and vary with the type of plan. Also, in the case of interest withdrawals, full and partial surrenders, and annuity payments under Qualified Contracts, there may be no "investment in the contract" and the total amount received may be taxable. State income tax rules applicable to Qualified Plans and Qualified Contracts often differ from federal income rules, and this prospectus does not describe any of these differences.

        If a Contract is issued in connection with a Qualified Plan, the Owner and the Annuitant must be the same person. Additionally, for Contracts issued in connection with Qualified Plans subject to the Employee Retirement Income Security Act, the spouse or ex-spouse of the Owner will have rights in the Contract. In such a case, the Owner may need the consent of the spouse or ex-spouse to change annuity options, elect an interest withdrawal, or make a partial or full surrender of the Contract.

        In addition, special rules apply to the time at which distributions must commence and the form in which the distributions must be paid. For example, the length of any fixed period may be limited in some circumstances to satisfy certain minimum distribution requirements under the Code. Furthermore, failure to comply with minimum distribution requirements applicable to Qualified Plans will result in the imposition of an excise tax. This excise tax generally equals 50% of the amount by which a minimum required distribution exceeds the actual distribution from the Qualified Plan. In the case of Individual Retirement Accounts or Annuities ("IRAs"), distributions of minimum amounts (as specified in the tax law) must generally commence by April 1 of the calendar year following the calendar year in which the Owner attains age 70 1/2. In the case of certain other Qualified Plans, distributions of such minimum amounts generally must commence by the later of this date or April 1 of the calendar year following the calendar year in which the employee retires.

        There is also a 10% penalty tax on the taxable amount of any payment from certain Qualified Contracts. There are exceptions to this penalty tax which vary depending on the type of Qualified Plan. In the case of an IRA, exceptions provide that the penalty tax does not apply to a payment (a) received on or after the Owner reaches age 59 1/2, (b) received on or after the Owner's death or because of the Owner's disability (as defined in the tax law), or (c) made as a series of substantially equal periodic payments (not less frequently than annually) for the life (or life expectancy) of the Owner or for the joint lives (or joint life expectancies) of the Owner and the Owner's designated Beneficiary (as defined in the tax law). These exceptions, as well as certain others not described herein, generally apply to taxable distributions from other Qualified Plans (although, in the case of plans qualified under sections 401 and 403, exception "c" above for substantially equal periodic payments applies only if the Owner has separated from service). In addition, the penalty tax does not apply to certain distributions from IRAs which are used for qualified first time home purchases or for higher education expenses. Special conditions must be met for these two exceptions to the penalty tax. Those wishing to take a distribution from an IRA for these purposes should consult their tax advisor.

        When issued in connection with a Qualified Plan, a Contract will be amended as generally necessary to conform to the requirements of the plan. However, Owners, Annuitants, and Beneficiaries are cautioned that the rights of any person to any benefits under Qualified Plans may be subject to the terms and conditions of the plans themselves, regardless of the terms and conditions of the Contract. In addition, the Company shall not be bound by terms and conditions of Qualified Plans to the extent such terms and conditions contradict the Contract, unless the Company consents.

        Following are brief descriptions of various types of Qualified Plans in connection with which Protective will generally issue a Contract.

        Individual Retirement Annuities.  Section 408 of the Code permits eligible individuals to contribute to an individual retirement program known as an "Individual Retirement Annuity" or "IRA." IRAs are subject to limits on the amounts that may be contributed, the persons who may be eligible and on the time when distributions may commence. Also, subject to the direct rollover and mandatory withholding requirements (discussed below), distributions from certain Qualified Plans may be "rolled over" on a tax-deferred basis into an IRA. The Contract may not, however, be used in connection with a "Coverdell Education Savings Account" (formerly known as an "Education IRA") under Section 530 of the Code, a "Simplified Employee Pension" under Section 408(k) of the Code, or as a "SIMPLE IRA" under Section 408(p) of the Code.

        Roth IRAs.  Section 408A of the Internal Revenue Code permits eligible individuals to contribute to a type of IRA known as a "Roth IRA." Roth IRAs are generally subject to the same rules as non-Roth

IRAs, but differ in several respects. Among the differences is that, although contributions to a Roth IRA are not deductible, "qualified distributions" from a Roth IRA will be excludable from income.

        A qualified distribution is a distribution that satisfies two requirements:

  •
  First, the distribution must be made in a taxable year that is at least five years after the first taxable year for which a contribution was made to any Roth IRA established for the Owner.

  •
  Second, the distribution must be either:
  1)
  made after the Owner reaches age 59 1/2;
  2)
  made after the Owner's death;
  3)
  attributable to the Owner being disabled; or
  4)
  a qualified first-time homebuyer distribution within the meaning of Section 72(t)(2)(F) of the Internal Revenue Code.

        In addition, distributions from Roth IRAs need not commence when the Owner reaches age 70 1/2. A Roth IRA may accept a "qualified rollover contribution" from a non-Roth IRA, but a Roth IRA may not accept rollover contributions from other Qualified Plans.

        Corporate and Self-Employed ("H.R. 10" and "Keogh") Pension and Profit-Sharing Plans.  Sections 401(a) and 403(a) of the Code permit corporate employers to establish various types of tax-favored retirement plans for employees. The Self-Employed Individuals' Tax Retirement Act of 1962, as amended, commonly referred to as "H.R. 10" or "Keogh," permits self-employed individuals also to establish such tax-favored retirement plans for themselves and their employees. Such retirement plans may permit the purchase of the Contract in order to provide benefits under the plans. Corporate and self-employed pension and profit sharing plans are also subject to nondiscrimination rules. The nondiscrimination rules generally require that benefits, rights or features of the plan not discriminate in favor of highly compensated employees. In evaluating whether the Contract is suitable for purchase in connection with such a plan, you should consider the effect of the higher discretionary interest rate that may be credited to Annuity Deposits of $100,000 or more on the plan's compliance with applicable nondiscrimination requirements. Violation of these rules can cause loss of the plan's tax favored status under the Internal Revenue Code. Employers intending to use the Contract in connection with such plans should seek competent advice.

        Tax-Sheltered Annuities.  Section 403(b) of the Code permits public school employees and employees of certain types of charitable, educational and scientific organizations specified in Section 501(c)(3) of the Code to have their employers purchase annuity contracts for them and, subject to certain limitations, to exclude the amount of purchase payments from gross income for tax purposes. These annuity contracts are commonly referred to as "tax- sheltered annuities." Purchasers of the Contracts for such purposes should seek competent advice as to eligibility, limitations on permissible amounts of purchase payments and other tax consequences associated with the Contracts. Section 403(b) Contracts contain restrictions on withdrawals of (i) contributions made pursuant to a salary reduction agreement in years beginning after December 31, 1988, (ii) earnings on those contributions, and (iii) earnings after December 31, 1988 on amounts attributable to salary reduction contributions held as of December 31, 1988. These amounts can be paid only if the employee has reached age 59 1/2, separated from service, died, become disabled, or in the case of hardship. Amounts permitted to be distributed in the event of hardship are limited to actual contributions; earnings thereon can not be distributed on account of hardship. (These limitations on withdrawals do not apply to the extent Protective is directed to transfer some or all of the Account Value to the issuer of another tax-sheltered annuity or into a Section 403(b)(7) custodial account.)

        Section 403(b) plans are subject to nondiscrimination rules. The nondiscrimination rules generally require that benefits, rights or features of the plan not discriminate in favor of highly compensated employees. In evaluating whether the Contract is suitable for purchase in connection with a tax sheltered annuity plan, you should consider the effect of the higher discretionary interest rate that may be credited to Annuity Deposits of $100,000 or more on the plan's compliance with applicable nondiscrimination requirements. Violation of these rules can cause loss of the plan's tax favored status under the Internal Revenue Code. Employers intending to use the Contract in connection with such plans should seek competent advice.

    Direct Rollover Rules

        In the case of Contracts used in connection with a pension, profit-sharing, or annuity plan qualified under Sections 401(a) or 403(a) of the Code, or in the case of a Section 403(b) Tax-Sheltered annuity, any "eligible rollover distribution" from the Contract will be subject to direct rollover and mandatory withholding requirements. An eligible rollover distribution generally is any taxable distribution from a qualified pension plan under Section 401(a) of the Code, qualified annuity plan under Section 403(a) of the Code, or Section 403(b) Tax-Sheltered annuity or custodial account, excluding certain amounts (such as minimum distributions required under Section 401(a)(9) of the Code, distributions which are part of a "series of substantially equal periodic payments" made for life or a specified period of 10 years or more, or hardship distributions as defined in the tax law).

        Under these requirements, withholding at a rate of 20 percent will be imposed on any eligible rollover distribution. In addition, the Owner in these qualified retirement plans cannot elect out of withholding with respect to an eligible rollover distribution. However, this 20 percent withholding will not apply if, instead of receiving the eligible rollover distribution, the Owner elects to have amounts directly transferred to certain Qualified Plans (such as to an IRA). Prior to receiving an eligible rollover distribution, you will receive a notice (from the plan administrator or Protective) explaining generally the direct rollover and mandatory withholding requirements and how to avoid the 20% withholding by electing a direct transfer.

Federal Income Tax Withholding

        Protective will withhold and remit to the U.S. government a part of the taxable portion of each distribution made under a Contract unless the distributee notifies Protective at or before the time of the distribution that he or she elects not to have any amounts withheld. In certain circumstances, Protective may be required to withhold tax. The withholding rates applicable to the taxable portion of periodic annuity payments (other than the eligible rollover distributions) are the same as the withholding rates generally applicable to payments of wages. The withholding rate applicable to the taxable portion of non-periodic payments (including withdrawals prior to the Annuity Commencement Date and conversions of, or rollovers from, non-Roth IRAs to Roth IRAs) is 10%. Regardless of whether you elect not to have federal income tax withheld, you are still liable for payment of federal income tax on the taxable portion of the payment. As described above, the withholding rate applicable to eligible rollover distributions is 20%.

PROTECTIVE LIFE INSURANCE COMPANY

BUSINESS

        Protective Life Insurance Company, a stock life insurance company, was founded in 1907. Protective is a wholly-owned and the largest operating subsidiary of Protective Life Corporation (PLC), an insurance holding company whose common stock is traded on the New York Stock Exchange (symbol PL). Protective provides financial services through the production, distribution, and administration of insurance and investment products. Unless the context otherwise requires, "Protective" refers to the consolidated group of Protective Life Insurance Company and its subsidiaries.

        Protective offers a competitive selection of individual life insurance products, credit life and disability insurance products, guaranteed investment contracts, guaranteed funding agreements, and fixed and variable annuities. Protective distributes these products through many channels, primarily independent agents, insurance brokers, stockbrokers, financial institutions, company sales representatives, and automobile dealerships. Protective also seeks to acquire insurance policies from other insurers.

        Protective operates several business segments each having a strategic focus which can be grouped into three general categories: life insurance, retirement savings and investment products, and specialty insurance products. Protective's operating segments are Life Marketing, Acquisitions, Stable Value Contracts, Annuities, and Credit Products. Protective also has an additional business segment which is described herein as Corporate and Other.

        The following table shows the percentages of pretax operating income from continuing operations represented by each of the strategic focuses and the Corporate and Other segment.

Year Ended December 31	Life Insurance	Specialty Insurance Products	Retirement Savings and Investment Products	Corporate and Other
1997	63.5%	9.5%	26.5%	0.5%
1998	61.2	10.4	24.3	4.1
1999	66.5	12.3	22.3	(1.1)
2000	68.2	18.4	23.6	(10.2)
2001	72.3	16.0	21.7	(10.0)

        In the following paragraphs, Protective reports its divisional sales, new capital invested, and annualized premium. These statistics are used by Protective to measure the relative progress of its marketing and acquisition efforts. These statistics were derived from Protective's various sales tracking and administrative systems and were not derived from Protective's financial reporting systems or financial statements. These statistics attempt to measure only one of many factors that may affect future divisional profitability, and therefore are not intended to be predictive of future profitability.

LIFE INSURANCE

        A strategic focus of Protective is to expand its life insurance operations through internal growth and acquisitions.

Life Marketing

        The Individual Life and West Coast Divisions support the Company's strategy to expand its individual life insurance operations through internal growth.

        The Individual Life Division markets level premium term and term-like insurance, universal life and variable universal life products on a national basis through networks of independent insurance agents. The Division has two primary agent networks. The first is based on experienced independent personal producing general agents who are recruited by regional sales managers. The Division also distributes insurance products in the life insurance brokerage market through a wholly-owned subsidiary, Empire General Life Assurance Corporation. The Division also distributes life insurance products through regional stockbrokers and banks, and through direct response and worksite arrangements.

        In 1997, Protective acquired West Coast Life Insurance Company (West Coast). West Coast sells universal life and level premium term and term-life insurance products in the life insurance brokerage market and in the "bank owned life insurance" (BOLI) market. The Division primarily utilizes a distribution system comprised of brokerage general agencies who recruit a network of independent life agents. The Division also offers corporate owned life insurance products to the BOLI market through an independent marketing organization which specializes in this market. The products are sold to smaller and regional banks.

        The following table shows the Life Marketing business segment's sales measured by new premium.

Year Ended December 31	Sales
(in millions)
1997	$78.5
1998	111.8
1999	139.2
2000	161.8
2001	163.4

Acquisitions Division

        The Acquisitions Division focuses on acquiring, converting, and servicing policies acquired from other companies. The Division's primary focus is on life insurance policies sold to individuals. These acquisitions may be accomplished through acquisitions of companies or through the reinsurance of blocks of policies from other insurers. Forty-two transactions have been closed by the Division since 1970, including 15 since 1989. Policies acquired through the Division are usually administered as "closed" blocks; i.e., no new policies are being marketed. Therefore, the amount of insurance in force for a particular acquisition is expected to decline with time due to lapses and deaths of the insureds.

        Most acquisitions closed by the Acquisitions Division do not include the acquisition of an active sales force. In transactions where some marketing capacity was included, the Division generally either ceased future marketing efforts or redirected those efforts to another Division of Protective. However, in the case of the acquisition of West Coast which was closed by the Acquisitions Division, Protective elected to continue the marketing of new policies and operate West Coast as a separate division of Protective.

        The Division believes that its focused and disciplined approach to the acquisition process and its experience in the assimilation, conservation, and servicing of policies give it a significant competitive advantage over many other companies that attempt to make similar acquisitions. The Division expects acquisition opportunities to continue to be available as the life insurance industry continues to consolidate; however, management believes that Protective may face increased competition for future acquisitions.

        Total revenues and income before income tax from the Acquisitions business segment are expected to decline with time unless new acquisitions are made. Therefore, the segment's revenues and earnings may fluctuate from year to year depending upon the level of acquisition activity.

        The following table shows the number of transactions closed by the Acquisitions business segment and the approximate amount of (statutory) capital invested for each year in which an acquisition was made.

Year Ended December 31	Number of Transactions		New Capital Invested
			(in millions)
1997	1	(1)	$116.8	(1)
1998	1		77.8
2001	2		247.8

(1)	West Coast

        Although acquisition opportunities were pursued, no transactions were completed in 1999 or 2000. In 2001, Protective coinsured a block of individual life policies from Standard Insurance Company, and acquired the stock of Inter-State Assurance Company and First Variable Life Insurance Company from Ilona Financial Group, Inc., the U.S. subsidiary of Irish Life & Permanent plc of Dublin, Ireland.

        From time to time, other of Protective's business segments have acquired companies and blocks of policies which are included in their respective results.

RETIREMENT SAVINGS AND INVESTMENT PRODUCTS

        A second strategic focus of Protective is to offer products that respond to the shift in consumer preference to savings products brought about by demographic trends as "baby-boomers" move into the saving stage of their life cycle. The two Divisions that support this strategy are the Stable Value Products and Investment Products Divisions.

Stable Value Products Division

        Protective's Stable Value Products Division markets guaranteed investment contacts (GICs) to 401(k) and other qualified retirement savings plans. GICs are generally contracts which specify a return on deposits for a specified period and often provide flexibility for withdrawals at book value in keeping with the benefits provided by the plan. The demand for GICs is related to the relative attractiveness of the "fixed rate" investment option in a 401(k) plan compared to the equity-based investment options available to plan participants.

        The Division also markets fixed and floating rate funding agreements to the trustees of municipal bond proceeds, institutional investors, bank trust departments and money market funds. The Division also sells funding agreements to special purpose entities that in turn issue notes or certificates in smaller, transferrable denominations.

        The Division's emphasis is on a consistent and disciplined approach to product pricing and asset/liability management, careful underwriting of early withdrawal risks and maintaining low distribution and administration costs. Most GIC contracts and funding agreements written by Protective have maturities of three to five years.

        The following table shows stable value contract sales.

Year Ended December 31	GICs	Funding Agreements	Total
	(in millions)
1997	$203	$461	$664
1998	488	336	824
1999	584	386	970
2000	418	801	1,219
2001	409	637	1,046

        The rate of growth in account balances is affected by the amount of maturing contracts relative to the amount of sales.

Annuities

        Protective's Investment Products Division manufactures, sells, and supports fixed and variable annuity products. These products are primarily sold through stockbrokers (including ProEquities, Inc., a securities broker-dealer and subsidiary of PLC) but are also sold through financial institutions and the Individual Life Division's sales force.

        Protective's fixed annuities are primarily modified guaranteed annuities which guarantee an interest rate for a fixed period. Because contract values are "market-value adjusted" upon surrender prior to maturity, these products afford Protective a measure of protection from changes in interest rates. Protective also offers variable annuities which offer the policyholder the opportunity to invest in various investment accounts.

        The following table shows the Investment Products Division's sales. The demand for annuity products is related to the general level of interest rates and performance of the equity markets.

Year Ended December 31	Fixed Annuities	Variable Annuities	Total Annuities
	(in millions)
1997	$180	$324	$504
1998	97	472	569
1999	350	361	711
2000	635	257	892
2001	689	263	952

SPECIALTY INSURANCE PRODUCTS

        A third strategic focus of Protective is to participate in specialized segments of the insurance industry.

Credit Products

        The Credit Products segment markets credit life and disability insurance products through banks, consumer finance companies and automobile dealers and markets vehicle and recreational marine extended service contracts. The segment markets through employee field representatives, independent brokers and wholly-owned subsidiaries.

        In 1997, Protective acquired the Western Diversified Group. In 2000, Protective acquired The Lyndon Insurance Group (Lyndon).

        Protective is one of the largest independent writers of credit insurance in the United States. These policies cover consumer loans made by financial institutions located primarily in the southeastern United States and automobile dealers throughout the United States.

        The following table shows the Credit Products segment's sales measured by new premium including the sales of Western Diversified and Lyndon since the date of aquisition.

Year Ended December 31	Sales
(in millions)
1997	$189.3
1998	273.5
1999	283.4
2000	523.6
2001	521.5

        In 2001, approximately 60% of the business segment's sales were through automobile dealers, and approximately 37% of sales were extended service contracts. A portion of the sales are reinsured with producer-owned reinsurers.

        Protective has also coinsured closed blocks of credit policies in 1996 and 1997, and in 1999 Protective recaptured a closed block of credit policies that it had previously ceded to another insurer.

Corporate and Other

         Protective has an additional business segment referred to as Corporate and Other. The Corporate and Other segment primarily consists of net investment income and expenses not attributable to the other business segments described above (including net investment income on unallocated capital and interest on substantially all debt). This segment also includes earnings from several lines of business which Protective is not actively marketing (mostly cancer insurance and group annuities) and various investment-related transactions. The earnings of this segment may fluctuate from year to year.

Discontinued Operations

        On December 31, 2001, Protective completed the sale to Fortis, Inc. of substantially all of its Dental Benefits Division (Dental Division) and discontinued certain other remaining Dental Division related operations, primarily other health insurance lines. In 2000, income from discontinued operations, net of income tax, was $10.9 million. In 2001, the loss from discontinued operations was $10.7 million (primarily due to the non-performance of reinsurers) and the loss from sale of discontinued operations was $17.8 million, both net of income tax.

Change in Accounting Principle

        On January 1, 2001, Protective adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". The adoption of SFAS No. 133 resulted in a cumulative after-tax charge to net income of approximately $8.3 million. The adoption of SFAS No. 133 also resulted in a cumulative after-tax increase to other comprehensive income of approximately $4.0 million.

SELECTED FINANCIAL DATA

         The following Selected Financial Data for Protective and its subsidiaries should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this Prospectus.

SELECTED FINANCIAL DATA
(in thousands)

	Year Ended December 31
	2001	2000	1999	1998	1997
INCOME STATEMENT DATA
Premiums and policy fees	$1,389,819	$1,175,943	$861,021	$790,586	$592,959
Reinsurance ceded	(771,151)	(686,108)	(462,297)	(378,398)	(227,623)

Net of reinsurance ceded	618,668	489,835	398,724	412,188	365,336
Net investment income	839,103	692,081	617,829	597,192	549,697
Realized investment gains (losses):
Derivative financial instruments	(1,718)	2,157	3,425
All other investments	(6,123)	(16,756)	1,335	2,136	1,824
Other income	38,578	35,194	22,599	15,906	4,871

Total revenues	1,488,508	1,202,511	1,043,912	1,027,422	921,728
Benefits and expenses	1,274,550	1,027,889	857,299	855,961	788,484
Income tax expense	70,457	61,478	67,991	60,053	46,525
Income (loss) from discontinued operations	(28,502)	10,891	9,636	5,775	10,729
Cumulative effect of change in accounting principle	(8,341)

Net income	$106,658	$124,035	$128,258	$117,183	$97,448

	December 31
	2001	2000	1999	1998	1997
BALANCE SHEET DATA
Total assets	$19,582,503	$15,026,548	$12,581,143	$11,622,895	$10,375,281
Total debt(1)	$8,291	$12,315	$16,338	$23,261	$28,055
Share-owners equity	$1,883,333	$1,530,415	$996,543	$1,069,371	$1,018,779
Share-owners equity excluding net unrealized gains and losses on investments	$1,830,165	$1,581,785	$1,142,623	$1,014,314	$957,052

(1)	Includes indebtedness to related parties. Such indebtedness totaled $6.0 million, $10.0 million, $14.0 million, $20.9 million, and $28.1 million at December 31, 2001, 2000, 1999, 1998, and 1997 respectively. See also Note E to the Consolidated Financial Statements. Excludes stable value contract account balances and annuity account balances which do not possess significant mortality risk. Such account balances totaled $3.9 billion, $3.4 billion, $2.9 billion, $3.0 billion, and $3.0 billion at December 31, 2001, 2000, 1999, 1998, and 1997, respectively.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This prospectus and information incorporated by reference includes "forward looking statements" which express expectations of future events and/or results. The words "believe," "expect," "estimate," "project," "budget," "forecast," "anticipate," "plan" and similar expressions identify forward-looking statements which are based on future expectations rather than on historical factors and are therefore subject to a number of risks and uncertainties, and Protective cannot give assurance that such statements will prove to be correct. Please refer to "Known Trends and Uncertainties" and "Other Developments" herein for more information about factors which could affect future results.

        You should not place undue reliance on these forward-looking statements which speak only as of their dates. Protective undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.

Results of Operations

        Protective operates several business segments each having a strategic focus which can be grouped into three general product categories: life insurance, retirement savings and investment products and specialty insurance products. Protective's operating segments are Life Marketing, Acquisitions, Stable Value Contracts, Annuities, and Credit Products. Protective also has an additional business segment referred to as Corporate and Other.

Premiums and Policy Fees

        The following table sets forth for the periods shown the amount of premiums and policy fees, net of reinsurance (premiums and policy fees), and the percentage change from the prior period:

Premiums and Policy Fees

Year Ended December 31	Amount	Percentage Increase
	(in thousands)
1999	$398,724	12.9%
2000	489,835	22.9
2001	618,668	26.3

        In 2000, premiums and policy fees increased $91.1 million or 22.9% over 1999. The Life Marketing segment's premiums and policy fees decreased $15.9 million due to a higher amount of reinsurance ceded. Premiums and policy fees in the Acquisitions segment are expected to decline with time (due to the lapsing of policies resulting from deaths of insureds or terminations of coverage) unless new acquisitions are made. No acquisitions were completed in this segment in 1999 or 2000, resulting in a decrease of $11.9 million in premiums and policy fees in 2000. The increase in premiums and policy fees from the Annuities segment was $5.9 million. In January 2000, the Credit Products segment acquired the Lyndon Insurance Group (Lyndon), which resulted in a $97.1 million increase in premiums and policy fees. Premiums and policy fees related to the Credit Products Segment's other businesses increased $15.4 million. Premiums and policy fees relating to various health insurance lines in the Corporate and Other segment increased $0.5 million.

        In 2001, premiums and policy fees increased $128.8 million or 26.3% over 2000. Premiums and policy fees in the Life Marketing segment increased $21.2 million due to increased sales. In January 2001, the Acquisitions segment coinsured a block of individual life insurance policies from Standard Insurance Company, and in October 2001, acquired Inter-State Assurance Company and First Variable Life Insurance Company from ILona Financial Group, Inc., a subsidiary of Irish Life & Permanent plc. These transactions resulted in a $86.8 million increase in premium and policy fees. Premiums and policy fees from older acquired blocks declined $7.2 million in 2001. The decrease in premiums and policy fees from the Annuities segment was $2.0 million. Premiums and policy fees from the Credit Products segment increased $29.6 million. Premiums and policy fees relating to various health insurance lines in the Corporate and Other segment increased $0.6 million.

Net Investment Income

        The following table sets forth for the periods shown the amount of net investment income, the percentage change from the prior period, and the percentage earned on average cash and investments:

Net Investment Income

Year Ended December 31	Amount	Percentage Increase	Percentage Earned on Average Cash and Investments
	(in thousands)
1999	$617,829	5.0%	7.0%
2000	692,081	12.0	7.1
2001	839,103	21.2	7.0

        Net investment income in 2000 increased $74.3 million or 12.0% over 1999, and in 2001 increased $147.0 million or 21.2% over 2000, primarily due to increases in the average amount of invested assets. Invested assets have increased primarily due to acquisitions, receiving stable value and annuity deposits, and the asset growth that results from the sale of various insurance products. The January 2000 Lyndon acquisition increased net investment income $21.8 million. The January 2001 coinsurance arrangement and the October 2001 acquisitions resulted in an increase in investment income of $66.4 million. The percentage earned on average cash and investments was 7.1% in 2000 and 7.0% in 2001.

Realized Investment Gains (Losses)

        Protective generally purchases its investments with the intent to hold to maturity by purchasing investments that match future cash flow needs. However, Protective may sell any of its investments to maintain proper matching of assets and liabilities. Accordingly, Protective has classified its fixed maturities and certain other securities as "available for sale." The following table sets forth realized investment gains (losses) for the periods shown:

Realized Investment Gains (Losses)

Year Ended December 31	Derivative Financial Instruments	All Other Investments
	(in thousands)	(in thousands)
1999	$3,425	$1,335
2000	2,157	(16,756)
2001	(1,718)	(6,123)

        Realized investment gains and losses related to derivative financial instruments primarily represent changes in the fair values of certain derivative financial instruments.

        In 2001, gross gains on the sale of investments available for sale (fixed maturities, equity securities and short-term investments) were $62.5 million and gross losses were $68.1 million. In 2000, gross gains were $8.7 million and gross losses were $28.4 million. In 1999, gross gains were $44.1 million and gross losses were $32.3 million. During 2001, Protective recorded other than temporary impairments in its investments of $12.6 million.

Other Income

        The following table sets forth other income for the periods shown:

Other Income

Year Ended December 31	Amount
(in thousands)
1999	$22,599
2000	35,194
2001	38,578

        Other income consists primarily of revenues from Protective's direct response business, service contract business, non-insurance subsidiaries and rental of space in Protective's administrative building to PLC. In 2000, other income was $35.2 million compared to $22.6 million in 1999. In 2001, revenues from Protective's direct response business and service contract business increased $2.0 million and $0.5 million, respectively. Income from other sources increased $0.9 million.

Income Before Income Tax

        The following table sets forth operating income or loss and income or loss before income tax by business segment for the periods shown:

Operating Income (Loss) and Income (Loss) Before Income Tax
(in thousands)

	Year Ended December 31
	1999	2000	2001
Operating Income (Loss)(1)
Life Insurance
Life Marketing	$57,496	$75,806	$92,016
Acquisitions	64,460	53,624	69,251
Retirement Savings and Investment Products
Stable Value Contracts	29,465	31,208	33,150
Annuities	11,360	13,584	15,093
Specialty Insurance Products
Credit Products	22,570	34,826	35,731
Corporate and Other	(2,052)	(19,417)	(22,446)

Total operating income	183,299	189,631	222,795

Realized Investment Gains (Losses)
Stable Value Contracts	(549)	(6,556)	7,218
Annuities	1,446	410	1,139
Unallocated	3,863	(8,453)	(16,198)
Related Amortization of Deferred Policy Acquisition Costs
Annuities	(1,446)	(410)	(996)

Total realized investment gains (losses), net	3,314	(15,009)	(8,837)

Income (Loss) Before Income Tax
Life Insurance
Life Marketing	57,496	75,806	92,016
Acquisitions	64,460	53,624	69,251
Retirement Savings and Investment Products
Stable Value Contracts	28,916	24,652	40,368
Annuities	11,360	13,584	15,236
Specialty Insurance Products
Credit Products	22,570	34,826	35,731
Corporate and Other	(2,052)	(19,417)	(22,446)
Unallocated Realized Investment Gains (Losses)	3,863	(8,453)	(16,198)

Total income from continuing operations before income tax	$186,613	$174,622	$213,958

(1)	Income from continuing operations before income tax excluding realized investment gains and losses and related amortization of deferred policy acquisition costs.

        The Life Marketing segment's 2000 pretax operating income was $75.8 million, $18.3 million above 1999. The segment's 2001 pretax operating income was $92.0 million, $16.2 million above 2000. The segment has grown through sales. The segment's results include expenses to develop new distribution channels.

        In the ordinary course of business, the Acquisitions segment regularly considers acquisitions of blocks of policies or smaller insurance companies. Policies acquired through the segment are usually administered as "closed" blocks; i.e., no new policies are being marketed. Therefore, earnings from the Acquisitions segment are normally expected to decline over time (due to the lapsing of policies resulting from deaths of insureds or terminations of coverage) unless new acquisitions are made. The segment did not make an acquisition in 1999 or 2000.

        In 2000, the Acquisition segment's pretax operating income was $53.6 million, $10.8 million below 1999. In 2000, the segment had approximately $13 million less investment income as compared to 1999. Also, the segment's mortality was approximately $5.8 million better than expected in 2000 as compared to being approximately $8.9 million better than expected in 1999. Additionally, in the fourth quarter of 1999, adjustments were made to the segment's investment portfolio which had the effect of transferring approximately $10 million of investment income to the Corporate and Other segment during 2000. In 2001, the segment's pretax operating income was $69.3 million, $15.6 million above 2000. The 2001 coinsurance of a block of life insurance policies and the October 2001 acquisition of two small life insurance companies resulted in a $15.9 million increase in earnings. Earnings on older acquired blocks of policies declined $0.3 million.

        The Stable Value Contracts segment had 2000 pretax operating income of $31.2 million, $1.7 million above 1999. The increase was due to higher account balances which was partially offset by lower interest rate spreads. Operating spreads in 2000 were compressed due to higher interest rates and an inverted yield curve. The Stable Value Contracts segment's 2001 pretax operating income was $33.2 million, $2.0 million above 2000. This increase is due primarily to higher account balances. Operating spreads in 2001 were lower than last year due to lower investment income. Realized investment losses associated with this segment in 2000 were $6.5 million as compared to gains of $7.2 million in 2001. As a result, total pretax income was $24.7 million in 2000 and $40.4 million in 2001.

        The Annuities segment's 2000 pretax operating income increased $2.2 million to $13.6 million. The increase reflects the segment's growth through sales. The Annuities segment's 2001 pretax operating income was $15.1 million, $1.5 million above 2000. The 2001 results include a tax benefit of approximately $3.0 million related to the segment's variable annuities which was partially offset by an increase in reserves related to minimum death benefit guarantees. The segment's future results may also be negatively affected by the slowing economy. Volatile equity markets could negatively affect sales of variable annuities and the fees the segment assesses on variable annuity contracts. Lower interest rates could negatively affect sales of fixed annuities. The segment had no realized investment gains or losses (net of related amortization of deferred policy acquisition costs) in 2000 and a $0.1 million gain in 2001. As a result, total pretax income was $13.6 million in 2000, and $15.2 million in 2001.

        The Credit Products segment's 2000 pretax operating income increased $12.3 million to $34.8 million. Included in the segment's 2000 results were $16.9 million from the January 2000 Lyndon acquisition. Earnings of the segment's other businesses were lower than expected due to higher than expected claims. The segment's 2001 pretax operating income was $35.7 million, $0.9 million above 2000. Incurred credit insurance claims were higher, but were offset by a change in estimate with respect to reserves. The segment's 2001 results include income of approximately $2.0 million from the sale of a small insurance subsidiary's charter. The segment's future results may be negatively affected by the slowing economy. Lower consumer lending and fewer automobile purchases could negatively affect the segment's sales. Also, the level of claims typically increases in a slowing economy.

        The Corporate and Other segment consists primarily of net investment income on unallocated capital, several lines of business which the Company is not actively marketing (mostly health insurance), and other operating expenses not identified with the preceding business segments (including interest on substantially all debt). The segment's 2000 pretax operating loss was $19.4 million. In 2000, higher short-term interest rates and an inverted yield curve reduced investment income and increased interest expense. In 2001, the segment had pretax operating losses of $22.4 million.

Income Tax Expense

        The following table sets forth the effective income tax rates for the periods shown:

Income Tax Expense

Year Ended December 31	Effective Income Tax Rates
1999	39.2%
2000	39.0
2001	32.9

        Management's current estimate of the effective tax rate for 2002 is between 33% and 34%.

Net income

        The following table sets forth net income from continuing operations before cumulative effect of change in accounting principle for the periods shown:

Net Income

Year Ended December 31	Amount	Percentage Increase/(Decrease
	(in thousands)
1999	$118,622	7.3%
2000	113,144	(4.6)
2001	143,501	26.8

        Net income from continuing operations before extraordinary loss and cumulative effect of change in accounting principle in 2000 decreased 4.6% over 1999, reflecting improved operating earnings in the Life Marketing, Stable Value Contracts, Annuities, and Credit Products segments, offset by higher realized investment losses and lower operating earnings in the Acquisitions and Corporate and Other segments. Compared to 2000 net income from continuing operations before cumulative effect of change in accounting principle in 2001 increased 26.8% reflecting improved operating earnings in Life Marketing, Acquisitions, Stable Value Contracts, Annuities, and Credit Products as well as lower realized investment losses offset by higher operating losses in the Corporate and Other segment.

Known Trends and Uncertainties

        The operating results of companies in the insurance industry have historically been subject to significant fluctuations. The factors which could affect Protective's future results include, but are not limited to, general economic conditions and certain known trends and uncertainties which are discussed more fully below.

•    We are exposed to many types of risks that could negatively affect our business. There are many types of risks that all companies are exposed to in their businesses. For example, companies are exposed to the risks of natural disasters, malicious and terrorist acts, computer viruses, and other perils. While Protective has obtained insurance, implemented risk management and contingency plans, and taken preventive measures and other precautions, no assurance can be given that there are not scenarios that could have an adverse effect on Protective. Additionally, there are scenarios that could have an adverse effect on general economic conditions and mortality and morbidity.

•    We operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry. Life and health insurance is a mature industry. In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry. Protective encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Protective, as well as competition from other providers of financial services. Competition could result in, among other things, lower sales or higher lapses of existing products.

        The insurance industry is consolidating with larger, potentially more efficient organizations emerging from consolidation. Also, some mutual insurance companies are converting to stock ownership, which will give them greater access to capital markets. Additionally, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied.

        Protective's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong ratings from rating agencies. However, irrational competition from other insurers could adversely affect Protective's competitive position.

•    A ratings downgrade could adversely affect our ability to compete. Ratings are an important factor in Protective's competitive position. Rating organizations periodically review the financial performance and condition of insurers, including Protective and its subsidiaries. A downgrade in the ratings of Protective or any of its subsidiaries could adversely affect its ability to sell its products, retain existing business, and compete for attractive acquisition opportunities.

        For the past several years rating downgrades in the industry have exceeded upgrades. Rating organizations assign ratings based upon several factors. While most of the factors relate to the rated company, some of the factors relate to the views of the rating organization, general economic conditions, and circumstances outside the rated company's control. Protective cannot predict what actions the rating organizations may take, or what actions Protective may be required to take in response to the actions of the rating organizations, which could adversely affect Protective.

•    Our policy claims fluctuate from year to year. Protective's results may fluctuate from year to year due to fluctuations in policy claims received by Protective. Protective's businesses may experience higher claims if the economy is growing slowly or in recession.

        Mortality and morbidity expectations incorporate assumptions about many factors, including for example, how a product is distributed, persistency and lapses, and future progress in the fields of health and medicine. Actual mortality and morbidity could differ from our expectations if actual results differ from those assumptions.

•    We could be forced to sell investments at a loss to cover policyholder withdrawals. Many of the products offered by Protective and its insurance subsidiaries allow policyholders and contract holders to withdraw their funds under defined circumstances. Protective and its insurance subsidiaries manage their liabilities and configure their investment portfolios so as to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. While Protective and its insurance subsidiaries own a significant amount of liquid assets, a certain portion of their assets are relatively illiquid. Unanticipated withdrawal or surrender activity could, under some circumstances, compel Protective and its insurance subsidiaries to dispose of assets on unfavorable terms, which could have an adverse effect on Protective.

•    Interest-rate fluctuations could negatively affect our spread income or otherwise impact our business. Significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited interest rates paid on outstanding policies and contracts. Both rising and declining interest rates can negatively affect

Protective's spread income. While Protective develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that changes in interest rates will not affect such spreads.

        Changes in interest rates may also impact our business in other ways. Lower interest rates may result in lower sales of certain of Protective's insurance and investment products. In addition, certain of Protective's insurance and investment products guarantee a minimum credited interest rate.

        Higher interest rates may create a less favorable environment for the origination of mortgage loans and decrease the investment income we receive in the form of prepayment fees, make-whole payments, and mortgage participation income. Higher interest rates may also increase the cost of debt and other obligations having floating rate or rate reset provisions, and may result in lower sales of variable products. Also, the amount of policy fees received from variable products is affected by the performance of the equity markets.

        Additionally, Protective's asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve), relationships between risk-adjusted and risk-free interest rates, market liquidity, and other factors. The effectiveness of Protective's asset/liability management programs and procedures may be negatively affected whenever actual results differ from these assumptions.

•    Insurance companies are highly regulated. Protective and its insurance subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of the insurance business, which may include premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than share owners. From time to time, regulators may raise issues during examinations or audits of Protective and its subsidiaries. Even though such issues are unlikely to result in any material impact to Protective and its subsidiaries, Protective cannot predict what regulatory actions may be taken or what initiatives may be enacted which could adversely affect Protective.

        Protective and its insurance subsidiaries may be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act (ERISA). Severe penalties are imposed for breach of duties under ERISA.

        Certain policies, contracts, and annuities offered by Protective and its insurance subsidiaries are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission. The federal securities laws contain regulatory restrictions and criminal, administrative, and private remedial provisions.

•    Tax law changes could adversely affect our ability to compete with non-insurance products or reduce the demand for certain insurance products. Under the Internal Revenue Code of 1986, as amended, income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of Protective's products a competitive advantage over other non-insurance products. To the extent that the Internal Revenue Code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including Protective and its subsidiaries, would be adversely affected with respect to their ability to sell such products, and, depending upon grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies. In addition, life insurance products are often used to fund estate tax obligations. Legislation has recently been enacted that would, over time, reduce and eventually eliminate the estate tax. If the estate tax is significantly reduced or eliminated, the demand for certain life insurance products could be adversely affected. Protective cannot predict what tax initiatives may be enacted which could adversely affect Protective.

•    Financial services companies are frequently the targets of litigation, including class action litigation, which could result in substantial judgments. A number of civil jury verdicts have been returned against insurers and other providers of financial services involving sales practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or other persons with whom the insurer does business, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive and non-economic compensatory damages. In some states, juries, judges, and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages, which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards are subject to very little appellate review. In addition, in some class action and other lawsuits, companies have made material settlement payments. Protective and its subsidiaries, like other financial services companies, in the ordinary course of business, is involved in such litigation or, alternatively, in arbitration. Protective cannot predict the outcome of any such litigation or arbitration.

•    A decrease in sales or persistency could negatively affect our results. Protective's ability to maintain low unit costs is dependent upon the level of sales and persistency. A decrease in sales or persistency without a corresponding reduction in expenses may result in higher unit costs.

        Additionally, a decrease in persistency may result in higher amortization of deferred policy acquisition costs. Although many of Protective's products contain surrender charges, the charges decrease over time and may not be sufficient to cover the unamortized deferred policy acquisition costs with respect to the insurance policy or annuity contract being surrendered. A decrease in persistency may also result in higher claims.

•    Our investments are subject to risks. Protective's invested assets and derivative financial instruments are subject to customary risks of credit defaults and changes in market values. The value of Protective's commercial mortgage loan portfolio depends in part on the financial condition of the tenants occupying the properties which Protective has financed. Factors that may affect the overall default rate on, and market value of, Protective's invested assets, derivative financial instruments, and mortgage loans include interest rate levels, financial market performance, and general economic conditions as well as particular circumstances affecting the businesses of individual borrowers and tenants.

•    Our growth from acquisitions involves risks. Protective's acquisitions have increased its earnings in part by allowing Protective to enter new markets and to position itself to realize certain operating efficiencies. There can be no assurance, however, that Protective will realize the anticipated financial results from its acquisitions, or that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, or capital to fund acquisitions will continue to be available to Protective.

•    We are dependent on the performance of others. Protective's results may be affected by the performance of others because Protective has entered into various arrangements involving other parties. Examples include, but are not limited to, the following: many of Protective's products are sold through independent distribution channels and variable annuity deposits are invested in funds managed by third parties. Protective may also use third-party administrators to collect premiums, pay claims, and/or perform customer service functions. Additionally, Protective's operations are dependent on various technologies some of which are provided and/or maintained by other parties.

        As with all financial services companies, our ability to conduct business is dependent upon consumer confidence in the industry and its products. Actions of competitors, and financial difficulties of other companies in the industry, could undermine consumer confidence and adversely affect Protective.

•    Our reinsurance program involves risks. Protective and its insurance subsidiaries cede insurance to other insurance companies through reinsurance. However, Protective remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it.

        The cost of reinsurance is, in some cases, reflected in the premium rates charged by Protective. Under certain reinsurance agreements, the reinsurer may increase the rate it charges Protective for the reinsurance, though Protective does not anticipate increases to occur. Therefore, if the cost of reinsurance were to increase or if reinsurance were to become unavailable, Protective could be adversely affected.

        Additionally, Protective assumes policies of other insurers. Any regulatory or other adverse development affecting the ceding insurer could also have an adverse effect on Protective.

Recently Issued Accounting Standards

        In September 2000, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of SFAS No. 125." SFAS No. 140 revises the standards of accounting for securitizations and other transfers of financial assets. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of this accounting standard did not have a material effect on Protective's financial position or results of operations.

        In June 2001, the FASB issued SFAS Nos. 141, "Business Combinations", and 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that business combinations initiated after June 30, 2001, be accounted for using the purchase method. SFAS No. 142 revises the standards for accounting for acquired goodwill and other intangible assets. This statement is effective for fiscal years beginning after December 15, 2001, and effective for any goodwill or intangible asset acquired after June 30, 2001. Protective expects the adoption of SFAS No. 142 to result in the elimination of up to $2.8 million of goodwill amortization in 2002.

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires that companies record the fair value of a liability for an asset retirement obligation in the period in which the liability is incurred. The Statement is effective for fiscal years beginning after June 15, 2002. Protective does not expect the adoption of SFAS No. 143 to have a material effect on Protective's financial position or results of operations.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 requires that the same accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and expands the use of discontinued operations accounting to include more types of transactions and changes the timing of when discontinued operations accounting is applied. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Protective does not expect the adoption of SFAS No. 144 to have a material effect on Protective's financial position or results of operations.

Liquidity and Capital Resources

        Protective's operations usually produce a positive cash flow. This cash flow is used to fund an investment portfolio to finance future benefit payments. Since future benefit payments largely represent medium-and long-term obligations reserved using certain assumed interest rates, Protective's investments are predominantly in medium- and long-term, fixed-rate investments such as bonds and mortgage loans.

Investments

        Protective generally purchases its investments with the intent to hold to maturity by purchasing investments that match future cash flow needs. However, Protective may sell any of its investments to maintain proper matching of assets and liabilities. Accordingly, Protective has classified its fixed maturities and certain other securities as "available for sale."

        Protective's investments in debt and equity securities are reported at market value, and investments in mortgage loans are reported at amortized cost. At December 31, 2001, the fixed maturity investments

(bonds and redeemable preferred stocks) had a market value of $9,812.1 million, which is 1.0% above amortized cost of $9,719.1 million. Protective had $2,512.8 million in mortgage loans at December 31, 2001. While Protective's loans do not have quoted market values, Protective estimates the market value of its mortgage loans to be $2,671.1 million (using discounted cash flows from the next call date) at December 31, 2001, which is 6.3% above amortized cost. Most of Protective's loans have significant prepayment penalties. These assets are invested for terms approximately corresponding to anticipated future benefit payments. Thus, market fluctuations are not expected to affect liquidity.

        At December 31, 2000, the fixed maturity investments had a market value of $7,390.1 million, which is 1.0% below amortized cost of $7,463.7 million. Protective estimated the market value of its mortgage loans to be $2,385.2 million at December 31, 2000, which was 5.2% above the amortized cost of $2,268.2 million.

        The following table sets forth the estimated market values of Protective's fixed maturity investments and mortgage loans resulting from a hypothetical immediate 1 percentage point increase in interest rates from levels prevailing at December 31, and the percent change in market value the following estimated market values would represent.

Estimated Market Values Resulting From an
Immediate 1 Percentage Point Increase in Interest Rates

At December 31, 2000	Amount (in millions)	Percent Change
Fixed maturities	$7,131.4	(3.5)%
Mortgage loans	2,277.9	(4.5)
At December 31, 2001
Fixed maturities	$9,370.6	(4.5)%
Mortgage loans	2,550.9	(4.5)

        Estimated market values were derived from the durations of Protective's fixed maturities and mortgage loans. Duration measures the relationship between changes in market value to changes in interest rates. While these estimated market values generally provide an indication of how sensitive the market values of Protective's fixed maturities and mortgage loans are to changes in interest rates, they do not represent management's view of future market changes, and actual market results may differ from these estimates.

        For several years Protective has offered a type of commercial mortgage loan under which Protective will permit a slightly higher loan-to-value ratio in exchange for a participating interest in the cash flows from the underlying real estate. As of December 31, 2001, and 2000, approximately $548.4 million and $572.2 million of Protective's mortgage loans have this participation feature, respectively.

        At December 31, 2001, delinquent mortgage loans and foreclosed properties were 0.2% of invested assets. Bonds rated less than investment grade were 3.2% of invested assets. Protective does not expect these investments to adversely affect its liquidity or ability to maintain proper matching of assets and liabilities.

        Policy loans at December 31, 2001, were $521.8 million. The January 2001 coinsurance arrangement and the October 2001 acquisitions resulted in an increase of $238.6 million in policy loans. Policy loan rates are generally in the 4.5% to 8.0% range. Such rates at least equal the assumed interest rates used for future policy benefits.

        In the ordinary course of its commercial mortgage lending operations, Protective will commit to provide a mortgage loan before the property to be mortgaged has been built or acquired. The mortgage loan commitment is a contractual obligation to fund a mortgage loan when called upon by the borrower. The commitment is not recognized in Protective's financial statements until the commitment is actually funded. The mortgage loan commitment contains terms, including the rate of interest which may be less than prevailing interest rates.

        At December 31, 2001, Protective had outstanding mortgage loan commitments of $406.3 million, having an estimated fair value of $429.3 million (using discounted cash flows from the first call date). At December 31, 2000, Protective had outstanding commitments of $308.4 million with an estimated fair value of $319.0 million. The following table sets forth the estimated fair value of Protective's mortgage loan commitments resulting from a hypothetical immediate 1 percentage point increase in interest rate levels prevailing at December 31, and the percent change in fair value the following estimated fair values would represent.

Estimated Fair Values Resulting From an
Immediate 1 Percentage Point Increase in Interest Rates

At December 31	Amount (in millions)	Percent Change
2000	$305.0	(4.4)%
2001	410.8	(4.3)

        The estimated fair values were derived from the durations of Protective's outstanding mortgage loan commitments. While these estimated fair values generally provide an indication of how sensitive the fair value of Protective's outstanding commitments are to changes in interest rates, they do not represent management's view of future market changes, and actual market results may differ from these estimates.

Liabilities

        Many of Protective's products contain surrender charges and other features that reward persistency and penalize the early withdrawal of funds. Certain stable value and annuity contracts have market-value adjustments that protect Protective against investment losses if interest rates are higher at the time of surrender than at the time of issue.

        At December 31, 2001, Protective had policy liabilities and accruals of $7,876.3 million. Protective's life insurance products have a weighted average minimum credited interest rate of approximately 4.5%.

        At December 31, 2001, Protective had $3,716.5 million of stable value account balances with an estimated fair value of $3,822.0 million (using discounted cash flows), and $3,248.2 million of annuity account balances with an estimated fair value of $3,166.1 million (using surrender values).

        At December 31, 2000, Protective had $3,177.9 million of stable value account balances having an estimated fair value of $3,251.0 million (using discounted cash flows), and $1,916.9 million of annuity account balances having an estimated fair value of $1,893.7 million (using surrender value).

        The following table sets forth the estimated fair values of Protective's stable value and annuity account balances resulting from a hypothetical immediate 1 percentage point decrease in interest rates from levels prevailing at December 31, and the percent change in fair value the following estimated fair values would represent.

Estimated Fair Values Resulting from an
Immediate 1 Percentage Point Decrease in Interest Rates

At December 31, 2000	Amount (in millions)	Percent Change
Stable value account balances	$3,299.8	1.5%
Annuity account balances	1,975.1	4.3
At December 31, 2001
Stable value account balances	$3,887.0	1.7%
Annuity account balances	3,308.6	4.5

      Estimated fair values were derived from the durations of Protective's stable value and annuity account balances. While these estimated fair values generally provide an indication of how sensitive the fair values of Protective's stable value and annuity account balances are to change in interest rates, they do not represent management's view of future market changes, and actual market results may differ from these estimates.

        Approximately 20% of Protective's liabilities relate to products (primarily whole life insurance), the profitability of which could be affected by changes in interest rates. The effect of such changes in any one year is not expected to be material.

Derivative Financial Instruments

        Protective utilizes a risk management strategy that incorporates the use of derivative instruments, primarily to reduce its exposure to interest rate risk as well as currency exchange risk.

        Combinations of interest rate swap contracts, options and futures contracts are sometimes used as hedges against changes in interest rates for certain investments, primarily outstanding mortgage loan commitments and mortgage-backed securities. Interest rate swap contracts generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional principal amount and maturity date. Interest rate futures generally involve exchange traded contracts to buy or sell treasury bonds and notes in the future at specified prices. Interest rate options represent contracts that allow the holder of the option to receive cash or purchase, sell or enter into a financial instrument at a specified price within a specified period of time. Protective uses interest rate swap contracts, swaptions (options to enter into interest rate swap contracts), caps, and floors to modify the interest characteristics of certain investments. Swap contracts are also used to alter the effective durations of assets and liabilities. Protective uses currency swaps to reduce its exposure to currency exchange risk on certain stable value contracts denominated in foreign currencies, primarily the European euro and the British pound.

        Derivative instruments expose Protective to credit and market risk. Protective minimizes its credit risk by entering into transactions with highly rated counterparties. Protective manages the market risk associated with interest rate and foreign exchange contracts by establishing and monitoring limits as to the types and degrees of risk that may be undertaken.

        Protective monitors its use of derivatives in connection with its overall asset/liability management programs and procedures. Protective's asset/liability committee is responsible for implementing various hedging strategies that are developed through its analysis of data from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into Protective's overall interest rate and currency exchange risk management strategies.

        At December 31, 2001, contracts with a notional amount of $4,485.1 million were in a $1.6 million net loss position. At December 31, 2000, contracts with a notional amount of $2,424.3 million were in a $13.0 million net loss position.

        The following table sets forth the notional amount and fair value of Protective's derivative financial instruments, and the estimated gains and losses resulting from a hypothetical immediate plus and minus 1 percentage point change in interest rates from levels prevailing at the indicated dates.

Derivative Financial Instruments

			Gain (Loss)
			Resulting From An Immediate +/-1 Percentage Point Change in Interest Rates
		Fair Value At December 31, 2000
	Notional Amount		+1%	-1%
	(in millions)
Options
Puts	$50.0	$0.0	$0.2	$0.0
Futures	100.8	(2.8)	4.0	(9.0)
Fixed to floating
Swaps	689.3	(5.5)	(27.2)	16.8
Swaptions	275.0	0.5	0.0	7.4
Caps	200.0	0.0	0.3	0.0
Floors	100.0	(0.3)	0.0	(0.8)
Floating to fixed
Swaps	160.0	(2.5)	4.5	(9.4)
Caps	300.0	0.0	0.5	0.0
Floors	300.0	(1.1)	0.0	(3.1)

	$2,175.1	$(11.7)	$(17.7)	$1.9

		At December 31, 2001
Options
Puts	$775.0	$0.1	$1.3	$0.0
Calls	1,400.0	0.3	0.0	5.4
Futures	100.0	1.1	7.0	(6.4)
Fixed to floating
Swaps	799.3	20.8	(2.0)	33.5
Caps	175.0	0.0	0.0	0.0
Floating to fixed
Swaps	360.0	(12.7)	(5.5)	(19.5)
Caps	300.0	0.0	0.0	0.0
Floors	300.0	(2.0)	(2.7)	(1.1)

	$4,209.3	$7.6	$(1.9)	$11.9

      Protective is also subject to foreign exchange risk arising from stable value contracts denominated in foreign currencies and related foreign currency swaps. At December 31, 2001, stable value contracts of $275.8 million had a foreign exchange gain of approximately $7.2 million and the related foreign currency swaps had a net loss of approximately $9.3 million. At December 31, 2000, stable value contracts of

$249.2 million had a foreign exchange loss of approximately $4.0 million. At December 31, 2000, the related foreign currency swaps had a net unrealized loss of approximately $1.3 million.

        The following table sets for the notional amount and fair value of the funding agreements and related foreign currency swaps and the estimated gains and losses resulting from a hypothetical 10% change in quoted foreign currency exchange rates from levels prevailing at December 31.

			Gain (Loss)
			Resulting From An Immediate +/-10% Change in Foreign Currency Exchange Rates
		Fair Value At December 31, 2000
	Notional Amount		+10%	-10%
	(in millions)
Stable Value Contracts	$249.2	$(4.0)	$(29.3)	$21.3
Foreign Currency Swaps	249.2	(1.3)	23.7	(26.4)

	$498.4	$(5.3)	$(5.6)	$(5.1)

		At December 31, 2001
Stable Value Contracts	$275.8	$7.2	$(19.6)	$34.1
Foreign Currency Swaps	275.8	(9.3)	19.2	(37.8)

	$551.6	$(2.1)	$(0.4)	$(3.7)

      Estimated gains and losses were derived using pricing models specific to derivative financial instruments. While these estimated gains and losses generally provide an indication of how sensitive Protective's derivative financial instruments are to changes in interest rates and foreign currency exchange rates, they do not represent management's view of future market changes, and actual market results may differ from these estimates.

Contractual Obligations

        The table below sets forth future maturities of debt and stable value contracts.

(in thousands)	2002	2003-2004	2005-2006	After 2006
Stable Value Contracts	$971,536	$1,696,120	$979,460	$69,414
Note Payable		2,291
Securities sold under repurchase agreements	117,000

Asset/Liability Management

        Protective's asset/liability management programs and procedures involve the monitoring of asset and liability durations for various product lines; cash flow testing under various interest rate scenarios; and the continuous rebalancing of assets and liabilities with respect to duration, yield, risk, and cash flow characteristics. It is Protective's policy to maintain asset and liability durations within one-half year of one another, although from time to time a broader interval may be allowed.

        Protective believes its asset/liability management programs and procedures and certain product features provide significant protection for Protective against the effects of changes in interest rates. Additionally, Protective believes its asset/liability management programs and procedures provide sufficient liquidity to enable it to fulfill its obligation to pay benefits under its various insurance and deposit contracts. However, Protective's asset/liability management programs and procedures incorporate assumptions about the relationship between short-term and long-term interest rates (i.e., the slope of the yield curve), relationships between risk-adjusted and risk-free interest rates, market liquidity and other factors. The effectiveness of Protective's asset/liability management programs and procedures may be negatively affected whenever actual results differ from those assumptions. During 2000, market conditions and an inverted yield curve limited Protective's ability to offset the effects of rising short-term interest rates. During 2001, Protective benefited from a steepening of the yield curve.

        Cash outflows related to stable value contracts (primarily maturing contracts, scheduled interest payments, and expected withdrawals) were approximately $735 million during 2001. Cash outflows related to stable value contracts are estimated to be approximately $1,086 million in 2002. At December 31, 2001, Protective had $30.1 million, $62.6 million, and $12.5 million of stable value contracts which may be terminated by the contract holder upon seven, thirty, and ninety days notice, respectively. Protective's asset/liability management programs and procedures take into account maturing contracts and expected withdrawals. Accordingly, Protective does not expect stable value contract related cash outflows to have an unusual effect on the future operations and liquidity of Protective.

        Protective and its life insurance subsidiaries were committed at December 31, 2001, to fund mortgage loans and to purchase fixed maturity and other long-term investments in the amount of $406.3 million. Protective held $335.6 million in cash and short-term investments at December 31, 2001.

        While Protective generally anticipates that the cash flow of its subsidiaries will be sufficient to meet their investment commitments and operating cash needs, Protective recognizes that investment commitments scheduled to be funded may from time to time exceed the funds then available. Therefore, Protective has arranged sources of credit to use when needed. Protective expects that the rate received on its investments will equal or exceed its borrowing rate. Additionally, Protective may from time to time sell short-duration stable value contracts to complement its cash management practices.

        Protective has also used securitization transactions to increase its liquidity. In 1999, Protective sold $263 million of loans, receiving cash of $220 million and securities of approximately $43 million.

Capital

        At December 31, 2001, Protective had no borrowings outstanding under its $200 million revolving lines of credit.

        As disclosed in the Notes to the Consolidated Financial Statements, at December 31, 2001, approximately $1,053.6 million of consolidated share-owner's equity, excluding net unrealized investment gains and losses, represented net assets of Protective that cannot be transferred to PLC. In addition, the states in which Protective and its insurance subsidiaries are domiciled impose certain restrictions on their ability to pay dividends to PLC. Also, distributions, including cash dividends to PLC from Protective in excess of approximately $972 million, would be subject to federal income tax at rates then effective. Protective plans to retain substantial portions of its earnings primarily to support future growth.

        A life insurance company's statutory capital is computed according to rules prescribed by the National Association of Insurance Commissioners (NAIC), as modified by the insurance company's state of domicile. Statutory accounting rules are different from accounting principles generally accepted in the United States of America and are intended to reflect a more conservative view by, for example, requiring immediate expensing of policy acquisition costs. The NAIC's risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. The achievement of long-term growth will require growth in the statutory capital of Protective. Protective may secure additional statutory capital through various sources, which could include retained statutory earnings or equity contributions by PLC.

Other Developments

        Under insurance guaranty fund laws in most states, insurance companies doing business in a participating state can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. Protective does not believe that any such assessments will be materially different from amounts already reflected in the financial statements.

        Protective believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse effect on the financial position, results of operations, or liquidity of Protective.

        Protective is not aware of any pending or threatened regulatory action with respect to Protective that is reasonably likely to have a material effect on Protective.

        Protective believes that the tragic events of September 11, 2001, will have little direct effect on Protective's operations or financial strength. However, many of Protective's businesses and the performance of Protective's investment portfolio are affected by general economic conditions, therefore a downturn in the general economy could have a negative effect on Protective's operations and financial strength.

        In recent years, most financial services companies, including PLC, experienced a decrease in the market price of their common stock. Although PLC believes it has sufficient capital to fund its immediate growth and capital needs, a lower stock price may limit PLC's ability to raise capital to fund other growth opportunities and acquisitions.

Impact of Inflation

        Inflation increases the need for life insurance. Many policyholders who once had adequate insurance programs may increase their life insurance coverage to provide the same relative financial benefits and protection. Higher interest rates may result in higher sales of certain of Protective's investment products.

        The higher interest rates that have traditionally accompanied inflation could also affect Protective's operation. Policy loans increase as policy loan interest rates become relatively more attractive. As interest rates increase, disintermediation of stable value and annuity account balances and individual life policy cash values may increase, the market value of Protective's fixed-rate, long-term investments may decrease, and Protective may be unable to implement fully the interest rate reset and call provisions of its mortgage loans, and Protective's ability to make attractive mortgage loans, including participating mortgage loans, may decrease. In addition, participating mortgage loan income may decrease. The difference between the interest rate earned on investments and the interest rate credited to life insurance and investment products may also be adversely affected by rising interest rates.

INVESTMENTS

        The types of assets in which Protective may invest are influenced by state laws which prescribe qualified investment assets. Within the parameters of these laws, Protective invests its assets giving consideration to such factors as liquidity needs, investment quality, investment return, matching of assets and liabilities, and the overall composition of the investment portfolio by asset type and credit exposure.

        A significant portion of Protective's bond portfolio is invested in mortgage-backed securities. Mortgage-backed securities are constructed from pools of residential mortgages, and may have cash flow volatility as a result of changes in the rate at which prepayments of principal occur with respect to the underlying loans. Prepayments of principal on the underlying residential loans can be expected to accelerate with decreases in interest rates and diminish with increases in interest rates. Protective has not invested in the higher risk tranches of mortgage-backed securities. In addition, Protective has entered into hedging transactions to reduce the volatility in market value of its mortgage-backed securities.

        The table below shows a breakdown of Protective's mortgage-backed securities portfolio by type at December 31, 2001. Planned amortization class securities (PACs) pay down according to a schedule. Targeted amortization class securities (TACs) pay down in amounts approximating a targeted schedule. Non-Accelerated Security (NAS) receive no principal payments in the first five years, after which NAS receive an increasing percentage of pro rata principal payments until the tenth year, after which NAS receive principal as principal of the underlying mortgages is received. All of these types of structured mortgage-backed securities give Protective some measure of protection against both prepayment and extension risk.

        Accretion directed securities have a stated maturity but may repay more quickly. Sequentials receive scheduled payments with any "excess" cash flow going to repay the earliest maturing tranches first. Pass through securities receive principal as principal of the underlying mortgages is received. Support tranches are designed to receive cash after the more stable tranches (i.e., PACs and TACs) are satisfied. The CMBS are commercial mortgage-backed securities issued in securitization transactions sponsored by Protective, in which Protective securitized portions of its mortgage loan portfolio.

Type	Percentage of Mortgage-Backed Securities
PAC	7.3%
TAC	3.7
NAS	10.5
Accretion Directed	4.0
Sequential	14.4
Pass Through	49.9
Support	1.1
CMBS	9.1

100.0%

      Protective obtains ratings of its fixed maturities from Moody's Investors Service, Inc. (Moody's) and Standard & Poor's Corporation (S&P). If a bond is not rated by Moody's or S&P, Protective uses ratings from the Securities Valuation Office of the National Association of Insurance Commissioners (NAIC), or Protective rates the bond based upon a comparison of the unrated issue to rated issues of the same issuer or rated issues of other issuers with similar risk characteristics. At December 31, 2001, approximately 99.7% of bonds were rated by Moody's, S&P, or the NAIC.

        The approximate percentage distribution of Protective's fixed maturity investment by quality rating is as follows:

	December 31
Rating	2001	2000
AAA	38.4%	37.3%
AA	6.3	7.0
A	24.3	25.2
BBB	26.7	27.4
BB or less	4.2	3.0
Redeemable preferred stocks	0.1	0.1

	100.0%	100.0%

      At December 31, 2001, approximately $9,390.8 million of Protective's $9,812.1 million bond portfolio was invested in U.S. Government or agency-backed securities or investment grade corporate bonds and only approximately $421.3 million of its bond portfolio was rated less than investment grade, of which $63.3 million were securities issued in Protective-sponsored commercial mortgage loan securitizations.

        Risks associated with investments in less than investment grade debt obligations may be significantly higher than risks associated with investments in debt securities rated investment grade. Risk of loss upon default by the borrower is significantly greater with respect to such debt obligations than with other debt securities because these obligations may be unsecured or subordinated to other creditors. Additionally, there is often a thinly traded market for such securities and current market quotations are frequently not available for some of these securities. Issuers of less than investment grade debt obligations usually have higher levels of indebtedness and are more sensitive to adverse economic conditions, such as recession or increasing interest rates, than investment-grade issuers.

        Protective also invests a significant portion of its portfolio in mortgage loans. Results for these investments have been excellent due to careful management and a focus on a specialized segment of the market. Protective generally does not lend on speculative properties and has specialized in making loans on either credit-oriented commercial properties or credit-anchored strip shopping centers. The average size of loans made during 2001 was approximately $3.5 million. The average size mortgage loan in Protective's portfolio is approximately $2.1 million. The largest single loan amount is $18.8 million.

        The following table shows a breakdown of Protective's mortgage loan portfolio by property type at December 31, 2001:

Property Type	Percentage of Mortgage Loans on Real Estate
Retail	74.9%
Apartments	9.9
Office Buildings	7.0
Warehouses	7.0
Other	1.2

Total	100%

      Retail loans are generally on strip shopping centers located in smaller towns and anchored by one or more regional or national retail stores. The anchor tenants enter into long-term leases with Protective's borrowers. These centers provide the basic necessities of life, such as food, pharmaceuticals, and clothing, and have been relatively insensitive to changes in economic conditions. The following are some of the largest anchor tenants (measured by Protective's exposure) in the strip shopping centers at December 31, 2001:

Anchor Tenants	Percentage of Mortgage Loans on Real Estate
Food Lion, Inc.	3.5%
Winn Dixie Stores, Inc.	3.4
Wal-Mart Stores, Inc.	3.1
Rite-Aid Corporation	1.9
Walgreen Corporation	1.8

      Protective's mortgage lending criteria generally require that the loan-to-value ratio on each mortgage be at or under 75% at the time of origination. Projected rental payments from credit anchors (i.e., excluding rental payments from smaller local tenants) generally exceed 70% of the property's projected operating expenses and debt service. Protective also offers a commercial loan product under which Protective will permit a loan-to-value ratio of up to 85% in exchange for a participating interest in the cash flows from the underlying real estate. Approximately $548.4 million of Protective's mortgage loans have this participation feature.

        Many of Protective's mortgage loans have call or interest rate reset provisions between 3 and 10 years. However, if interest rates were to significantly increase, Protective may be unable to call the loans or increase the interest rates on its existing mortgage loans commensurate with the significantly increased market rates.

        At December 31, 2001, $29.6 million or 1.2% of the mortgage loan portfolio was nonperforming. It is Protective's policy to cease to carry accrued interest on loans that are over 90 days delinquent. For loans less than 90 days delinquent, interest is accrued unless it is determined that the accrued interest is not collectible. If a loan becomes over 90 days delinquent, it is Protective's general policy to initiate foreclosure proceedings unless a workout arrangement to bring the loan current is in place.

        In 1996, Protective sold approximately $554 million of its commercial mortgage loans in a securitization transaction. In 1997, Protective sold approximately $445 million of its loans in a second securitization transaction. In 1998 Protective securitized $146 million of its mortgage loans and in 1999 Protective securitized $263 million. The securitizations' senior tranches were sold, and Protective retained the junior tranches. Protective continues to service the securitized mortgage loans. At December 31, 2001, Protective had investments related to retained beneficial interests of mortgage loan securitizations of $286.4 million.

        As a general rule, Protective does not invest directly in real estate. The investment real estate held by Protective consists largely of properties obtained through foreclosures or the acquisition of other insurance companies. In Protective's experience, the appraised value of foreclosed properties often approximates the mortgage loan balance on the property plus costs of foreclosure. Also, foreclosed properties often generate a positive cash flow enabling Protective to hold and manage the property until the property can be profitably sold.

        For further discussion regarding Protective's investments and the maturity of and the concentration of risk among Protective's invested assets, see Note C to the Consolidated Financial Statements included herein.

        The following table shows the investment results from continuing operations of Protective:

				Realized Investment Gains (Losses)
			Percentage Earned on Average of Cash and Investments
	Cash, Accrued Investment Income, and Investments at period end
Year Ended December 31		Net Investment Income		Derivative Financial Instruments	All Other Investments
	(in thousands)
1997	$8,126,647	$549,697	7.5%		$1,824
1998	8,613,789	597,192	7.2		2,136
1999	8,751,882	617,829	7.0	$3,425	1,335
2000	10,338,078	692,081	7.1	2,157	(16,756)
2001	13,526,530	839,103	7.0	(1,718)	(6,123)

        For further information regarding Protective's investments, the maturity of and the concentration of risk among Protective's invested assets, derivative financial instruments, and liquidity, see Notes A and B to the Consolidated Financial Statements, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.

INSURANCE IN FORCE

        Protective's total consolidated life insurance in force at December 31, 2001 was $214.3 billion. The following table shows sales by face amount and insurance in force for Protective's segments.

	Year Ended December 31
	2001	2000	1999	1998	1997
	(dollars in thousands)
New Business Written
Life Marketing	$40,538,738	$45,918,373	$26,918,775	$21,238,653	$12,573,522
Group Products(1)	123,062	143,192	123,648	113,056	124,230
Credit Products	5,917,047	7,052,106	6,665,219	5,257,957	4,183,216

Total	46,578,847	$53,113,671	$33,707,642	$26,609,666	$16,880,968

Business Acquired
Life Marketing					$10,237,731
Acquisitions	$19,992,424			$7,787,284
Credit Products		$2,457,296	$620,000		3,364,617

Total	$19,992,424	$2,457,296	$620,000	$7,787,284	$13,602,348

Insurance in Force at End of Year(2)
Life Marketing	$159,485,393	$129,502,305	$91,627,218	$66,086,218	$51,720,575
Acquisitions	36,856,042	20,133,370	22,054,734	27,606,592	20,955,836
Group Products(1)	5,821,744	7,348,195	6,065,604	6,665,815	6,393,076
Credit Products	12,094,947	13,438,226	10,069,030	9,632,466	10,183,997

Total	$214,258,126	$170,422,096	$129,816,586	$109,991,091	$89,253,484

(1)	On December 31, 2001, the Company completed the sale of substantially all of its Dental Benefits Division, with which the group products are associated.
(2)	Reinsurance assumed has been included; reinsurance ceded (2001-$171,449,182; 2000-$128,374,583; 1999-$92,566,755; 1998-$64,846,246; 1997-$34,139,554) has not been deducted.

      The ratio of voluntary terminations of individual life insurance to mean individual life insurance in force, which is determined by dividing the amount of insurance terminated due to lapses during the year by the mean of the insurance in force at the beginning and end of the year, adjusted for the timing of major acquisitions and assumptions was:

Year Ended December 31	Ratio of Voluntary Terminations
1997	6.9%
1998	6.4
1999	6.0
2000	5.8
2001	7.4

      The amount of investment products in force is measured by account balances. The following table shows stable value contract and annuity account balances. Most of the variable annuity account balances are reported in Protective's financial statements as liabilities related to separate accounts.

Year Ended December 31	Stable Value Contracts	Modified Guaranteed Annuities	Fixed Annuities	Variable Annuities
	(in thousands)
1997	$2,684,676	$926,071	$453,418	$1,057,186
1998	2,691,697	818,566	432,237	1,554,969
1999	2,680,009	941,692	391,085	2,085,072
2000	3,177,863	1,384,027	330,428	2,043,878
2001	3,716,530	1,883,998	1,143,394	2,131,476

UNDERWRITING

        The underwriting policies of Protective and its insurance subsidiaries are established by management. With respect to individual insurance, the subsidiaries use information from the application and, in some cases, inspection reports, attending physician statements, or medical examinations to determine whether a policy should be issued as applied for, rated, or rejected. Medical examinations of applicants are required for individual life insurance in excess of certain prescribed amounts (which vary based on the type of insurance) and for most individual insurance applied for by applicants over age 50. In the case of "simplified issue" policies, which are issued primarily through the Financial Institutions Division and the payroll deduction market, coverage is rejected if the responses to certain health questions contained in the application indicate adverse health of the applicant. For other than "simplified issue" policies, medical examinations are requested of any applicant, regardless of age and amount of requested coverage, if an examination is deemed necessary to underwrite the risk. Substandard risks may be referred to reinsurers for full or partial reinsurance of the substandard risk.

        Protective and its insurance subsidiaries require blood samples to be drawn with individual insurance applications for coverage at age 16 and above except in the payroll deduction market where the face amount must be $100,000 or more before blood testing is required. Blood samples are tested for a wide range of chemical values and are screened for antibodies to the HIV virus. Applications also contain questions permitted by law regarding the HIV virus which must be answered by the proposed insureds.

INDEMNITY REINSURANCE

        Protective and its insurance subsidiaries cede insurance to other insurance companies. The ceding insurance company remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. Protective sets a limit on the amount of insurance retained on the life of any one person. In the individual lines it will not retain more than $500,000, including accidental death benefits, on any one life. In many cases the retention is less. At December 31, 2001, Protective had insurance in force of $214.3 billion of which approximately $171.4 billion was ceded to reinsurers.

        Over the past several years, Protective's reinsurers have reduced the net cost of reinsurance to Protective. Consequently, Protective has increased the amount of reinsurance which it cedes on newly-written individual life insurance policies, and has also ceded a portion of the mortality risk of existing business of the Individual Life, West Coast, and Acquisitions Divisions.

        Protective also used reinsurance in the sale of the Dental segment and to reinsure fixed annuities in conjunction with the acquisition of two small insurers in 2001.

POLICY LIABILITIES AND ACCRUALS

        The applicable insurance laws under which Protective and its insurance subsidiaries operate require that each insurance company report policy liabilities to meet future obligations on the outstanding policies. These liabilities are the amounts which, with the additional premiums to be received and interest thereon compounded annually at certain assumed rates, are calculated in accordance with applicable law to be sufficient to meet the various policy and contract obligations as they mature. These laws specify that the liabilities shall not be less than liabilities calculated using certain named mortality tables and interest rates.

        The policy liabilities and accruals carried in Protective's financial reports (presented on the basis of accounting principles generally accepted in the United States of America "GAAP") differ from those specified by the laws of the various states and carried in the insurance subsidiaries' statutory financial statements (presented on the basis of statutory accounting principles mandated by state insurance regulations). For policy liabilities other than those for universal life policies, annuity contracts, and GICs and funding agreements these differences arise from the use of mortality and morbidity tables and interest rate assumptions which are deemed under GAAP to be more appropriate for financial reporting purposes than those required for statutory accounting purposes; from the introduction of lapse assumptions into the calculation; and from the use of the net level premium method on all business. Policy liabilities for universal life policies, annuity contracts, GICs and funding agreements are carried in Protective's financial reports at the account value of the policy or contract.

FEDERAL INCOME TAX CONSEQUENCES

        Existing federal laws and regulations affect the taxation of Protective's products. Income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. Congress has from time to time considered proposals that, if enacted, would have had an adverse impact on the federal income tax treatment of such products, or would increase the tax-deferred status of competing products. In addition, life insurance products are often used to fund estate tax-obligations. Legislation has recently been enacted that would, over time, reduce and eventually eliminate the estate tax. If the estate tax is significantly reduced or eliminated, the demand for certain life insurance products could be adversely affected. Protective cannot predict what tax initiatives may be enacted which could adversely affect Protective.

        Protective and its insurance subsidiaries are taxed by the federal government in a manner similar to companies in other industries. However, certain restrictions on consolidating recently acquired life insurance companies and on consolidating life insurance company income with non-insurance income are applicable to the Company; thus, the Company is not able to consolidate all of the operating results of its subsidiaries for federal income tax purposes.

        Under pre-1984 tax law, certain income of Protective was not taxed currently, but was accumulated in a memorandum account designated as "Policyholders' Surplus Account" to be taxed only when such income was distributed to the share owner or when certain limits on accumulated amounts were exceeded. Consistent with current tax law, amounts accumulated in the Policyholders' Surplus Account have been carried forward, although no accumulated income may be added to these accounts. As of December 31, 2001, the aggregate accumulation in the Policyholders' Surplus account was $70.5 million. Under current income tax laws, Protective does not anticipate paying income tax on amounts in the Policyholders' Surplus accounts.

COMPETITION

        Life and health insurance is a mature industry. In recent years, the industry has experienced little growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Life and health insurance is a highly competitive industry. Protective encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Protective, as well as competition from other providers of financial services. Competition could result in, among other things, lower sales or higher lapses of existing products.

        The insurance industry is consolidating, with larger, potentially more efficient organizations emerging from consolidation. Also, some mutual insurance companies are converting to stock ownership which will give them greater access to capital markets. Additionally, commercial banks, insurance companies, and investment banks may now combine, provided certain requirements are satisfied.

        Protective's ability to compete is dependent upon, among other things, its ability to attract and retain distribution channels to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, and its maintenance of strong ratings from rating agencies. However, irrational competition from other insurers could adversely affect Protective's competitive position.

REGULATION

        Protective and its insurance subsidiaries are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of the insurance business, which may include premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than share owners.

        A life insurance company's statutory capital is computed according to rules prescribed by the National Association of Insurance Commissioners (NAIC) as modified by the insurance company's state of domicile. Statutory accounting rules are different from GAAP and are intended to reflect a more conservative view, for example, requiring immediate expensing of policy acquisition costs and more conservative computations of policy liabilities. The NAIC's risk-based capital requirements require insurance companies to calculate and report information under a risk-based capital formula. These requirements are intended to allow insurance regulators to identify inadequately capitalized insurance companies based upon the types and mixtures of risks inherent in the insurer's operations. The formula includes components for asset risk, liability risk, interest rate exposure, and other factors. Based upon the December 31, 2001 statutory financial reports, Protective and its insurance subsidiaries are adequately capitalized under the formula.

        Protective and its insurance subsidiaries are required to file detailed annual reports with the supervisory agencies in each of the jurisdictions in which they do business and their business and accounts are subject to examination by such agencies at any time. Under the rules of the NAIC, insurance companies are examined periodically (generally every five years) by one or more of the supervisory agencies on behalf of the states in which they do business. To date, no such insurance department examinations have produced any significant adverse findings regarding any insurance company subsidiary of Protective.

        Under insurance guaranty fund laws in most states, insurance companies doing business in such a state can be assessed up to prescribed limits for policyholder losses incurred by insolvent or failed insurance companies. Although Protective cannot predict the amount of any future assessments, most insurance guaranty fund laws currently provide that an assessment may be excused or deferred if it would threaten an insurer's financial strength. Protective and its insurance subsidiaries were assessed immaterial amounts in 2001 which will be partially offset by credits against future state premium taxes.

        In addition, many states, including the states in which Protective and its insurance subsidiaries are domiciled, have enacted legislation or adopted regulations regarding insurance holding company systems. These laws require registration of and periodic reporting by insurance companies domiciled within the jurisdiction which control or are controlled by other corporations or persons so as to constitute an insurance holding company system. These laws also affect the acquisition of control of insurance companies as well as transactions between insurance companies and companies controlling them. Most states, including Tennessee, where Protective is domiciled, require administrative approval of the acquisition of control of an insurance company domiciled in the state or the acquisition of control of an insurance holding company whose insurance subsidiary is incorporated in the state. In Tennessee, the acquisition of 10% of the voting securities of an entity is generally deemed to be the acquisition of control for the purpose of the insurance holding company statute and requires not only the filing of detailed information concerning the acquiring parties and the plan of acquisition, but also administrative approval prior to the acquisition.

        Protective and its insurance subsidiaries are subject to various state statutory and regulatory restrictions on the insurance subsidiaries' ability to pay dividends to PLC. In general, dividends up to specified levels are considered ordinary and may be paid without prior approval. Dividends in larger amounts are subject to approval by the insurance commissioner of the state of domicile. The maximum amount that would qualify as ordinary dividends to PLC by Protective in 2002 is estimated to be $99.0 million. No assurance can be given that more stringent restrictions will not be adopted from time to time by states in which Protective and its insurance subsidiaries are domiciled, which restrictions could have the effect, under certain circumstances, of significantly reducing dividends or other amounts payable to PLC by Protective without affirmative prior approval by state regulatory authorities.

        Protective and its insurance subsidiaries may be subject to regulation by the United States Department of Labor when providing a variety of products and services to employee benefit plans governed by the Employee Retirement Income Security Act (ERISA). Severe penalties are imposed for breach of duties under ERISA.

        Certain policies, contracts and annuities offered by Protective and its insurance subsidiaries are subject to regulation under the federal securities laws administered by the Securities and Exchange Commission. The federal securities laws contain regulatory restrictions and criminal, administrative and private remedial provisions.

        Additional issues related to regulation of Protective are discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations" included herein.

EMPLOYEES

        At December 31, 2001 Protective had approximately 1,648 authorized positions, including approximately 1,004 in Birmingham, Alabama. Most employees are covered by contributory major medical, dental, group life, and long-term disability insurance plans. The cost to Protective of these benefits in 2001 was approximately $8.2 million. In addition, substantially all of the employees are covered by a pension plan. Protective also matches employee contributions to its 401(k) Plan and makes discretionary profit sharing contributions for employees not otherwise covered by a bonus or sales incentive plan. See Note L to Consolidated Financial Statements.

PROPERTIES

        Protective's administrative office building is located at 2801 Highway 280 South, Birmingham, Alabama. This campus includes the original 142,000 square-foot building which was completed in 1976 and a second contiguous 220,000 square-foot building which was completed in 1985. In addition, parking is provided for approximately 2,800 vehicles. In 2000, Protective began construction of a third contiguous building which will have approximately 315,000 square feet. The building is expected to be completed during 2002. Protective has financed the construction under an operating lease arrangement.

        Protective leases administrative and marketing office space in approximately 25 cities, including approximately 88,151 square feet in Birmingham, with most leases being for periods of three to ten years. The aggregate annualized rent is approximately $8.5 million.

DIRECTORS AND EXECUTIVE OFFICERS

        The executive officers and directors of Protective are as follows:

John D. Johns	50	Chairman of the Board and President and a Director
R. Stephen Briggs	52	Executive Vice President and a Director
Jim E. Massengale	59	Executive Vice President, Acquisitions and a Director
Allen W. Ritchie	44	Executive Vice President, Chief Financial Officer and a Director
Steven A. Schultz	48	Senior Vice President, Financial Institutions and a Director
Richard J. Bielen	41	Senior Vice President, Chief Investment Officer, Treasurer and a Director
J. William Hamer, Jr.	57	Director
T. Davis Keyes	49	Director
Carolyn King	51	Senior Vice President, Investment Products and a Director
Deborah J. Long	48	Senior Vice President, Secretary and General Counsel, and a Director
Wayne E. Stuenkel	48	Senior Vice President, and Chief Actuary and a Director
Carl S. Thigpen	45	Senior Vice President, Chief Mortgage & Real Estate Officer
Judy Wilson	44	Senior Vice President, Stable Value Products
Jerry W. DeFoor	49	Vice President and Controller, and Chief Accounting Officer

       All executive officers and directors are elected annually. Executive officers serve at the pleasure of the Board of Directors and directors are elected annually by PLC. None of the individuals listed above is related to any director of PLC or Protective or to any executive officer.

        Mr. Johns has been President and Chief Executive Officer of PLC since December 2001 and President and Chairman of the Board of Protective since December 2001. He was President and Chief Operating Officer of PLC from August 1996 to December 2001. Mr. Johns has been employed by PLC and its subsidiaries since 1993. He is a director of National Bank of Commerce of Birmingham and Alabama National Bancorporation and John H. Harland Company.

        Mr. Briggs has been Executive Vice President of PLC and Protective since October 1993 and has responsibility for the Individual Life Division. Mr. Briggs has been associated with PLC and its subsidiaries since 1971.

        Mr. Massengale has been Executive Vice President, Acquisitions of Protective and PLC since August 1996 and also has responsibility for the West Coast Division. Mr. Massengale has been employed by PLC and its subsidiaries since 1983.

        Mr. Ritchie has been Executive Vice President and Chief Financial Officer of PLC since August 2001 and Executive Vice President and Chief Financial Officer of Protective since November 2001. From July 1998 until 2000, Mr. Ritchie was President, Chief Executive Officer and Director of Per-Se Technologies, Inc. From April 1998 until July 1998, he served as Chief Operating Officer of Per-Se. From January 1998 to April 1998, Mr. Ritchie served as Executive Vice President and Chief Financial Officer of Per-Se Technologies, Inc. From 1996 to 1997, Mr. Ritchie was President of AGCO Corporation.

        Mr. Schultz has been Senior Vice President, Financial Institutions of Protective and PLC since March 1993. Mr. Schultz has been employed by PLC and its subsidiaries since 1989.

        Mr. Bielen has been Senior Vice President, Chief Investment Officer and Treasurer of PLC and Protective since January 2002. From August 1996 to January 2002 he was Senior Vice President, Investments of PLC and Protective. Mr. Bielen has been employed by PLC and its subsidiaries since 1991. Mr. Bielen is also a director of Protective Investment Company.

        Mr. Hamer has been Senior Vice President and Chief Human Resources Officer of PLC since May 2001, and a Director of Protective since June 2001. Mr. Hamer served as Vice President, Human Resources of PLC from May 1982 to May 2001. Mr. Hamer has been employed by PLC and its subsidiaries since May 1982.

        Mr. Keyes has been Senior Vice President, Information Services of PLC since April 1999. Mr. Keyes has been a Director of Protective since May 1999. Mr. Keyes served as Vice President, Information Services of PLC from May 1993 to April 1999. Mr. Keyes has been employed by PLC and its subsidiaries since 1982.

        Ms. King has been Senior Vice President, Investment Products of PLC and of Protective since April 1995. Ms. King is also a director of Protective Investment Company.

        Ms. Long has been Senior Vice President, Secretary and General Counsel of PLC since November 1996 and of Protective since September 1996. Ms. Long has been employed by PLC and its subsidiaries since 1993.

        Mr. Stuenkel has been Senior Vice President and Chief Actuary of Protective and PLC since March 1987. Mr. Stuenkel is a Fellow in the Society of Actuaries and has been employed by PLC and its subsidiaries since 1978.

        Mr. Thigpen has been Senior Vice President, Chief Mortgage and Real Estate Officer of PLC and Protective since January 2002. From March 2001 to January 2002, he was Senior Vice President, Investments of PLC and Protective. From May 1996 to March 2001, he was Vice President, Investments for PLC and Protective. Mr. Thigpen has been employed by PLC and its subsidiaries since 1992.

        Ms. Wilson has been Senior Vice President, Stable Value Products of Protective and PLC since January 1995. Ms. Wilson has been employed by PLC and its subsidiaries since 1991.

        Mr. DeFoor has been Vice President and Controller, and Chief Accounting Officer of Protective and PLC since April 1989. Mr. DeFoor is a certified public accountant and has been employed by PLC and its subsidiaries since 1982.

DIRECTOR COMPENSATION

        All of the directors of Protective are employees of PLC or Protective and do not receive additional compensation for serving as a director. The membership of the Compensation and Management Succession Committee of PLC is composed of disinterested directors.

EXECUTIVE COMPENSATION

        Executive officers of Protective also serve as executive officers and/or directors of one or more affiliate companies of PLC. Compensation allocations are made as to each individual's time devoted to duties as an executive officer of Protective and its affiliates. The following table shows the total compensation paid during the past three fiscal years to the named executive officers of Protective by Protective or any of its affiliates including PLC. Of the amounts of total compensation shown in the Summary Compensation Table and other executive compensation information below, virtually all of Mr. Brigg's, Mr. Massengale's, Mr. Bielen's and Mr. Williams', total compensation, and a significant percentage of Mr. Nabers' and Mr. Johns' total compensation was attributable to services performed for or on behalf of Protective and its subsidiaries.

        PLC has established a Deferred Compensation Plan for Officers (the "Officers' Plan") whereby eligible officers may voluntarily elect to defer to a specified date receipt of all or any portion of their Annual Incentive Plan and Performance Share Plan bonuses. The bonuses so deferred are credited to the officers in cash or PLC stock equivalents or a combination thereof. The cash portion earns interest at approximately PLC's short-term borrowing rate. Cash amounts may be deferred into a common stock equivalent or an interest-bearing equivalent. Stock compensation may only be deferred as common stock equivalents. Deferred bonuses will be distributed in stock or cash as specified by the officers in accordance with the Officers' Plan unless distribution is accelerated under certain provisions, including upon a change in control of PLC.

    The following table sets forth certain information regarding compensation paid to each of the individuals who served as the chief executive officer of Protective during 2001 and the four other most highly compensated executive officers of Protective (collectively, the "Named Executives") during or with respect to the last three fiscal years.

SUMMARY COMPENSATION TABLE

		Annual Compensation				Long-Term Compensation
							Payouts
						Awards	Long-Term Incentive Plan Payouts (1)(3)(4) $
Name and Principal Position	Year	Salary (1)(2)	Bonus (1)(2)(3)		Other Annual Compensation	Securities Underlying Options/SARs #			All Other Compensation (5)

Drayton Nabers, Jr. Former Chairman of the Board (1)	2001 2000 1999	$686,731 643,333 605,000	$315,000 185,300 707,500		$165 -0- -0-	-0- -0- -0-	$2,034,660 902,870 988,171	(6)(7)	$2,065,065 6,800 4,800	(8)

John D. Johns Chairman of the Board and President	2001 2000 1999	494,167 460,833 431,667	150,000 88,400 425,300		-0- -0- -0-	-0- 50,000 -0-	302,666 433,076 360,010	(7)	6,800 6,800 4,800

R. Stephen Briggs Executive Vice President	2001 2000 1999	321,667 304,167 299,167	110,900 154,300 168,900		-0- -0- -0-	-0- -0- -0-	174,587 321,041 360,010	(7)	6,800 6,800 4,800

Jim E. Massengale Executive Vice President, Acquisitions	2001 2000 1999	336,667 316,667 296,667	196,400 176,400 183,800		-0- -0- -0-	-0- 10,000 -0-	148,480 256,080 213,408	(7)	6,800 6,800 4,800

A. S. Williams III Former Executive Vice President, Investments and Treasurer	2001 2000 1999	309,167 304,167 298,333	164,400 377,208 455,508	(9)	-0- -0- 2,324	-0- -0- -0-	439,792 299,387 276,502	(6)(7)	2,140,026 6,800 4,800	(9)

Richard J. Bielen Senior Vice President, Chief Investment Officer and Treasurer	2001 2000 1999	237,500 222,833 209,667	113,400 79,800 116,600		-0- -0- -0-	-0- -0- -0-	92,188 160,991 86,564	(7)	6,800 6,800 4,800

(1)
For further information, see the "Compensation and Management Succession Committee's Report on Executive Compensation."
(2)
Includes amounts that the Named Executives may have voluntarily elected to contribute to PLC's 401(k) and Stock Ownership Plan.
(3)
Includes amounts that the Named Executives may have voluntarily deferred under PLC's Deferred Compensation Plan for Officers.
(4)
For 2001 Valued as of December 31. For further information, see the "Long-Term Incentive Plan — Awards In Last Fiscal Year" table.
(5)
Includes $6,800 in matching contributions to PLC's 401(k) and Stock Ownership Plan for Messrs. Nabers, Johns, Briggs, Massengale and Bielen.
(6)
Includes amounts payable under the 1997 Long Term Incentive Plan to Mr. Nabers and Mr. Williams upon retirement. Value of SARs awarded is based on difference between base price and value of common stock as of December 31, 2001.
(7)
Long-term Incentive Plan compensation for 2001 is not yet determinable.
(8)
Includes payments in the amount of $1,553,483 and SARs valued at $504,782 (as of December 31) related to the crediting of additional years of service under outstanding Long-Term Incentive Awards in connection with Mr. Naber's retirement (see "Retirement Arrangements").
(9)
Includes amounts earned with respect to prior years under a special bonus program but remained subject to forfeiture until normal retirement.

      No options or SARs were awarded to the Named Executives during 2001.

        The following table sets forth the value of the stock appreciation rights held by the Named Executives based upon the value of the Common Stock as of December 31, 2001.

AGGREGATED FY-END OPTION/SAR VALUES

Name	Number of Securities Underlying Unexercised Options/SARs at FY-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at FY-End ($) Exercisable/ Unexercisable

Drayton Nabers, Jr.	452,502/0	$4,457,313/$0

John D. Johns	150,000/50,000	1,723,875/331,000

R. Stephen Briggs	40,000/0	459,700/0

Jim E. Massengale	40,000/10,000	459,700/66,200

A. S. Williams III	40,000/0	459,700/0

Richard J. Bielen	15,000/0	172,388/0

      In 2001, the Compensation and Management Succession Committee of PLC awarded performance shares under PLC's 1997 Long-Term Incentive Plan to the Named Executives as indicated in the table below. These awards are generally payable, if at all, at the time the results of the comparison group of companies for the four-year period ending December 31, 2004 are known.

LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR

			Estimated Future Payouts Under Non-Stock Price-Based Plans (in shares)(3)
	Number of Shares, Units or Other Rights (#)(1)(2)	Performance or Other Period Until Maturation or Payout
Name			Threshold	Target	Maximum

Drayton Nabers, Jr.	30,930 shares	December 31, 2004(3)	15,465	38,663	52,581

John D. Johns	20,110 shares	December 31, 2004	10,055	25,138	34,187

R. Stephen Briggs	4,900 shares	December 31, 2004	2,450	6,125	8,330

Jim E. Massengale	5,140 shares	December 31, 2004	2,570	6,425	8,738

A. S. Williams III	4,900 shares	December 31, 2004(3)	2,450	6,125	8,330

Richard J. Bielen	2,980 shares	December 31, 2004	1,490	3,725	5,066

(1)
In the event of a change in control, payment will be made with respect to all outstanding awards based upon performance at the target level (which, for all outstanding awards, is deemed to be at the seventy-fifth percentile) or, if greater, performance as of the December 31 preceding the change in control.
(2)
Award is earned based on comparison of PLC's average return on average equity or total rate of return for a four year period to a peer group. Below threshold, which is the median of the comparison group, no portion of award is earned.
(3)
The terms of the 1997 Long-Term Incentive Plan provide that as a result of retirement, awards shall be determined as if the performance period had ended December 31, 2001.

OTHER PLANS AND ARRANGEMENTS

        Retirement Benefits.  The table below illustrates the annual pension benefits payable to executive officers under the Protective Life Corporation Pension Plan. The table also reflects the Excess Benefit Plan that we have established to provide retirement benefits over the Internal Revenue Code limitations. Benefits in the table are not reduced by social security or other offset amounts. Since the benefits shown in the table reflect a straight life form of annuity benefit, if the payment is made in the form of a joint and survivor annuity, the annual amounts of benefit could be substantially below those illustrated.

PENSION PLAN TABLE

	Years of Service
Remuneration	15	20	25	30	35

$150,000	$33,042	$44,056	$55,070	$66,083	$77,097
200,000	45,042	60,056	75,070	90,083	105,097
250,000	57,042	76,056	95,070	114,083	133,097
300,000	69,042	92,056	115,070	138,083	161,097
400,000	93,042	124,056	155,070	186,083	217,097
500,000	117,042	156,056	195,070	234,083	273,097
750,000	177,042	236,056	295,070	354,083	413,097
1,000,000	237,042	316,056	395,070	474,083	553,097
1,250,000	297,042	396,056	495,070	594,083	693,097
1,500,000	357,042	476,056	595,070	714,083	833,097
1,750,000	417,042	556,056	695,070	834,083	973,097
2,000,000	477,042	636,056	795,070	954,083	1,113,097

      Compensation covered by the Pension Plan (for purposes of pension benefits) excludes commissions and performance share awards and generally corresponds to that shown under the heading "Annual Compensation" in the Summary Compensation Table. Compensation is calculated based on the average of the highest level of compensation paid during a period of 36 consecutive whole months. Only three Annual Incentive Plan bonuses (whether paid or deferred) may be included in obtaining the average compensation.

        The Named Executives and their credited years of service as of March 8, 2002 are provided in the following table.

Name	Years of Service

Drayton Nabers, Jr.	23	*
John D. Johns	8
R. Stephen Briggs	29
Jim E. Massengale	19
A. S. Williams III	37
Richard J. Bielen	11

*
In connection with his retirement, Mr. Nabers will receive payments equal to the benefit he would have received under the Pension Plan and Excess Benefit Plan resulting from thiry-six additional months of credited service.

EMPLOYMENT CONTINUATION AGREEMENTS

        The Board of Directors of PLC has authorized PLC to enter into Employment Continuation Agreements with each of the Named Executives which provide for certain benefits in the event such executive's employment is actually or constructively (by means of a reduction in duties or compensation) terminated following certain events constituting a "change in control". Such benefits include (i) a payment equal to three times the sum of the annual base salary in effect at the time of the change in control and the average annual incentive plan bonus for the three years preceding the change in control; (ii) continuation (for twenty-four months) in PLC's hospital, medical, accident, disability, and life insurance plans as provided to the executive immediately prior to the date of his termination of employment; (iii) delivery of an annuity to equal increased benefits under the Pension Plan and the Excess Benefit Plan resulting from an additional three years of credited service (subject to the Pension Plan's maximum on crediting service); and (iv) an additional payment, if necessary, to reimburse the executive for any additional tax (other than normal Federal, state and local income taxes) incurred as a result of any benefits received in connection with the change in control.

RETIREMENT ARRANGEMENT

        In consideration of his contributions to PLC and its subsidiaries as its Chief Executive Officer, and in recognition of his planned retirement, in addition to compensation payable under the terms of the PLC's plans and programs, the Compensation and Management Succession Committee of PLC awarded to Mr. Nabers:

  •
  a payment in the amount of $1,553,483 and 76,251 stock appreciation rights which was the Committee's estimate of payment equal to the difference between what Mr. Nabers receives under the terms of awards currently outstanding under the 1997 Long-Term Incentive Plan and what Mr. Nabers would have received under the Plan if he had an additional 36 months of service credit during the outstanding award periods with no award to earn out less than target and to be valued at $33.43 per share;

  •
  payments equal to the difference between the benefit payments Mr. Nabers will receive under PLC's Pension and Excess Benefit Plans and what Mr. Nabers would have received if he had an additional 36 months of credited service under such plans and no reduction for early retirement, such payments to be made consistent with the time of payments due under the plans;

  •
  continuation of the exercise period for the outstanding stock appreciation rights awarded in 1996 until August 15, 2006, the original termination date of such award; and

  •
  Annual Incentive Plan bonus based on performance of the Company in 2001, as though Mr. Nabers were employed through the end of 2001.

Compensation Committee Interlocks and Insider Participation

        The current members of PLC's Compensation and Management Succession Committee ("Committee") are Messrs. McMahon (Chairman), A.W. Dahlberg, and Robert A. Yellowlees. Mr. Ronald L. Kuehn, Jr. also served as a member of the Committee until his retirement from the Board of Directors of PLC in May of 2001. No member of the Committee was an officer or employee of PLC or any of its subsidiaries at any time during 2001. Also, no member of the Committee was formerly an officer of PLC or any of its subsidiaries.

MANAGEMENT OWNERSHIP OF PLC STOCK

        No director or named executive officer of Protective owns any stock of Protective or of any affiliated corporation except for the shares of PLC common stock which are shown as owned as of December 31, 2001:

	Amount and Nature of Beneficial Ownership(1)
Name and Beneficial Owner	Sole Power		Shared Power(2)		Percent of Class(1)
Drayton Nabers, Jr.-	251,364	(3)	10,470		*
John D. Johns	113,391	(3)	4,200		*
R. Stephen Briggs	156,248	(3)	2,886		*
Jim E. Massengale	97,307	(3)	-0-		*
A. S. Williams III	75,905	(3)	-0-		*
Allen W. Ritchie	0	(3)	-0-		*
Steven A. Schultz	65,418	(3)	-0-		*
Richard J. Bielen	43,030	(3)	-0-		*
J. William Hamer, Jr.	40,952	(3)	478		*
T. Davis Keyes	16,520	(3)	-0-		*
Carolyn King	32,505	(3)	-0-		*
Deborah J. Long	49,975	(3)	-0-		*
Wayne E. Stuenkel	104,401	(3)	-0-		*
Carl S. Thigpen	5,817	(3)	-0-		*
Judy Wilson	25,063	(3)	-0-		*
Jerry W. DeFoor	41,507	(3)	-0-		*
All current directors and executive officers as a group (14 persons)	792,134	(3)(4)	7,564	(2)	1.17%

*	less than one percent
(1)	The number of shares reflected are shares which under applicable regulations of the Securities and Exchange Commission are deemed to be beneficially owned. Shares deemed to be beneficially owned, under such regulations, include shares as to which, directly or indirectly, through any contract, relationship, arrangement, understanding or otherwise, either voting power or investment power is held or shared. The total number of shares beneficially owned is subdivided, where applicable, into two categories: shares as to which voting/investment power is held solely and shares as to which voting/investment power is shared. The percentage calculation is based on the aggregate number of shares beneficially owned.
(2)	This column may include shares held in the name of a spouse, minor children, or certain other relatives sharing the same home as the director or officer, or held by the director or officer, or the spouse of the director or officer, as a trustee or as a custodian for children. Unless otherwise noted below, the directors and officers disclaim beneficial ownership of these shares.
(3)
The amounts reported include shares allocated to accounts under PLC's 401(k) and Stock Ownership Plan as follows: Mr. Nabers, 219 shares; Mr. Johns, 5,437 shares; Mr. Briggs, 30,967 shares; Mr. Massengale, 219 shares; Mr. Williams, 30,534 shares; Mr. Ritchie, -0- shares; Mr. Bielen, 11,179 shares; Mr. Hamer, 6,114 shares; Mr. Keyes, 8,593 shares; Ms. King, 1,896 shares; Ms. Long, 2,011 shares; Mr. Schultz, 6,444 shares; Mr. Stuenkel, 7,554 shares; Mr. Thigpen, 5,817 shares; Ms. Wilson, 6,279 shares; Mr. DeFoor, 12,645 shares; and all current directors and executives officers as a group 122,551.

The amounts reported also include stock equivalents under PLC's Deferred Compensation Plan for Officers, entitling each participant to receive upon distribution a share of Common Stock or each stock equivalent. The number of stock equivalents included are as follows: Mr. Nabers, 248,985; Mr. Johns, 103,554; Mr. Briggs, 108,516; Mr. Massengale, 86,468; Mr. Williams, 45,055; Mr. Ritchie, -0-; Mr. Bielen, 24,375; Mr. Hamer, 34,838; Mr. Keyes, 7,690; Ms. King, 30,609; Ms. Long, 42,997; Mr. Schultz, 57,116; Mr. Stuenkel, 87,311; Mr. Thigpen, -0-; Ms. Wilson, 11,957; Mr. DeFoor, 28,862; and all current directors and executive officers as a group, 630,156.

The reported amounts do not include stock appreciation rights ("SARs"): Mr. Nabers, 300,000 SARs; Mr. Johns, 200,000 SARs; Mr. Briggs, 40,000 SARs; Mr. Massengale, 50,000 SARs; Mr. Williams, 40,000 SARs; Mr. Bielen, 15,000 SARs; Mr. Keyes, 10,000 SARs; Ms. King, 15,000 SARs; Ms. Long, 15,000 SARs; Mr. Schultz, 15,000 SARs; Mr. Stuenkel, 15,000 SARs; Ms. Wilson, 15,000 SARs; Mr. DeFoor, 10,000 SARs; and all current directors and executive officers as a group, 425,000 SARs.
(4)	No officer or director owns any stock of any affiliate of PLC, with one exception. Mr. Schultz, as required by Louisiana law, owns 10 shares of stock in each of two Louisiana insurance affiliates for which he serves as a director.

LEGAL PROCEEDINGS

        There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business of PLC and Protective, to which PLC or Protective or any of its subsidiaries is a party or of which any of PLC or Protective's properties is the subject. For additional information regarding legal proceedings see Note G to the Consolidated Financial Statements included herein.

EXPERTS

        The financial statements as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001 included in this Prospectus and the financial statement schedules included in the Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

        Sutherland, Asbill & Brennan LLP of Washington, D.C. has provided advice on certain matters relating to federal securities laws.

REGISTRATION STATEMENT

        A Registration Statement has been filed with the Securities and Exchange Commission under the Securities Act of 1933 as amended with respect to the Contracts. This Prospectus does not contain all information set forth in the Registration Statement, its amendments and exhibits, to all of which reference is made for further information concerning Protective and the Contracts. Statements contained in this Prospectus as to the content of the Contracts and other legal instruments are summaries. For a complete statement of the terms thereof, reference is made to the instruments as filed in the Registration Statement.

WHERE YOU CAN FIND MORE INFORMATION

        Protective files reports and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges.

APPENDIX A

MATTERS RELATING TO CONTRACTS
OFFERED IN CERTAIN STATES AFTER SEPTEMBER 10, 1991
AND PRIOR TO MAY 1, 1996

          The following sections describe Contracts offered after September 10, 1991 and before May 1, 1996. The following descriptions of certain provisions should be substituted in their entirety for the related terms and descriptions found elsewhere in this Prospectus. The page references listed below indicate where in the Prospectus the substituted descriptions can be found. Refer to your Contract for complete details of these provisions.

Summary (page 3)

        The paragraphs in the Summary describing the guaranteed Death Benefit, Market Value Adjustment, and Surrender Charge should be revised as follows:

How is the surrender charge calculated?
The surrender charge applies during the first seven years of each Guaranteed Period. If the Guaranteed Period is seven years or less, a surrender charge will apply for the entire Guaranteed Period. The surrender charge is equal to six months of interest on the amount you withdraw from a Sub-Account. The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. (See "Surrender Charges," page 11.)
What is a Market Value Adjustment?	The Market Value Adjustment is the amount we deduct from or add to the Sub-Account value when you request a surrender before the end of the Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between 1) the Guaranteed Interest Rate that we are currently offering for a Guaranteed Period equal to the time remaining in your Guaranteed Period at the time you request a full or partial surrender, and 2) the Guaranteed Interest Rate being applied to the Sub-Account from which you are requesting a full or partial surrender. (See "Market Value Adjustment," page 11.)
Does the contract provide a Death Benefit?	If any Owner dies while the Contract is in force and before the Annuity Commencement Date, we will pay a guaranteed Death Benefit, less any applicable premium tax, to any surviving Owner.
If there is no surviving Owner, we will pay the guaranteed Death Benefit to the Beneficiary that the Owner has named. The Beneficiary will have 60 days from the date of death to exercise this right to the guaranteed Death Benefit. If the Beneficiary has not exercised this right within 60 days, we will treat any payments as a surrender request subject to the surrender charge and Market Value Adjustment.
The guaranteed Death Benefit will be equal to the Account Value of your Contract. If applicable, we will total the Death Benefits for all of your Guaranteed Periods to determine the amount of your guaranteed Death Benefit. (See "Death Benefit," page 14.)

Parties to the Contract (page 6)

        Beneficiary:  The person named under the Contract to receive the Death Benefit upon the Death of any Owner is the primary Beneficiary. If an Owner dies, the surviving Owner, if any, will always be the primary Beneficiary, regardless of whom the Contract may designate. A contingent Beneficiary is the person named in the Contract to receive the Death Benefit if the primary Beneficiary is not living at the time of the Owner's death.

        If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner.

        Unless designated irrevocably, you may change Beneficiaries at any time by sending a written request to our Administrative Office. If you have designated a Beneficiary irrevocably, that Beneficiary's written consent is necessary before you can change the Beneficiary or exercise certain other rights.

Issuing a Contract (page 7, first paragraph)

        You purchase a Contract by completing an application and making an Annuity Deposit of at least $5,000. After we issue the Contract, you may make additional Annuity Deposits of at least $5,000. We must pre-approve any Annuity Deposits of less than $5,000. You cannot make additional Annuity Deposits in the states of California, Minnesota, South Carolina or Michigan. Regardless of how many Annuity Deposits you make, we will issue only one Contract. We have the right to decline any Annuity Deposit or any application. When we sell Contracts to retirement plans or in connection with retirement plans, those retirement plans may or may not qualify for special tax treatment under the Internal Revenue Code.

Guaranteed Period and Sub-Accounts

    Selecting a subsequent Guarantee Period (page 8)

        To apply the ending Sub-Account value to one or more subsequent Guaranteed Periods that you select, you must give us written instructions to this effect no later than 10 days after the end of the expiring Guaranteed Period. You may select a subsequent Guaranteed Period only from Guaranteed Periods we are offering at the time you make your selection. Any subsequent Guaranteed Period may not extend past the Annuity Commencement Date for your Contract. At least $5,000 must be allocated to any subsequent Guaranteed Period.

    Automatic subsequent Guaranteed Periods (page 8)

        If you do not instruct us otherwise under the first or second options described above, a subsequent Guaranteed Period will automatically begin when the prior Guaranteed Period ends. Your ending Sub-Account value will become the beginning Sub-Account value for the subsequent Guaranteed Period. The Subsequent Guaranteed Period will be the longest Guaranteed Period we offer that is not longer than the Guaranteed Period that just ended, and does not extend past the Annuity Commencement Date. You must allocate at least $5,000 to any subsequent Guaranteed Period.

Surrenders

    Surrenders and Partial Surrenders (page 10, first paragraph)

        You may surrender your entire Contract at any time. You may surrender part of the Contract if the value of each remaining Sub-Account is at least $5,000 after the surrender.

Surrender Charges (page 11)

        Surrenders and partial surrenders may be subject to a surrender charge. Generally, we assess a surrender charge if you take a surrender during the first seven years of any Guarantee Period. The surrender charge is equal to six months of interest on the amount you surrender from a Sub-Account.

The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. We will compute this interest at the same rate we are crediting the Sub-Account from which you make a surrender. We will deduct the surrender charge from the amount you have chosen to surrender.

        We do not apply the surrender charge after the first seven years of a Guaranteed Period or from any amount available as an interest withdrawal. Also, we do not apply a surrender charge to surrenders you request at the end of a Guaranteed Period provided that we receive your written request, in a form we deem acceptable, within twenty days prior to the end of the Guaranteed Period.

        If we receive your request for a surrender prior to the end of a Guaranteed Period, we will calculate the surrender value, as of the date of the surrender, as follows:

[(A × B) - SC] where:

        A      = the Sub-Account value of the Sub-Account from which you request a surrender

        B      = the Market Value Adjustment

        SC    = the surrender charge plus any premium taxes, if applicable

        On the date we receive your request, we will inform you of the amounts available for you to surrender. Any surrender may be subject to federal and state income tax and, in some cases, premium taxes.

        Because a Guaranteed Period cannot extend past the Annuity Commencement Date, we will not deduct a surrender charge or Market Value Adjustment if you use your Net Account value to purchase an Annuity on the Annuity Commencement Date.

    Waiver of Surrender Charges (page 11)

        We will waive any applicable surrender charge if you meet any of the following conditions after the first year of the Contract:

  1)
  You enter, for a period of at least 90 days, a facility that is licensed by the state and qualifies as a skilled nursing home facility under Medicare or Medicaid.

  2)
  A physician who is not related to you or the Annuitant diagnoses you as having a terminal illness as the term is defined in your Contract. You must submit to us written proof of this illness that we deem satisfactory and we reserve the right to require an examination by a physician of our choice to confirm your terminal illness.

        If we waive your surrender charge, we will still impose a Market Value Adjustment where applicable. Our waiver of surrender charges is not available in all states due to applicable insurance laws.

Market Value Adjustment (page 11)

        We will apply a Market Value Adjustment if your request a surrender before the end of a Sub-Account's Guaranteed Period. The Market Value Adjustment may increase or decrease the amount you receive from a surrender. Like the surrender charge, we calculate the Market Value Adjustment separately for each Sub-Account. The Market Value Adjustment is applied to the surrendered Sub-Account value, less any amount available as an interest withdrawal from interest earned during the prior Contract year, before we deduct any surrender charge. We will include the Market Value Adjustment in the amount we deduct from your Sub-Account to satisfy your surrender request. The formula we use to determine the Market Value Adjustment is:

(1+g / 1+c) × (N/12) where:

        g = The Guaranteed Interest Rate in effect for the current Guaranteed Period expressed as a decimal
(e.g., 1% = .01).

        C = The current Guaranteed Interest Rate we offer for a Guaranteed Period that has a duration equal to the number of months left before the end of the Guaranteed Period from which you are making the surrender.

        N = The number of months remaining in your Guaranteed Period as of the date you request a surrender.

        The Market Value Adjustment reflects the relationship between 1) the current Guaranteed Interest Rate we offer for a Guaranteed Period equal in duration to the amount of time left in the surrendered Guaranteed Period, and 2) the Guaranteed Interest Rate we are applying to the Guaranteed Period from which you are making a surrender.

        Generally, if your Guaranteed Interest Rate is lower than the one we offer for Guaranteed Period equal to the time remaining in your Guaranteed Period, the Market Value Adjustment may produce a surrender value that is less than the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned. Similarly, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the Market Value Adjustment may increase your surrender value beyond the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned.

        Because we base current Guaranteed Interest Rates in part upon the investment yields that are available to us, the effect of the Market Value Adjustment will be related to those yields. Therefore, if these yields increase from the time, you purchase your Contract, it is possible that the Market Value Adjustment, coupled with the surrender charge and any premium tax, could produce a full surrender value for your Contract that is less than the total of your Annuity Deposits.

Determining the Death Benefit (page 14)

        We will calculate the guaranteed Death Benefit as of the date of an Owner's death. The guaranteed Death Benefit will be equal to the Account Value less applicable premium taxes.

Annuity Options (page 15)

        On the Annuity Commencement Date we will apply part or all of the Net Account Value to the annuity option you have selected. If you have not selected an annuity option, we will apply your Net Account Value to Option 2 – Life Income with Payments for a 10-Year Guaranteed Period. You may select from the following annuity options. For Qualified Contracts, annuity options may apply with certain restrictions.

  •
  Option 1 – Payment for a Fixed Period

      We will make equal monthly payments for any period not less than five years and not more than 30 years. The amount of each payment depends upon the total amount applied, the period selected and the interest rate we are using when the annuity payments are determined.

  •
  Option 2 – Life Income with Payments for a Guaranteed Period

      We will make equal monthly payments based on the life of the named Annuitant or Annuitants. Payments will continue for the lifetime of the Annuitant or Annuitants with payments guaranteed for either 10 or 20 years. Payments will stop at the end of the selected guaranteed period or when the Annuitant dies, whichever is later.

  •
  Option 3 – Payments for a Fixed Amount

  We will make equal monthly payments for a fixed amount. The amount of each payment may not be less than $10 for each $1,000 of Net Account Value applied to the annuity option. Each month we will credit interest on the unpaid balance and add that interest to it. We will set the interest rate in our sole discretion, but it will not be less than an annual effective interest rate of 4%. Payments will continue until the amount we hold runs out. The last payment will be for the balance only.

  •
  Option 4 – Purchase of Other Annuities

  The total amount you apply is used to purchase any kind of annuity we issue on the date this option is selected.

        The dollar amount of monthly payments for every $1,000 you apply to each available annuity option is calculated in accordance with annuity tables set forth in the Contract. We base these tables on the 1983 Individual Annuity Mortality Table A projected four years with interest at 4% per year.

Taxation of Annuities in General

    Loss of Interest Deduction Where Contracts Are Held for the Benefit of Certain Non-Natural Persons
(page 22)

        In order that they may be treated as annuity contracts for federal tax purposes, section 72(s) of the Internal Revenue Code requires that Contracts held by persons other than individuals (other than Contracts issued in connection with certain qualified plans) contain certain provisions relating to distributions upon the death of an Annuitant. Certain Contracts do not contain these provisions. The income under such Contracts is taxable as it accrues. We issue Form 1099s with respect to such Contracts.

APPENDIX B

MATTERS RELATING TO CONTRACTS
OFFERED IN CERTAIN STATES
PRIOR TO SEPTEMBER 10, 1991

          The following sections describe Contracts with a Certificate Date prior to September 10, 1991, and certain Contracts with a Certificate Date after that date. The Contracts contain provisions that differ from those described in this Prospectus. In particular, surrender charge, Death Benefit, and certain Annuity benefit provisions may be different. Refer to your Contract for complete details of these provisions. The following descriptions of certain provisions should be substituted in their entirety for the related terms and descriptions found elsewhere in this Prospectus. The page references listed below indicate where in the Prospectus the substituted descriptions can be found.

Summary (page 3)

        The paragraphs in the Summary describing the guaranteed Death Benefit, Market Value Adjustment, and Surrender Charge should be revised as follows:

How is the surrender charge calculated?
The surrender charge applies during the first seven years of each Guaranteed Period. If the Guaranteed Period is seven years or less, a surrender charge will apply for the entire Guaranteed Period. The surrender charge is equal to six months of interest on the amount you withdraw from a Sub-Account. The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. (See "Surrender Charge," page 11.)
What is a Market Value Adjustment?	The Market Value Adjustment is the amount we deduct from or add to the Sub-Account value when you request a surrender before the end of the Sub-Account's Guaranteed Period. The Market Value Adjustment reflects the relationship between 1) the Guaranteed Interest Rate that we are currently offering for a Guaranteed Period equal to the time remaining in your Guaranteed Period at the time you request a full or partial surrender, and 2) the Guaranteed Interest Rate being applied to the Sub-Account from which you are requesting a full or partial surrender. (See, "Market Value Adjustment," page 11.)
Does the contract provide a Death Benefit?	If any Owner dies while the Contract is in force and before the Annuity Commencement Date, we will pay a guaranteed Death Benefit, less any applicable premium tax, to any surviving Owner.
If there is no surviving Owner, we will pay the guaranteed Death Benefit to the Beneficiary as determined under the provisions of the Contract. If the named Beneficiary under the Contract is the spouse of the Owner and the Annuitant is living, the spouse may elect, in lieu of taking a Death Benefit, to become the Owner and continue the Contract.
The guaranteed Death Benefit will be equal to the Account Value of your Contract. If applicable, we will total the Death Benefits for all of your Guaranteed Periods to determine the amount of your guaranteed Death Benefit. (See "Death Benefit," page 14.)

Parties to the Contract (page 6)

        Beneficiary:  The person named under the Contract to receive the Death Benefit upon the Death of any Owner or Annuitant, as applicable, is the primary Beneficiary. If an Owner dies, the surviving Owner, if any, will always be the primary Beneficiary, regardless of whom the Contract may designate. A contingent Beneficiary is the person named in the Contract to receive the Death Benefit if the primary Beneficiary is not living at the time of the Owner's death.

        If no Beneficiary designation is in effect or if no Beneficiary is living at the time of an Owner's death, the Beneficiary will be the estate of the deceased Owner.

        Unless designated irrevocably, you may change Beneficiaries at any time by sending a written request to our Administrative Office. If you have designated a Beneficiary irrevocably, that Beneficiary's written consent is necessary before you can change the Beneficiary or exercise certain other rights.

Issuing a Contract (page 7, first paragraph)

        You purchase a Contract by completing an application and making an Annuity Deposit of at least $5,000. After we issue the Contract, you may make additional Annuity Deposits of at least $5,000. We must pre-approve any Annuity Deposits of less than $5,000. Regardless of how many Annuity Deposits you make, we will issue only one Contract. We have the right to decline any Annuity Deposit or any application. When we sell Contracts to retirement plans or in connection with retirement plans, those retirement plans may or may not qualify for special tax treatment under the Internal Revenue Code.

Guaranteed Periods and Sub-Accounts

    Selecting a subsequent Guarantee Period (page 8)

        To apply the ending Sub-Account value to one or more subsequent Guaranteed Periods that you select, you must give us written instructions to this effect no later than 10 days after the end of the expiring Guaranteed Period. You may select a subsequent Guaranteed Period only from Guaranteed Periods we are offering at the time you make your selection. Any subsequent Guaranteed Period may not extend past the Annuity Commencement Date for your Contract. At least $5,000 must be allocated to any subsequent Guaranteed Period.

    Automatic subsequent Guaranteed Periods (page 8)

        If you do not instruct us otherwise under the first or second options described above, a subsequent Guaranteed Period will automatically begin when the prior Guaranteed Period ends. Your ending Sub- Account value will become the beginning Sub-Account value for the subsequent Guaranteed Period. The Subsequent Guaranteed Period will be the longest Guaranteed Period we offer that is not longer than the Guaranteed Period that just ended, and does not extend past the Annuity Commencement Date. You must allocate at least $5,000 to any subsequent Guaranteed Period.

Surrenders

    Surrenders and Partial Surrenders (page 10, first paragraph)

        You may surrender your entire Contract at any time. You may surrender part of the Contract if the value of each remaining Sub-Account is at least $5,000 after the surrender.

Surrender Charges (page 11)

        Surrenders and partial surrenders may be subject to a surrender charge. Generally, we assess a surrender charge if you take a surrender during the first seven years of any Guarantee Period. The surrender charge is equal to six months of interest on the amount you surrender from a Sub-Account. The total surrender charges for a Guaranteed Period will never exceed six months' interest on the amount of the Annuity Deposit or Sub-Account value you allocated to the Guaranteed Period. We will compute this interest at the same rate we are crediting the Sub-Account from which you make a surrender. We will deduct the surrender charge from the amount you have chosen to surrender.

        We do not apply the surrender charge after the first seven years of a Guaranteed Period or from any amount available as an interest withdrawal. Also, we do not apply a surrender charge to surrenders you request at the end of a Guaranteed Period provided that we receive your written request, in a form we deem acceptable, within twenty days prior to the end of the Guaranteed Period.

        If we receive your request for a surrender prior to the end of a Guaranteed Period, we will calculate the surrender value, as of the date of the surrender, as follows:

[(A × B) - SC] where:

        A      = the Sub-Account value of the Sub-Account from which you request a surrender

        B      = the Market Value Adjustment

        SC    = the surrender charge plus any premium tax, if applicable

        On the date we receive your request, we will inform you of the amounts available for you to surrender. Any surrender may be subject to federal and state income tax and, in some cases, premium taxes.

        Because a Guaranteed Period cannot extend past the Annuity Commencement Date, we will not deduct a surrender charge or Market Value Adjustment if you use your Net Account value to purchase an Annuity on the Annuity Commencement Date.

    Waiver of Surrender Charges (page 11)

        We will waive any applicable surrender charge if you meet any of the following conditions after the first year of the Contract:

  3)
  You enter, for a period of at least 90 days, a facility that is licensed by the state and qualifies as a skilled nursing home facility under Medicare or Medicaid.

  4)
  A physician who is not related to you or the Annuitant diagnoses you as having a terminal illness as the term is defined in your Contract. You must submit to us written proof of this illness that we deem satisfactory and we reserve the right to require an examination by a physician of our choice to confirm your terminal illness.

        If we waive your surrender charge, we will still impose a Market Value Adjustment where applicable. Our waiver of surrender charges is not available in all states due to applicable insurance laws.

Market Value Adjustment (page 11)

        We will apply a Market Value Adjustment if your request a surrender before the end of a Sub-Account's Guaranteed Period. The Market Value Adjustment may increase or decrease the amount you receive from a surrender. Like the surrender charge, we calculate the Market Value Adjustment separately for each Sub-Account. The Market Value Adjustment is applied to the surrendered Sub-Account value, less any amount available as an interest withdrawal from interest earned during the prior Contract year, before we deduct any surrender charge. We will include the Market Value Adjustment in the amount we deduct from your Sub-Account to satisfy your surrender request. The formula we use to determine the Market Value Adjustment is:

(1+g / 1+c) × (N/12) where:

        g = The Guaranteed Interest Rate in effect for the current Guaranteed Period expressed as a decimal
(e.g., 1% = .01).

        C = The current Guaranteed Interest Rate we offer for a Guaranteed Period that has a duration equal to the number of months left before the end of the Guaranteed Period from which you are making the surrender.

        N = The number of months remaining in your Guaranteed Period as of the date you request a surrender.

        The Market Value Adjustment reflects the relationship between 1) the current Guaranteed Interest Rate we offer for a Guaranteed Period equal in duration to the amount of time left in the surrendered Guaranteed Period, and 2) the Guaranteed Interest Rate we are applying to the Guaranteed Period from which you are making a surrender.

        Generally, if your Guaranteed Interest Rate is lower than the one we offer for Guaranteed Period equal to the time remaining in your Guaranteed Period, the Market Value Adjustment may produce a surrender value that is less than the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned. Similarly, if your Guaranteed Interest Rate is higher than the applicable current Guaranteed Interest Rate, the Market Value Adjustment may increase your surrender value beyond the sum of the portion of your Annuity Deposit being surrendered plus the interest it has earned.

        Because we base current Guaranteed Interest Rates in part upon the investment yields that are available to us, the effect of the Market Value Adjustment will be related to those yields. Therefore, if these yields increase from the time, you purchase your Contract, it is possible that the Market Value Adjustment, coupled with the surrender charge and any premium tax, could produce a full surrender value for your Contract that is less than the total of your Annuity Deposits.

Death of an Annuitant (page 14)

        If an Annuitant dies while the Contract is in force, either before or after the Annuity Commencement Date, the Beneficiary will be the person designated as such under the Contract. If you have not designated a Beneficiary or the Beneficiary is no longer living, the surviving Owner will be the Beneficiary. If neither the Owner nor the Beneficiary have survived the Annuitant, the Beneficiary will be the Annuitant's estate. You cannot change Annuitants under this Contract.

Death of an Owner (page 14)

        Upon the death of a joint Owner prior to the Annuity Commencement Date, the surviving Owner will become the Beneficiary. If the sole Owner of a Contract dies while the Contract is in force and before the Annuity Commencement Date, the Beneficiary will be the person designated as such under the Contract. If the Beneficiary is the spouse of the deceased Owner and the Annuitant is still living, the spouse may elect to become the Owner in lieu of receiving a guaranteed Death Benefit. If you have not designated a Beneficiary or the Beneficiary is no longer living, the estate of the Owner will be the Beneficiary.

Determining the Death Benefit (page 14)

        If an Annuitant or Owner dies before the Annuity Commencement Date, we will pay a guaranteed Death Benefit to the Beneficiary. We will calculate the guaranteed Death Benefit as of the date of an Annuitant's or Owner's death. We will calculate the guaranteed Death Benefit as follows:

  5)
  If the deceased had not yet reached age 85, the guaranteed Death Benefit will be the greater of:
    •
    the Net Account Value, or

    •
    the original Annuity Deposit, less interest withdrawals and surrenders (including surrender charges, Market Value Adjustments, and premium tax), credited with interest at 5% compounded annually.
  6)
  If the deceased reached age 85, the guaranteed Death Benefit will be equal to the total of the Sub-Account values multiplied by their respective Market Value Adjustments.

Paying the Death Benefit (page 14)

        We will only pay one guaranteed Death Benefit under a Contract, even though the Contract may, under some circumstances, continue after an Owner or Annuitant's death. We will calculate the guaranteed Death Benefit as of the date of the death that triggers its payment.

        We will pay the guaranteed Death Benefit in a lump sum, in which event the Contract will terminate, or under any of the annuity options available under the Contract provided that:

  •
  in the event of the Owner's death, any chosen annuity option must provide that the guaranteed Death Benefit will be distributed within five years of the date of the Owner's death; or

  •
  if the chosen annuity option provides for the guaranteed Death Benefit to be paid over a period that does not extend beyond the Beneficiary's life or life expectancy, the distribution must commence within one year of the Owner's death.

        In addition to these options, if the Beneficiary is the spouse of the deceased Owner and the Annuitant is living, the spouse may elect to become the Owner in lieu of receiving a guaranteed Death Benefit.

Annuity Commencement Date (page 15)

        You may select an Annuity Commencement Date when you purchase a Contract. The Annuity Commencement Date may not be earlier than the end of a Guaranteed Period nor later than the end of the Contract year immediately before the Annuitant's 85th birthday. Our Administrative Office must approve any request for an extension of the Annuity Commencement Date beyond this maximum.

        You may change the Annuity Commencement Date subject to the following restrictions:

  •
  You must request the change in writing.

  •
  We must receive your written request at least 30 days before the new Annuity Commencement Date you have requested.

  •
  The new Annuity Commencement Date may not come before the end of any existing Guaranteed Period.

  •
  Unless we agree prior to the change, the new Annuity Commencement Date may not be later than the Annuitant's 85th birthday.

        Annuity Commencement Dates which occur after the Annuitant's 85th birthday may have adverse tax consequences so you should consult your tax advisor before requesting an Annuity Commencement Date at these advanced ages. You may be required to begin distributions from Qualified Contracts before the Annuity Commencement Date. (See "Federal Tax Matters," page 19.)

        Once our Administrative Office notifies you that we have received and approved your written request for changing the Annuity Commencement Date, the change will be made effective as of the date you signed the request.

Annuity Options (page 15)

        On the Annuity Commencement Date we will apply part or all of the Net Account Value to the annuity option you have selected. If you have not selected an annuity option, we will apply your Net Account Value to Option 2 – Life Income with Payments for a 10-Year Guaranteed Period. You may select from the following annuity options. For Qualified Contracts, annuity options may apply with certain restrictions.

  •
  Option 1 – Payment for a Fixed Period

  We will make equal monthly payments for any period not less than five years and not more than 30 years. The amount of each payment depends upon the total amount applied, the period selected and the interest rate we are using when the annuity payments are determined.

  •
  Option 2 – Life Income with Payments for a Guaranteed Period

  We will make equal monthly payments based on the life of the named Annuitant. Payments will continue for the lifetime of the Annuitant with payments guaranteed for either 10 or 20 years. Payments will stop at the end of the selected guaranteed period or when the Annuitant dies, whichever is later.

  •
  Option 3 – Payments for a Fixed Amount

  We will make equal monthly payments for a fixed amount. The amount of each payment may not be less than $10 for each $1,000 of Net Account Value applied to the annuity option. Each month we will credit interest on the unpaid balance and add that interest to it. We will set the interest rate in our sole discretion, but it will not be less than an annual effective interest rate of 4%. Payments will continue until the amount we hold runs out. The last payment will be for the balance only.

  •
  Option 4 – Purchase of Other Annuities

  The total amount you apply is used to purchase any kind of annuity we issue on the date this option is selected.

        The dollar amount of monthly payments for every $1,000 you apply to each available annuity option is calculated in accordance with annuity tables set forth in the Contract. We base these tables on the 1983 Individual Annuity Mortality Table A projected four years with interest at 4% per year.

Taxation of Annuities in General

    Loss of Interest Deduction Where Contracts Are Held for the Benefit of Certain Non-Natural Persons (page 22)

        In order that they may be treated as annuity contracts for federal tax purposes, section 72(s) of the Internal Revenue Code requires that Contracts held by persons other than individuals (other than Contracts issued in connection with certain qualified plans) contain certain provisions relating to distributions upon the death of an Annuitant. Certain Contracts do not contain these provisions. The income under such Contracts is taxable as it accrues. We issue Form 1099s with respect to such Contracts.

        All other schedules to the financial statements required by Article 7 of Regulation S-X are not required under the related instructions or are inapplicable and therefore have been omitted.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Directors and Share Owner
Protective Life Insurance Company
Birmingham, Alabama

        In our opinion, the consolidated financial statements listed in the index on page F-1 of this Form S-1 present fairly, in all material respects, the financial position of Protective Life Insurance Company and Subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index on page F-1 present fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        As discussed in Note A of the Notes to the Consolidated Financial Statements, effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities".

PricewaterhouseCoopers LLP

Birmingham, Alabama
March 1, 2002

PROTECTIVE LIFE INSURANCE COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands)

	Year Ended December 31
	2001	2000	1999
REVENUES
Premiums and policy fees	$1,389,819	$1,175,943	$861,021
Reinsurance ceded	(771,151)	(686,108)	(462,297)

Net of reinsurance ceded	618,668	489,835	398,724
Net investment income	839,103	692,081	617,829
Realized investment gains (losses):
Derivative financial instruments	(1,718)	2,157	3,425
All other investments	(6,123)	(16,756)	1,335
Other income	38,578	35,194	22,599

	1,488,508	1,202,511	1,043,912

BENEFITS AND EXPENSES
Benefits and settlement expenses (net of reinsurance ceded: 2001 — $609,996; 2000 — $538,291; 1999 — $344,474)	972,624	760,778	629,656
Amortization of deferred policy acquisition costs	147,058	143,180	96,689
Amortization of goodwill	2,827	2,514
Other operating expenses (net of reinsurance ceded: 2001 — $167,243; 2000 — $223,498; 1999 — $150,570)	152,041	121,417	130,954

	1,274,550	1,027,889	857,299

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAX	213,958	174,622	186,613
INCOME TAX EXPENSE
Current	118,421	12,180	43,945
Deferred	(47,964)	49,298	24,046

	70,457	61,478	67,991

Net income from continuing operations before cumulative effect of change in accounting principle	143,501	113,144	118,622
Income (loss) from discontinued operations, net of income tax	(10,748)	10,891	9,636
Loss from sale of discontinued operations, net of income tax	(17,754)
Net income before cumulative effect of change in accounting principle	114,999	124,035	128,258
Cumulative effect of change in accounting principle, net of income tax	(8,341)

NET INCOME	$106,658	$124,035	$128,258

See notes to consolidated financial statements

PROTECTIVE LIFE INSURANCE COMPANY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share amounts)

	December 31
	2001	2000
ASSETS
Investments:
Fixed maturities, at market (amortized cost: 2001 — $9,719,057; 2000 — $7,463,700)	$9,812,091	$7,390,110
Equity securities, at market (cost: 2001 — $62,051; 2000 — $44,450)	60,493	41,792
Mortgage loans on real estate	2,512,844	2,268,224
Investment real estate, net of accumulated depreciation (2001 — $1,452; 2000 — $1,226)	24,173	12,566
Policy loans	521,840	230,527
Other long-term investments	100,686	66,646
Short-term investments	228,396	172,699

Total investments	13,260,523	10,182,564
Cash	107,166	33,517
Accrued investment income	158,841	121,996
Accounts and premiums receivable, net of allowance for uncollectible amounts (2001 — $3,025; 2000 — $2,195)	55,809	72,189
Reinsurance receivables	2,173,987	1,099,574
Deferred policy acquisition costs	1,532,683	1,189,380
Goodwill, net	35,992	241,831
Property and equipment, net	46,337	51,166
Other assets	219,355	120,874
Receivable from related parties		4,768
Assets related to separate accounts:
Variable Annuity	1,910,651	1,841,439
Variable Universal Life	77,162	63,504
Other	3,997	3,746

	$19,582,503	$15,026,548

LIABILITIES
Policy liabilities and accruals:
Future policy benefits and claims	$6,974,685	$5,033,397
Unearned premiums	901,653	935,605

Total policy liabilities and accruals	7,876,338	5,969,002
Stable value contract deposits	3,716,530	3,177,863
Annuity deposits	3,248,218	1,916,894
Other policyholders' funds	132,124	125,336
Other liabilities	410,621	324,901
Accrued income taxes	125,835	(10,932)
Deferred income taxes	72,403	72,065
Note payable	2,291	2,315
Indebtedness to related parties	6,000	10,000
Securities sold under repurchase agreements	117,000
Liabilities related to separate accounts:
Variable Annuity	1,910,651	1,841,439
Variable Universal Life	77,162	63,504
Other	3,997	3,746

Total liabilities	17,699,170	13,496,133

COMMITMENTS AND CONTINGENT LIABILITIES — NOTE G
SHARE-OWNER'S EQUITY
Preferred Stock, $1.00 par value, shares authorized and issued: 2,000, liquidation preference $2,000	2	2
Common Stock, $1.00 par value, shares authorized and issued: 5,000,000	5,000	5,000
Additional paid-in capital	785,419	632,805
Note receivable from PLC Employee Stock Ownership Plan	(4,499)	(4,841)
Retained earnings	1,044,243	948,819
Accumulated other comprehensive income
Net unrealized gains (losses) on investments (net of income tax: 2001 — $28,629; 2000 — $(27,661))	53,168	(51,370)

Total share-owner's equity	1,883,333	1,530,415

	$19,582,503	$15,026,548

See notes to consolidated financial statements

PROTECTIVE LIFE INSURANCE COMPANY

CONSOLIDATED STATEMENTS OF SHARE-OWNER'S EQUITY

(Dollars in thousands, except per share amounts)

	Preferred Stock	Common Stock	Additional Paid-In Capital	Note Receivable From PLC ESOP	Retained Earnings	Net Unrealized Gains (Losses) on Investments	Total Share- Owner's Equity
Balance, December 31, 1998	$2	$5,000	$327,992	$(5,199)	$686,519	$55,057	$1,069,371

Net income for 1999					128,258		128,258
Change in net unrealized gains/losses on investments (net of income tax — $(106,638))						(198,043)	(198,043)
Reclassification adjustment for amounts included in net income (net of income tax — $(1,666))						(3,094)	(3,094)

Comprehensive loss for 1999							(72,879)

Decrease in note receivable from PLC ESOP				51			51

Balance, December 31, 1999	2	5,000	327,992	(5,148)	814,777	(146,080)	996,543

Net income for 2000					124,035		124,035
Change in net unrealized gains/losses on investments (net of income tax — $45,887)						85,221	85,221
Reclassification adjustment for amounts included in net income (net of income tax — $5,110)						9,489	9,489

Comprehensive income for 2000							218,745

Capital contribution			81,000				81,000
Transfer of subsidiaries from PLC (see Note A)			223,813		10,007		233,820
Decrease in note receivable from PLC ESOP				307			307

Balance, December 31, 2000	2	5,000	632,805	(4,841)	948,819	(51,370)	1,530,415

Net income for 2001					106,658		106,658
Change in net unrealized gains/losses on investments (net of income tax — $52,019)						96,607	96,607
Reclassification adjustment for amounts included in net income (net of income tax — $2,143)						3,980	3,980
Transition adjustment on derivative financial instruments (net of income tax — $2,127)						3,951	3,951

Comprehensive income for 2001							211,196

Capital contribution			134,000				134,000
Common dividend — transfer of subsidiary to PLC (see note H)					(2,052)		(2,052)
Preferred dividend					(1,000)		(1,000)
Transfer of subsidiaries from PLC (see Note A)			18,614		(8,182)		10,432
Decrease in note receivable from PLC ESOP				342			342

Balance, December 31, 2001	$2	$5,000	$785,419	$(4,499)	$1,044,243	$53,168	$1,883,333

See notes to consolidated financial statements

PROTECTIVE LIFE INSURANCE COMPANY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	December 31
	2001	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$106,658	$124,035	$128,258
Adjustments to reconcile net income to net cash provided by operating activities:
Realized investment (gains) losses	7,841	14,599	(4,760)
Amortization of deferred policy acquisition costs	154,383	149,574	104,913
Amortization of goodwill	8,328	3,867
Capitalization of deferred policy acquisition costs	(317,626)	(338,685)	(239,483)
Loss from sale of discontinued operations	17,754
Depreciation expense	11,651	9,581	10,513
Deferred income taxes	(40,970)	55,161	24,234
Accrued income taxes	139,017	13,265	(14,841)
Interest credited to universal life and investment products	944,098	766,004	331,746
Policy fees assessed on universal life and investment products	(222,415)	(197,581)	(165,818)
Change in accrued investment income and other receivables	(241,230)	(160,488)	(119,183)
Change in policy liabilities and other policyholder funds of traditional life and health products	443,023	508,454	215,201
Change in other liabilities	138,190	1,809	67,552
Other (net)	8,764	(34,626)	(5,526)

Net cash provided by operating activities	1,157,466	914,969	332,806

CASH FLOWS FROM INVESTING ACTIVITIES
Maturities and principal reduction of investments:
Investments available for sale	3,062,262	12,828,276	9,973,742
Other	283,181	133,814	243,280
Sale of investments:
Investments available for sale	8,943,123	810,716	537,343
Other	0	5,222	267,892
Cost of investments acquired:
Investments available for sale	(13,647,757)	(14,384,625)	(10,625,354)
Corporate owned life insurance	(100,000)
Other	(378,520)	(463,909)	(864,100)
Acquisitions and bulk reinsurance assumptions	(118,557)	(141,040)	46,508
Purchase of property and equipment	(10,099)	(5,085)	(18,075)
Sale of discontinued operations, net of cash transferred	216,031
Sale of property and equipment	70		151

Net cash used in investing activities	(1,750,266)	(1,216,631)	(438,613)

CASH FLOWS FROM FINANCING ACTIVITIES
Borrowings under line of credit arrangements and long-term debt	2,574,954	2,197,800	4,351,177
Capital contribution from PLC	134,000	81,000
Principal payments on line of credit arrangements and long-term debt	(2,457,979)	(2,197,823)	(4,351,203)
Principal payment on surplus note to PLC	(4,000)	(4,000)	(4,000)
Dividends to share owner	(1,000)
Investment product deposits and change in universal life deposits	1,735,653	1,811,484	1,300,736
Investment product withdrawals	(1,315,179)	(1,553,282)	(1,190,903)

Net cash provided by financing activities	666,449	335,179	105,807

INCREASE IN CASH	73,649	33,517	0
CASH AT BEGINNING OF YEAR	33,517	0	0

CASH AT END OF YEAR	$107,166	$33,517	$0

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year:
Interest on debt	$1,390	$3,310	$5,611
Income taxes	$27,395	$25,638	$56,192
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING ACTIVITIES
Reduction of principal on note from ESOP	$342	$307	$51
Acquisitions, related reinsurance transactions and subsidiary transfer
Assets acquired	$2,549,484	$759,067	$12,502
Liabilities assumed	(2,430,927)	(384,207)	(12,502)
Equity from subsidiary transfers (see Note A)	(10,432)	(233,820)	0

Net	$108,125	$141,040	$0

See notes to consolidated financial statements

PROTECTIVE LIFE INSURANCE COMPANY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(All dollar amounts in tables are in thousands)

NOTE A — SIGNIFICANT ACCOUNTING POLICIES

    Basis of Presentation

        The accompanying consolidated financial statements of Protective Life Insurance Company and subsidiaries (Protective) are prepared on the basis of accounting principles generally accepted in the United States of America. Such accounting principles differ from statutory reporting practices used by insurance companies in reporting to state regulatory authorities. (See also Note B.)

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make various estimates that affect the reported amounts of assets and liabilities, disclosures of contingent assets and liabilities, as well as the reported amounts of revenues and expenses. Actual results could differ from these estimates.

    Entities Included

        The consolidated financial statements include the accounts, after intercompany eliminations, of Protective Life Insurance Company and its wholly-owned subsidiaries. Protective is a wholly-owned subsidiary of Protective Life Corporation (PLC), an insurance holding company.

        On October 1, 2000, PLC transferred its ownership of twenty companies (that market prepaid dental products) to Protective. This transfer was accounted for in a manner similar to that in pooling-of-interests accounting, which resulted in the assets and liabilities of these companies being transferred at amounts equal to PLC's bases (including approximately $200 million of goodwill). In addition, Protective's share-owner's equity was adjusted by an amount equal to the companies' share-owner's equity at October 1, 2000.

        On May 1, 2001, PLC transferred its ownership of another five companies (that market prepaid dental products) to Protective. This transfer was also accounted for in a manner similar to that in pooling-of-interests accounting, which resulted in the assets and liabilities of these companies being transferred at amounts equal to PLC's bases. Protective's share-owner's equity was also adjusted by an amount equal to the companies' share-owner's equity at May 1, 2001.

        The results of operations of these companies have been included in the accompanying financial statements since the effective date of the transfer.

        On December 31, 2001, Protective sold substantially all of the companies transferred from PLC as part of the sale of the Dental Benefits Division. For more information see the discussion under the heading "Discontinued Operations" included in Note A herein.

    Nature of Operations

        Protective provides financial services through the production, distribution, and administration of insurance and investment products. Protective markets individual life insurance, credit life and disability insurance, guaranteed investment contracts, guaranteed funding agreements, fixed and variable annuities, and extended service contracts throughout the United States. Protective also maintains a separate division devoted to the acquisition of insurance policies from other companies.

        The operating results of companies in the insurance industry have historically been subject to significant fluctuations due to changing competition, economic conditions, interest rates, investment performance, insurance ratings, claims, persistency, and other factors.

    Recently Issued Accounting Standards

        On January 1, 2001, Protective adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133, as amended by SFAS Nos. 137 and 138, requires Protective to record all derivative financial instruments, at fair value on the balance sheet. Changes in fair value of a derivative instrument are reported in net income or other comprehensive income, depending on the designated use of the derivative instrument. The adoption of SFAS No. 133 resulted in a cumulative charge to net income, net of income tax, of $8.3 million and a cumulative after-tax increase to other comprehensive income of $4.0 million on January 1, 2001. The charge to net income and increase to other comprehensive income primarily resulted from the recognition of derivative instruments embedded in Protective's corporate bond portfolio. In addition, the charge to net income includes the recognition of the ineffectiveness on existing hedging relationships including the difference in spot and forward exchange rates related to foreign currency swaps used as an economic hedge of foreign-currency-denominated stable value contracts. Prospectively, the adoption of SFAS No. 133 may introduce volatility into Protective's reported net income and other comprehensive income depending on future market conditions and Protective's hedging activities.

        In September 2000, the Financial Accounting Standards Board (FASB) issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of SFAS No. 125". SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after March 31, 2001. The adoption of this accounting standard did not have a material effect on Protective's financial position or results of operations.

        In June 2001, the FASB issued SFAS Nos. 141, "Business Combinations", and 142, "Goodwill and Other Intangible Assets". SFAS No. 141 requires that business combinations initiated after June 30, 2001, be accounted for using the purchase method. SFAS No. 142 revises the standards for accounting for acquired goodwill and other intangible assets. The standard replaces the requirement to amortize goodwill with one that calls for an annual impairment test, among other provisions. SFAS No. 142 is effective for fiscal years beginning after December 15, 2001, and effective for any goodwill or intangible asset acquired after June 30, 2001. Protective expects the adoption of SFAS No. 142 to result in the elimination of up to $2.8 million of goodwill amortization in 2002.

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations". SFAS No. 143 requires that companies record the fair value of a liability for an asset retirement obligation in the period in which the liability is incurred. The Statement is effective for fiscal years beginning after June 15, 2002. Protective does not expect the adoption of SFAS No. 143 to have a material effect on Protective's financial position or results of operations.

        In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets". SFAS No. 144 requires that the same accounting model be used for long-lived assets to be disposed of by sales, whether previously held and used or newly acquired, expands the use of discontinued operations accounting to include more types of transactions and changes the timing of when discontinued operations accounting is applied. SFAS No. 144 is effective for fiscal years beginning after December 15, 2001. Protective does not expect the adoption of SFAS No. 144 to have a material effect on Protective's financial position or results of operations.

    Investments

        Protective has classified all of its investments in fixed maturities, equity securities, and short-term investments as "available for sale."

        Investments are reported on the following bases less allowances for uncollectible amounts on investments, if applicable:

  •
  Fixed maturities (bonds, and redeemable preferred stocks) — at current market value. Where market values are unavailable, Protective obtains estimates from independent pricing services or estimates market value based upon a comparison to quoted issues of the same issuer or issues of other issuers with similar terms and risk characteristics.

  •
  Equity securities (common and nonredeemable preferred stocks) — at current market value.

  •
  Mortgage loans — at unpaid balances, adjusted for loan origination costs, net of fees, and amortization of premium or discount.

  •
  Investment real estate — at cost, less allowances for depreciation computed on the straight-line method. With respect to real estate acquired through foreclosure, cost is the lesser of the loan balance plus foreclosure costs or appraised value.

  •
  Policy loans — at unpaid balances.

  •
  Other long-term investments — at a variety of methods similar to those listed above, as deemed appropriate for the specific investment.

  •
  Short-term investments — at cost, which approximates current market value.

        Substantially all short-term investments have maturities of three months or less at the time of acquisition and include approximately $0.6 million in bank deposits voluntarily restricted as to withdrawal.

        As prescribed by SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," certain investments are recorded at their market values with the resulting unrealized gains and losses reduced by a related adjustment to deferred policy acquisition costs, net of income tax, reported as a component of share-owner's equity. The market values of fixed maturities increase or decrease as interest rates fall or rise. Therefore, although the application of SFAS No. 115 does not affect Protective's operations, its reported share-owner's equity will fluctuate significantly as interest rates change.

        Protective's balance sheets at December 31, prepared on the basis of reporting investments at amortized cost rather than at market values, are as follows:

	2001	2000
Total investments	$13,157,623	$10,258,809
Deferred policy acquisition costs	1,553,786	1,192,696
All other assets	4,789,297	3,654,604

	$19,500,706	$15,106,109

Deferred income taxes	$43,774	$100,256
All other liabilities	17,626,767	13,424,068

	17,670,541	13,524,324
Share-owner's equity	1,830,165	1,581,785

	$19,500,706	$15,106,109

        Realized gains and losses on sales of investments are recognized in net income using the specific identification basis.

    Derivative Financial Instruments

        Protective utilizes a risk management strategy that incorporates the use of derivative instruments, primarily to reduce its exposure to interest rate risk as well as currency exchange risk.

        Combinations of interest rate swap contracts, options and futures contracts are sometimes used as hedges against changes in interest rates for certain investments, primarily outstanding mortgage loan commitments and mortgage-backed securities. Interest rate swap contracts generally involve the exchange of fixed and variable rate interest payments between two parties, based on a common notional principal amount and maturity date. Interest rate futures generally involved exchange traded contracts to buy or sell treasury bonds and notes in the future at specified prices. Interest rate options represent contracts that allow the holder of the option to receive cash or purchase, sell or enter into a financial instrument at a specified price within a specified period of time. Protective uses foreign currency swaps to reduce its exposure to currency exchange risk on certain stable value contracts denominated in foreign currencies, primarily the European euro and the British pound.

        Derivative instruments expose Protective to credit and market risk. Protective minimizes its credit risk by entering into transactions with highly rated counterparties. Protective manages the market risk associated with interest rate and foreign exchange contracts by establishing and monitoring limits as to the types and degrees of risk that may be undertaken.

        Protective monitors its use of derivatives in connection with its overall asset/liability management programs and procedures. Protective's asset/liability committee is responsible for implementing various hedging strategies that are developed through its analysis of data from financial simulation models and other internal and industry sources. The resulting hedging strategies are then incorporated into Protective's overall interest rate and currency exchange risk management strategies.

        All derivatives are recognized on the balance sheet (other long-term investments or other liabilities) at their fair value (primarily estimates from independent pricing services). On the date the derivative contract is entered into, Protective designates the derivative as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment ("fair value" hedge), (2) a hedge of a forecasted transaction or of the variability of cash flows to be received or paid related to a recognized asset or liability ("cash flow" hedge), or (3) as a derivative either held for investment purposes or held as a natural hedging instrument designed to act as an economic hedge against the changes in value or cash flows of a hedged item ("other" derivative). Changes in the fair value of a derivative that is highly effective as — and that is designated and qualifies as — a fair-value hedge, along with the loss or gain on the hedged asset or liability that is attributable to the hedged risk (including losses or gains on firm commitments), are recorded in current-period earnings. Changes in the fair value of a derivative that is highly effective as — and that is designated and qualified as — a cash-flow hedge are recorded in other comprehensive income, until earnings are affected by the variability of cash flows. Changes in the fair value of other derivatives are recognized in current earnings and reported in Realized Investment Gains (Losses) — Derivative Financial Instruments in Protective's consolidated statements of income.

        Protective formally documents all relationships between hedging instruments and hedged items, as well as its risk-management objective and strategy for undertaking various hedge transactions. This process includes linking all derivatives that are designated as fair-value or cash-flow hedges to specific assets and liabilities on the balance sheet or to specific firm commitments or forecasted transactions. Protective also formally assesses, both at the hedge's inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items. When it is determined that a derivative is not highly effective as a hedge or that it has ceased to be a highly effective hedge, Protective discontinues hedge accounting prospectively, as discussed below.

        Protective discontinues hedge accounting prospectively when (1) it is determined that the derivative is no longer effective in offsetting changes in the fair value or cash flows of a hedged item (including firm commitments or forecasted transactions); (2) the derivative expires or is sold, terminated, or exercised; (3) the derivative is dedesignated as a hedge instrument, because it is unlikely that a forecasted transaction will occur; (4) because a hedged firm commitment no longer meets the definition of a firm commitment; or (5) management determines that designation of the derivative as a hedge instrument is no longer appropriate.

        When hedge accounting is discontinued because it is determined that the derivative no longer qualifies as an effective fair-value hedge, the derivative will continue to be carried on the balance sheet at its fair value, and the hedged asset or liability will no longer be adjusted for changes in fair value. When hedge accounting is discontinued because the hedged item no longer meets the definition of a firm commitment, the derivative will continue to be carried on the balance sheet at its fair value, and any asset or liability that was recorded pursuant to recognition of the firm commitment will be removed from the balance sheet and recognized as a gain or loss in current-period earnings. When hedge accounting is discontinued because it is probable that a forecasted transaction will not occur, the derivative will continue to be carried on the balance sheet at its fair value, and gains and losses that were accumulated in other comprehensive income will remain therein until such time as they are reclassified to earnings as originally forecasted to occur. In all situations in which hedge accounting is discontinued, the derivative will be carried at its fair value on the balance sheet, with changes in its fair value recognized in current-period earnings.

        Fair-Value Hedges.  Protective has designated, as a fair value hedge, callable interest rate swaps used to modify the interest characteristics of certain stable value contracts. In assessing hedge effectiveness, Protective excludes the embedded call option's time value component from each derivative's total gain or loss. In 2001, total measured ineffectiveness for the fair value hedging relationships was insignificant while the excluded time value component resulted in a pre-tax gain of $1.3 million. Both the measured ineffectiveness and the excluded time value component are reported in Realized Investment Gains (Losses) — Derivative Financial Instruments in Protective's consolidated statements of income.

        Cash-Flow Hedges.  Protective has not designated any hedging relationships as a cash flow hedge.

        Other Derivatives.  Protective uses certain interest rate swaps, caps, floors, swaptions, options and futures contracts as economic hedges against the changes in value or cash flows of outstanding mortgage loan commitments and certain owned investments. In 2001, Protective recognized total pre-tax losses of $1.2 million representing the change in fair value of these derivative instruments.

        On its foreign currency swaps, Protective recognized a $8.2 million pre-tax loss in 2001 while recognizing a $11.2 million foreign exchange pre-tax gain on the related foreign-currency-denominated stable value contracts. The net gain primarily results from the difference in the forward and spot exchange rates used to revalue the currency swaps and the stable value contracts, respectively. This net gain is reflected in Realized Investment Gains (Losses) — Derivative Financial Instruments in Protective's consolidated statements of income.

        Protective has entered into asset swap arrangements to effectively sell the equity options embedded in owned convertible bonds in exchange for an interest rate swap that converts the remaining host bond to a variable rate instrument. In 2001, Protective recognized a $12.2 million pre-tax gain for the change in the asset swaps' fair value and recognized a $16.9 million pre-tax loss to separately record the embedded equity options at fair value.

        At December 31, 2001, contracts with a notional amount of $4,485.1 million were in a $1.6 million net loss position. At December 31, 2000, contracts with a notional amount of $2,424.3 million were in a $13.0 million net loss position. Protective recognized $2.2 million in realized investment gains related to derivative financial instruments in 2000.

        Protective's derivative financial instruments are with highly rated counterparties.

    Cash

        Cash includes all demand deposits reduced by the amount of outstanding checks and drafts. Protective has deposits with certain financial institutions which exceed federally insured limits. Protective has reviewed the credit worthiness of these financial institutions and believes there is minimal risk of a material loss.

    Deferred Policy Acquisition Costs

        Commissions and other costs of acquiring traditional life and health insurance, credit insurance, universal life insurance, and investment products that vary with and are primarily related to the production of new business have been deferred. Traditional life and health insurance acquisition costs are amortized over the premium-payment period of the related policies in proportion to the ratio of annual premium income to the present value of the total anticipated premium income. Credit insurance acquisition costs are being amortized in proportion to earned premium. Acquisition costs for universal life and investment products are amortized over the lives of the policies in relation to the present value of estimated gross profits before amortization. Under SFAS No. 97, "Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments," Protective makes certain assumptions regarding the mortality, persistency, expenses, and interest rates (equal to the rate used to compute liabilities for future policy benefits; currently 3.0% to 9.4%) it expects to experience in future periods. These assumptions are to be best estimates and are to be periodically updated whenever actual experience and/or expectations for the future change from that assumed. Additionally, relating to SFAS No. 115, these costs have been adjusted by an amount equal to the amortization that would have been recorded if unrealized gains or losses on investments associated with Protective's universal life and investment products had been realized.

        The cost to acquire blocks of insurance representing the present value of future profits from such blocks of insurance is also included in deferred policy acquisition costs. Protective amortizes the present value of future profits over the premium payment period, including accrued interest of up to approximately 8%. The unamortized present value of future profits for all acquisitions was approximately $523.4 million and $343.6 million at December 31, 2001 and 2000, respectively. During 2001, $221.9 million of present value of future profits was capitalized (relating to acquisitions made during the year) and $42.1 million was amortized. During 2000, $47.3 million of present value of future profits was capitalized, and $44.3 million was amortized.

    Goodwill

        Goodwill is being amortized straight-line over periods ranging from 20 to 40 years. Goodwill at December 31, is as follows:

	2001	2000
Goodwill	$41,363	$260,773
Accumulated amortization	5,371	18,942

	$35,992	$241,831

        Protective periodically evaluates the recoverability of its goodwill by comparing expected future cash flows to the amount of unamortized goodwill. If this evaluation were to indicate the unamortized goodwill is impaired, the goodwill would be reduced to an amount representing the present value of applicable estimated future cash flows. A substantial portion of goodwill was disposed of in connection with the 2001 sale of Protective's Dental Benefits Division.

    Property and Equipment

        Property and equipment are reported at cost. Protective primarily uses the straight-line method of depreciation based upon the estimated useful lives of the assets. Major repairs or improvements are capitalized and depreciated over the estimated useful lives of the assets. Other repairs are expensed as incurred. The cost and related accumulated depreciation of property and equipment sold or retired are removed from the accounts, and resulting gains or losses are included in income.

        Property and equipment consisted of the following at December 31:

	2001	2000
Home office building	$42,980	$41,184
Other, principally furniture and equipment	67,128	66,484

	110,108	107,668
Accumulated depreciation	63,771	56,502

	$46,337	$51,166

    Separate Accounts

        The assets and liabilities related to separate accounts in which Protective does not bear the investment risk are valued at market and reported separately as assets and liabilities related to separate accounts in the accompanying consolidated financial statements.

    Stable Value Contracts Account Balances

        Protective markets guaranteed investment contracts to 401 (k) and other qualified retirement savings plans, and fixed and floating rate funding agreements to the trustees of municipal bond proceeds, institutional investors, bank trust departments, and money market funds. Protective also sells funding agreements to special purpose entities that in turn issue notes or certificates in smaller, transferable denominations. In a structured program, Protective issues funding agreements to a special purpose trust or entity formed solely to purchase the funding agreements and simultaneously issue certificates or notes having terms substantially identical to the underlying funding agreements. Stable value contract account balances include guaranteed investment contracts and funding agreements issued by Protective, and the obligations of consolidated special purpose trusts or entities formed to purchase funding agreements issued by Protective. At December 31, 2001 and 2000 Protective had $1.7 billion and $1.0 billion of stable value contract account balances marketed through structured programs.

    Revenues and Benefits Expense

  •
  Traditional Life, Health, and Credit Insurance Products — Traditional life insurance products consist principally of those products with fixed and guaranteed premiums and benefits and include whole life insurance policies, term and term-like life insurance policies, limited-payment life insurance policies, and certain annuities with life contingencies. Life insurance and immediate annuity premiums are recognized as revenue when due. Health and credit insurance premiums are recognized as revenue over the terms of the policies. Benefits and expenses are associated with earned premiums so that profits are recognized over the life of the contracts. This is accomplished by means of the provision for liabilities for future policy benefits and the amortization of deferred policy acquisition costs.

  Liabilities for future policy benefits on traditional life insurance products have been computed using a net level method including assumptions as to investment yields, mortality, persistency, and other assumptions based on Protective's experience, modified as necessary to reflect anticipated trends and to include provisions for possible adverse deviation. Reserve investment yield assumptions are graded and range from 2.5% to 7.0%. The liability for future policy benefits and claims on traditional life, health, and credit insurance products includes estimated unpaid claims that have been reported to Protective and claims incurred but not yet reported. Policy claims are charged to expense in the period that the claims are incurred.

        Activity in the liability for unpaid claims is summarized as follows:

	2001	2000	1999
Balance beginning of year	$109,973	$120,575	$90,332
Less reinsurance	25,830	47,661	20,019

Net balance beginning of year	84,143	72,914	70,313

Incurred related to:
Current year	383,371	311,633	311,002
Prior year	(1,080)	(4,489)	(5,574)

Total incurred	382,291	307,144	305,428

Paid related to:
Current year	312,748	241,566	264,298
Prior year	81,220	60,972	40,197

Total paid	393,968	302,538	304,495

Other changes:
Acquisitions and reserve transfers	(6,166)	6,623	1,668

Net balance end of year	66,300	84,143	72,914
Plus reinsurance	33,723	25,830	47,661

Balance end of year	$100,023	$109,973	$120,575

  •
  Universal Life and Investment Products — Universal life and investment products include universal life insurance, guaranteed investment contracts, deferred annuities, and annuities without life contingencies. Revenues for universal life and investment products consist of policy fees that have been assessed against policy account balances for the costs of insurance, policy administration, and surrenders. Benefit reserves for universal life and investment products represent policy account balances before applicable surrender charges plus certain deferred policy initiation fees that are recognized in income over the term of the policies. Policy benefits and claims that are charged to expense include benefit claims incurred in the period in excess of related policy account balances and interest credited to policy account balances. Interest credit rates for universal life and investment products ranged from 3.0% to 9.4% in 2001.

        Protective's accounting policies with respect to variable universal life and variable annuities are identical except that policy account balances (excluding account balances that earn a fixed rate) are valued at market and reported as components of assets and liabilities related to separate accounts.

    Income Taxes

        Protective uses the asset and liability method of accounting for income taxes. Income tax provisions are generally based on income reported for financial statement purposes. Deferred federal income taxes arise from the recognition of temporary differences between the basis of assets and liabilities determined for financial reporting purposes and the basis determined for income tax purposes. Such temporary differences are principally related to the deferral of policy acquisition costs and the provision for future policy benefits and expenses.

    Discontinued Operations

        On December 31, 2001, Protective completed the sale to Fortis, Inc. of substantially all of its Dental Benefits Division (Dental Division), and discontinued other remaining Dental Division related operations, primarily other health insurance lines.

        The operating results and charges related to the sale of the Dental Division at December 31 are as follows:

	2001	2000	1999
Total revenues	$346,315	$254,547	$210,405

Income (loss) before
income taxes from discontinued operations	$(13,983)	$17,484	$14,824
Income tax (expense)
Benefit	3,235	(6,593)	(5,188)

Income (loss) from discontinued operations	$(10,748)	$10,891	$9,636

Gain from sale of discontinued operations before income tax	$27,221
Income tax expense related to sale	(44,975)

Loss from sale of discontinued operations	$(17,754)

        Remaining assets and liabilities at December 31, 2001 related to the business sold to Fortis, Inc. consist of reinsurance receivables and policy liabilities and accruals of approximately $51.2 million. Assets and liabilities related to the other discontinued lines of business of approximately $11.1 million and $14.3 million, respectively, remain at December 31, 2001.

    Reclassifications

        Certain reclassifications have been made in the previously reported financial statements and accompanying notes to make the prior year amounts comparable to those of the current year. Such reclassifications had no effect on previously reported net income, total assets, or share-owners' equity.

NOTE B — RECONCILIATION WITH STATUTORY REPORTING PRACTICES

        Financial statements prepared in conformity with accounting principles generally accepted in the United States of America differ in some respects from the statutory accounting practices prescribed or permitted by insurance regulatory authorities. The most significant differences are as follows: (a) acquisition costs of obtaining new business are deferred and amortized over the approximate life of the policies rather than charged to operations as incurred; (b) benefit liabilities are computed using a net level method and are based on realistic estimates of expected mortality, interest, and withdrawals as adjusted to provide for possible unfavorable deviation from such assumptions; (c) deferred income taxes are provided for temporary differences between financial and taxable earnings; (d) the Asset Valuation Reserve and Interest Maintenance Reserve are restored to share-owner's equity; (e) furniture and equipment, agents' debit balances, and prepaid expenses are reported as assets rather than being charged directly to surplus (referred to as nonadmitted assets); (f) certain items of interest income, such as mortgage and bond discounts, are amortized differently; and (g) bonds are recorded at their market values instead of amortized cost. The National Association of Insurance Commissioners (NAIC) has adopted the Codification of Statutory Accounting Principles (Codification). Codification changed statutory accounting rules in several areas and was effective January 1, 2001. The adoption of Codification did not have a material effect on Protective's statutory capital.

        The reconciliations of net income and share-owner's equity prepared in conformity with statutory reporting practices to that reported in the accompanying consolidated financial statements are as follows:

	Net Income			Share-Owner's Equity
	2001	2000	1999	2001	2000	1999
In conformity with statutory reporting practices:(1)	$163,181	$66,694	$75,114	$775,138	$628,274	$567,634
Additions (deductions) by adjustment:
Deferred policy acquisition costs, net of amortization	163,243	157,617	120,644	1,532,683	1,189,380	1,011,524
Deferred income tax	47,964	(52,580)	(25,675)	(74,083)	(72,065)	32,335
Asset Valuation Reserve				108,062	103,853	41,104
Interest Maintenance Reserve	(10,444)	(3,540)	(226)	16,959	9,715	19,328
Nonadmitted items				139,500	97,447	51,350
Other timing and valuation adjustments	(33,456)	(43,757)	72,527	(334,198)	(204,985)	(467,130)
Discontinued operations	(193,688)
Noninsurance affiliates	19,022	21,276	20,698
Consolidation elimination	(49,164)	(21,675)	(134,824)	(280,728)	(221,204)	(259,602)

In conformity with generally accepted accounting principles	$106,658	$124,035	$128,258	$1,883,333	$1,530,415	$996,543

(1)	Consolidated

        As of December 31, 2001, Protective and its insurance subsidiaries had on deposit with regulatory authorities, fixed maturity and short-term investments with a market value of approximately $81.9 million.

NOTE C — INVESTMENT OPERATIONS

        Major categories of net investment income for the years ended December 31 are summarized as follows:

	2001	2000	1999
Fixed maturities	$609,578	$529,990	$462,295
Equity securities	2,247	2,532	775
Mortgage loans	208,830	177,917	172,027
Investment real estate	2,094	2,027	1,949
Policy loans	31,763	14,977	15,994
Other, principally short-term investments	36,695	12,532	19,504

	891,207	739,975	672,544
Investment expenses	52,104	47,894	54,715

	$839,103	$692,081	$617,829

        Realized investment gains (losses) for all other investments for the years ended December 31 are summarized as follows:

	2001	2000	1999
Fixed maturities	$(4,693)	$(14,787)	$8,327
Equity securities	2,462	1,685	(3,371)
Mortgage loans and other investments	(3,892)	(3,654)	(3,621)

	$(6,123)	$(16,756)	$1,335

        In 2001, gross gains on the sale of investments available for sale (fixed maturities, equity securities and short-term investments) were $62.5 million and gross losses were $68.1 million. In 2000, gross gains were $8.7 million and gross losses were $28.4 million. In 1999, gross gains were $44.1 million and gross losses were $32.3 million. During 2001, Protective recorded other than temporary impairments in its investments of $12.6 million.

        Realized investment gains (losses) for derivative financial instruments for the years ended December 31 are summarized as follows:

	2001	2000	1999
Derivative financial instruments	$(1,718)	$2,157	$3,425

        The amortized cost and estimated market values of Protective's investments classified as available for sale at December 31 are as follows:

2001	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Values
Fixed maturities:
Bonds:
Mortgage-backed securities	$3,709,118	$84,965	$33,759	$3,760,324
United States Government and authorities	98,967	4,088	0	103,055
States, municipalities, and political subdivision	94,022	4,009	0	98,031
Public utilities	807,773	19,763	4,860	822,676
Convertibles and bonds with warrants	96,951	7,423	6,184	98,190
All other corporate bonds	4,910,614	117,092	99,500	4,928,206
Redeemable preferred stocks	1,612	0	3	1,609

	9,719,057	237,340	144,306	9,812,091
Equity securities	62,051	3,565	5,123	60,493
Short-term investments	228,396	0	0	228,396

	$10,009,504	$240,905	$149,429	$10,100,980

2000	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Values
Fixed maturities:
Bonds:
Mortgage-backed securities	$2,915,813	$49,372	$33,173	$2,932,012
United States Government and authorities	95,567	2,662	0	98,229
States, municipalities, and political subdivision	88,222	3,408	0	91,630
Public utilities	631,698	7,803	5,591	633,910
Convertibles and bonds with warrants	69,013	11,277	12,145	68,145
All other corporate bonds	3,662,586	49,536	146,732	3,565,390
Redeemable preferred stocks	801	0	7	794

	7,463,700	124,058	197,648	7,390,110
Equity securities	44,450	2,761	5,419	41,792
Short-term investments	172,699	0	0	172,699

	$7,680,849	$126,819	$203,067	$7,604,601

        The amortized cost and estimated market values of fixed maturities at December 31, by expected maturity, are shown as follows. Expected maturities are derived from rates of prepayment that may differ from actual rates of prepayment.

2001	Amortized Cost	Estimated Market Values
Due in one year or less	$896,159	$899,666
Due after one year through five years	3,253,264	3,318,537
Due after five years through ten years	2,199,562	2,228,012
Due after ten years	3,370,072	3,365,876

	$9,719,057	$9,812,091

        At December 31, 2001 and 2000, Protective had bonds which were rated less than investment grade of $421.3 million and $226.5 million, respectively, having an amortized cost of $499.9 million and $306.0 million, respectively. At December 31, 2001, approximately $63.3 million of the bonds rated less than investment grade were securities issued in company-sponsored commercial mortgage loan securitizations. Approximately $1,762.2 million of bonds are not publicly traded.

        The change in unrealized gains (losses), net of income tax, on fixed maturity and equity securities for the years ended December 31 is summarized as follows:

	2001	2000	1999
Fixed maturities	$108,307	$109,625	$(217,901)
Equity securities	715	(820)	973

        At December 31, 2001, all of Protective's mortgage loans were commercial loans of which 75% were retail, 10% were apartments, 7% were office buildings, and 7% were warehouses, and 1% other. Protective specializes in making mortgage loans on either credit-oriented or credit-anchored commercial properties, most of which are strip shopping centers in smaller towns and cities. No single tenant's leased space represents more than 3.5% of mortgage loans. Approximately 76% of the mortgage loans are on properties located in the following states listed in decreasing order of significance: Texas, Tennessee, Georgia, Alabama, North Carolina, South Carolina, Florida, Virginia, California, Mississippi, Washington, Kentucky, and Ohio.

        Many of the mortgage loans have call provisions after 3 to 10 years. Assuming the loans are called at their next call dates, approximately $153.4 million would become due in 2002, $560.4 million in 2003 to 2006, and $392.5 million in 2007 to 2011, and $46.7 million thereafter.

        At December 31, 2001, the average mortgage loan was approximately $2.1 million, and the weighted average interest rate was 7.6%. The largest single mortgage loan was $18.8 million.

        For several years Protective has offered a type of commercial mortgage loan under which Protective will permit a slightly higher loan-to-value ratio in exchange for a participating interest in the cash flows from the underlying real estate. As of December 31, 2001 and 2000, approximately $548.4 million and $572.2 million respectively, of Protective's mortgage loans have this participation feature.

        At December 31, 2001 and 2000, Protective's problem mortgage loans (over ninety days past due) and foreclosed properties totaled $29.6 million and $20.6 million, respectively. Since Protective's mortgage loans are collateralized by real estate, any assessment of impairment is based upon the estimated fair value of the real estate. Based on Protective's evaluation of its mortgage loan portfolio, Protective does not expect any material losses on its mortgage loans.

        Certain investments with a carrying value of $62.5 million were non-income producing for the twelve months ended December 31, 2001.

        Policy loan interest rates generally range from 4.0% to 8.0%.

        On December 31, 2001, Protective Life Insurance Company had $117.0 million of securities sold under repurchase agreements with an interest rate of 2.0%. The agreement to repurchase liability is recorded as securities sold under repurchase agreements.

NOTE D — FEDERAL INCOME TAXES

        Protective's effective income tax rate varied from the maximum federal income tax rate as follows:

	2001	2000	1999
Statutory federal income tax rate applied to pretax income	35.0%	35.0%	35.0%
Dividends received deduction and tax-exempt interest	(1.7)	(0.6)	(0.1)
Low-income housing credit	(0.5)	(0.4)	(0.5)
Other	(0.1)	0.0	0.4
State income taxes	0.2	1.2	1.6

Effective income tax rate	32.9%	35.2%	36.4%

        The provision for federal income tax differs from amounts currently payable due to certain items reported for financial statement purposes in periods which differ from those in which they are reported for income tax purposes.

        Details of the deferred income tax provision for the years ended December 31 are as follows:

	2001	2000	1999
Deferred policy acquisition costs	$81,015	$41,533	$44,546
Benefits and other policy liability changes	(127,189)	10,969	(27,158)
Temporary differences of investment income.	7,145	(3,333)	6,655
Other items	(8,935)	129	3

	$(47,964)	$49,298	$24,046

        The components of Protective's net deferred income tax liability as of December 31 were as follows:

	2001	2000
Deferred income tax assets:
Policy and policyholder liability reserves	$334,876	$205,815
Other	10,893	1,959

	345,769	207,774

Deferred income tax liabilities:
Deferred policy acquisition costs	379,072	302,631
Unrealized gains (losses) on investments	39,100	(22,792)

	418,172	279,839

Net deferred income tax liability	$72,403	$72,065

        Under pre-1984 life insurance company income tax laws, a portion of Protective's gain from operations which was not subject to current income taxation was accumulated for income tax purposes in a memorandum account designated as Policyholders' Surplus. The aggregate accumulation in this account at December 31, 2001 was approximately $70.5 million. Should the accumulation in the Policyholders' Surplus account exceed certain stated maximums, or should distributions including cash dividends be made to PLC in excess of approximately $972 million, such excess would be subject to federal income taxes at rates then effective. Deferred income taxes have not been provided on amounts designated as Policyholders' Surplus. Under current income tax laws, Protective does not anticipate paying income tax on amounts in the Policyholders' Surplus accounts.

        Protective's income tax returns are included in the consolidated income tax returns of PLC. The allocation of income tax liabilities among affiliates is based upon separate income tax return calculations.

NOTE E — DEBT

        Under revolving line of credit arrangements with several banks, PLC can borrow up to $200 million on an unsecured basis. No compensating balances are required to maintain the line of credit. These lines of credit arrangements contain, among other provisions, requirements for maintaining certain financial ratios, and restrictions on indebtedness incurred by PLC's subsidiaries including Protective. Additionally, PLC, on a consolidated basis, cannot incur debt in excess of 40% of its total capital. At December 31, 2001, PLC had no borrowings outstanding under these credit arrangements.

        Protective has a mortgage note on investment real estate amounting to approximately $2.3 million that matures in 2003.

        Included in indebtedness to related parties is a surplus debenture issued by Protective to PLC. At December 31, 2001, the balance of the surplus debenture was $6.0 million. The debenture matures in 2003 and has an interest rate of 8.5%.

        Protective routinely receives from or pays to affiliates under the control of PLC reimbursements for expenses incurred on one another's behalf. Receivables and payables among affiliates are generally settled monthly.

        Interest expense on debt totaled $1.8 million, $3.8 million, and $5.1 million in 2001, 2000 and 1999, respectively.

NOTE F — RECENT ACQUISITIONS

        In September 1999, Protective recaptured a block of credit life and disability policies which it had previously ceded.

        In January 2000, Protective acquired the Lyndon Insurance Group (Lyndon). The assets acquired included $47.3 million of present value of future profits and $41.4 million of goodwill.

        In January 2001, Protective coinsured a block of individual life policies from Standard Insurance Company.

        In October 2001, Protective completed the acquisition of the stock of Inter-State Assurance Company (Inter-State) and First Variable Life Insurance Company (First Variable) from ILona Financial Group, Inc., a subsidiary of Irish Life & Permanent plc of Dublin, Ireland. The purchase price was approximately $250 million. The assets acquired included $132.7 million of present value of future profits.

        These transactions have been accounted for as purchases, and the results of the transactions have been included in the accompanying financial statements since their respective effective dates.

        Summarized below are the consolidated results of operations for 2001 and 2000, on an unaudited pro forma basis, as if the Inter-State and First Variable acquisitions had occurred as of January 1, 2000. The pro forma information is based on Protective's consolidated results of operations for 2001 and 2000, and on data provided by the acquired companies, after giving effect to certain pro forma adjustments. The pro forma financial information does not purport to be indicative of results of operations that would have occurred had the transaction occurred on the basis assumed above nor are they indicative of results of the future operations of the combined enterprises.

(unaudited)	2001	2000
Total revenues	$1,557,827	$1,294,937
Net income	115,433	135,735

NOTE G — COMMITMENTS AND CONTINGENT LIABILITIES

        Protective leases administrative and marketing office space in approximately 25 cities including Birmingham, with most leases being for periods of three to five years. The aggregate annual rent is approximately $8.5 million.

        Protective has financed the construction of a third building contiguous to its existing home office complex under an operating lease arrangement. Approximately $38 million of construction costs had been incurred at December 31, 2001. Protective has an option to purchase the building from the lessor at the end of the lease term.

        Under insurance guaranty fund laws, in most states, insurance companies doing business therein can be assessed up to prescribed limits for policyholder losses incurred by insolvent companies. Protective does not believe such assessments will be materially different from amounts already provided for in the financial statements. Most of these laws do provide, however, that an assessment may be excused or deferred if it would threaten an insurer's own financial strength.

        A number of civil jury verdicts have been returned against insurers and other providers of financial services involving sales practices, alleged agent misconduct, failure to properly supervise representatives, relationships with agents or persons with whom the insurer does business, and other matters. Increasingly these lawsuits have resulted in the award of substantial judgments that are disproportionate to the actual damages, including material amounts of punitive and non-economic compensatory damages. In some states, juries, judges and arbitrators have substantial discretion in awarding punitive and non-economic compensatory damages which creates the potential for unpredictable material adverse judgments or awards in any given lawsuit or arbitration. Arbitration awards are subject to very little appellate review. In addition, in some class action and other lawsuits, companies have made material settlement payments. Protective, like other financial service companies, in the ordinary course of business, is involved in such litigation or, alternatively, in arbitration. Although the outcome of any such litigation or arbitration cannot be predicted Protective believes that at the present time there are no pending or threatened lawsuits that are reasonably likely to have a material adverse effect on the financial position, results of operations, or liquidity of Protective.

NOTE H — SHARE-OWNER'S EQUITY AND RESTRICTIONS

        At December 31, 2001, approximately $1,053.6 million of consolidated share-owner's equity, excluding net unrealized gains on investments, represented net assets of Protective and its subsidiaries that cannot be transferred to PLC in the form of dividends, loans, or advances. In addition, Protective and its subsidiaries are subject to various state statutory and regulatory restrictions on their ability to pay dividends to PLC. In general, dividends up to specified levels are considered ordinary and may be paid thirty days after written notice to the insurance commissioner of the state of domicile unless such commissioner objects to the dividend prior to the expiration of such period. Dividends in larger mounts are considered extraordinary and are subject to affirmative prior approval by such commissioner. The maximum amount that would qualify as ordinary dividends to PLC by Protective in 2002 is estimated to be $99.0 million.

        On October 1, 2001, Protective transferred its ownership interest in a small subsidiary to PLC. This transfer was recorded as a common dividend at an amount equal to Protective's basis in the subsidiary, which approximated fair value.

NOTE I — PREFERRED STOCK

        PLC owns all of the 2,000 shares of preferred stock issued by Protective's subsidiary, Protective Life and Annuity Insurance Company (PL&A). The stock pays, when and if declared, noncumulative participating dividends to the extent PL&A's statutory earnings for the immediately preceding fiscal year exceeded $1.0 million. In 2001, PL&A paid a $1.0 million preferred dividend to PLC. PL&A paid no preferred dividends during 2000 or 1999.

NOTE J — RELATED PARTY MATTERS

        On August 6, 1990, PLC announced that its Board of Directors approved the formation of an Employee Stock Ownership Plan (ESOP). On December 1, 1990, Protective transferred to the ESOP 520,000 shares of PLC's common stock held by it in exchange for a note. The outstanding balance of the note, $4.5 million at December 31, 2001, is accounted for as a reduction to share-owner's equity. The stock will be used to match employee contributions to PLC's existing 401(k) Plan. The ESOP shares are dividend paying. Dividends on the shares are used to pay the ESOP's note to Protective.

        Protective leases furnished office space and computers to affiliates. Lease revenues were $4.0 million in 2001, $4.0 million in 2000, and $3.7 million in 1999. Protective purchases data processing, legal, investment and management services from affiliates. The costs of such services were $82.6 million, $76.7 million, and $69.2 million in 2001, 2000, and 1999, respectively. Commissions paid to affiliated marketing organizations of $10.0 million, $12.0 million, and $11.4 million in 2001, 2000, and 1999, respectively, were included in deferred policy acquisition costs.

        Certain corporations with which PLC's directors were affiliated paid Protective premiums and policy fees or other amounts for various types of insurance and investment products. Such premiums, policy fees, and other amounts totaled $19.6 million, $50.9 million and $70.3 million in 2001, 2000, and 1999, respectively. Protective and/or PLC paid commissions, interest on debt and investment products, and fees to these same corporations totaling $5.9 million, $28.2 million and $16.7 million in 2001, 2000, and 1999, respectively.

        For a discussion of indebtedness to related parties, see Note E.

NOTE K — OPERATING SEGMENTS

        Protective operates business segments each having a strategic focus which can be grouped into three general categories: life insurance, retirement savings and investment products and specialty insurance products. An operating segment is generally distinguished by products and/or channels of distribution. A brief description of each division follows.

Life Insurance

        The Life Marketing segment markets level premium term and term-like insurance, universal life, and variable universal life products on a national basis primarily through networks of independent insurance agents and brokers, and in the "bank owned life insurance" market.

        The Acquisitions segment focuses on acquiring, converting, and servicing policies acquired from other companies. The segment's primary focus is on life insurance policies sold to individuals.

Retirement Savings and Investment Products

        The Stable Value Contracts segment markets guaranteed investment contracts to 401(k) and other qualified retirement savings plans. The segment also markets fixed and floating rate funding agreements to the trustees of municipal bond proceeds, institutional investors, bank trust departments, and money market funds.

        The Annuities segment manufactures, sells, and supports fixed and variable annuity products. These products are primarily sold through stockbrokers, but are also sold through financial institutions and the Life Marketing segment's sales force.

Specialty Insurance Products

        The Credit Products segment markets credit life and disability insurance products through banks, consumer finance companies, and automobile dealers, and markets vehicle and recreational marine extended service contracts.

Corporate and Other

        Protective has an additional business segment herein referred to as Corporate and Other. The Corporate and Other segment primarily consists of net investment income and expenses not attributable to the segments above (including net investment income on unallocated capital and interest on substantially all debt). This segment also includes earning from several lines of business which Protective is not actively marketing (mostly cancer insurance and group annuities).

        Protective uses the same accounting policies and procedures to measure operating segment income and assets as it uses to measure its consolidated net income and assets. Operating segment income is generally income before income tax. Premiums and policy fees, other income, benefits and settlement expenses, and amortization of deferred policy acquisition costs are attributed directly to each operating segment. Net investment income is allocated based on directly related assets required for transacting the business of that segment. Realized investment gains (losses) and other operating expenses are allocated to the segments in a manner which most appropriately reflects the operations of that segment. Unallocated realized investment gains (losses) are deemed not to be associated with any specific segment.

        Assets are allocated based on policy liabilities and deferred policy acquisition costs directly attributable to each segment.

        There are no significant intersegment transactions.

        The following table sets forth total operating segment income and assets for the periods shown. Adjustments represent the inclusion of unallocated realized investment gains (losses), the recognition of income tax expense, income from discontinued operations, and cumulative effect of change in accounting principle. Asset adjustments represent the inclusion of assets related to discontinued operations.

        In December 2001, Protective sold substantially all of its Dental Division and discontinued other Dental related operations. Additionally, other adjustments were made to combine its life insurance marketing operations into a single segment, and to reclassify certain smaller businesses. Prior period segment results have been restated to reflect these changes.

	Life Insurance
Operating Segment Income	Life Marketing	Acquisitions
2001
Gross premiums and policy fees	$542,407	$243,914
Reinsurance ceded	(421,411)	(61,482)

Net premium and policy fees	120,996	182,432
Net investment income	178,866	187,535
Realized investment gains (losses)	—	—
Other income	1,134	345

Total revenues	300,996	370,312

Benefits and settlement expenses	190,538	238,877
Amortization of deferred policy acquisition costs and goodwill	41,399	20,500
Other operating expenses	(22,957)	41,684

Total benefits and expenses	208,980	301,061

Income from continuing operations before income tax	92,016	69,251
Income tax expense
Discontinued operations, net of income tax
Change in accounting principle, net of income tax

Net income

2000
Gross premiums and policy fees	$487,720	$134,099
Reinsurance ceded	(387,907)	(31,102)

Net premium and policy fees	99,813	102,997
Net investment income	152,317	116,940
Realized investment gains (losses)	—	—
Other income	(1,379)	(4)

Total revenues	250,751	219,933

Benefits and settlement expenses	149,430	125,151
Amortization of deferred policy acquisition costs and goodwill	48,770	17,081
Other operating expenses	(23,255)	24,077

Total benefits and expenses	174,945	166,309

Income from continuing operations before income tax	75,806	53,624
Income tax expense
Discontinued operations, net of income tax
Change in accounting principle, net of income tax

Net income

1999
Gross premiums and policy fees	$361,824	$148,620
Reinsurance ceded	(246,111)	(33,754)

Net premium and policy fees	115,713	114,866
Net investment income	138,044	129,806
Realized investment gains (losses)	—	—
Other income	(948)	(9)

Total revenues	252,809	244,663

Benefits and settlement expenses	147,631	129,581
Amortization of deferred policy acquisition costs and goodwill	29,481	19,444
Other operating expenses	18,201	31,178

Total benefits and expenses	195,313	180,203

Income from continuing operations before income tax	57,496	64,460
Income tax expense
Discontinued operations, net of income tax
Change in accounting principle, net of income tax

Net income

Operating Segment Assets
2001
Investments and other assets	$3,431,441	$4,091,672
Deferred policy acquisition costs and goodwill	829,021	418,268

Total assets	$4,260,462	$4,509,940

2000
Investments and other assets	$2,834,956	$1,602,352
Deferred policy acquisition costs and goodwill	710,468	222,620

Total assets	$3,545,424	$1,824,972

(1)	Adjustments to net income represent the inclusion of unallocated realized investment gains (losses), the recognition of income tax expense, income from discontinued operations, and cumulative effect of change in accounting principle. Asset adjustments represent the inclusion of assets related to discontinued operations.

	Retirement Savings and Investment Products		Specialty Insurance Products
Operating Segment Income	Stable Value Contracts	Annuities	Credit Products	Corporate And Other	Adjustments(1)	Total Consolidated
2001
Gross premiums and policy fees	—	$28,145	$524,281	$51,072	—	$1,389,819
Reinsurance ceded	—	—	(274,220)	(14,038)	—	(771,151)

Net premium and policy fees	—	28,145	250,061	37,034	—	618,668
Net investment income	$261,079	167,809	48,617	(4,803)	—	839,103
Realized investment gains (losses)	7,218	1,139	—	—	$(16,198)	(7,841)
Other income	—	3,441	31,907	1,751	—	38,578

Total revenues	268,297	200,534	330,585	33,982	(16,198)	1,488,508

Benefits and settlement expenses	222,306	137,204	154,893	28,806	—	972,624
Amortization of deferred policy acquisition costs and goodwill	1,662	24,021	60,508	1,795	—	149,885
Other operating expenses	3,961	24,073	79,453	25,827	—	152,041

Total benefits and expenses	227,929	185,298	294,854	56,428	—	1,274,550

Income from continuing operations before income tax	40,368	15,236	35,731	(22,446)	(16,198)	213,958
Income tax expense					70,457	70,457
Discontinued operations, net of income tax					(28,502)	(28,502)
Change in accounting principle, net of income tax					(8,341)	(8,341)

Net income						$106,658

2000
Gross premiums and policy fees	—	$30,127	$479,397	$44,600	—	$1,175,943
Reinsurance ceded	—	—	(258,931)	(8,168)	—	(686,108)

Net premium and policy fees	—	30,127	220,466	36,432	—	489,835
Net investment income	$243,133	132,204	46,464	1,023	—	692,081
Realized investment gains (losses)	(6,556)	410	—	—	$(8,453)	(14,599)
Other income	—	2,809	28,352	5,416	—	35,194

Total revenues	236,577	165,550	295,282	42,871	(8,453)	1,202,511

Benefits and settlement expenses	207,143	109,607	135,494	33,953	—	760,778
Amortization of deferred policy acquisition costs and goodwill	900	24,156	52,646	2,141	—	145,694
Other operating expenses	3,882	18,203	72,316	26,194	—	121,417

Total benefits and expenses	211,925	151,966	260,456	62,288	—	1,027,889

Income from continuing operations before income tax	24,652	13,584	34,826	(19,417)	(8,453)	174,622
Income tax expense					61,478	61,478
Discontinued operations, net of income tax					10,891	10,891
Change in accounting principle, net of income tax					—	—

Net income						$124,035

1999
Gross premiums and policy fees	—	$24,248	$284,891	$41,438	—	$861,021
Reinsurance ceded	—	—	(176,928)	(5,504)	—	(462,297)

Net premium and policy fees	—	24,248	107,963	35,934	—	398,724
Net investment income	$210,208	106,599	24,121	9,051	—	617,829
Realized investment gains (losses)	(549)	1,446	—	—	$3,863	4,760
Other income	—	2,146	15,831	5,579	—	22,599

Total revenues	209,659	134,439	147,915	50,564	3,863	1,043,912

Benefits and settlement expenses	175,290	88,642	55,899	32,613	—	629,656
Amortization of deferred policy acquisition costs and goodwill	744	19,820	24,718	2,482	—	96,689
Other operating expenses	4,709	14,617	44,728	17,521	—	130,954

Total benefits and expenses	180,743	123,079	125,345	52,616	—	857,299

Income from continuing operations before income tax	28,916	11,360	22,570	(2,052)	3,863	186,613
Income tax expense					67,991	67,991
Discontinued operations, net of income tax					9,636	9,636
Change in accounting principle, net of income tax					—	—

Net income						$128,258

Operating Segment Assets
2001
Investments and other assets	$3,872,637	$4,501,667	$1,050,546	$955,984	$109,881	$18,013,828
Deferred policy acquisition costs and goodwill	6,374	128,488	177,874	8,650		1,568,675

Total assets	$3,879,011	$4,630,155	$1,228,420	$964,634	$109,881	$19,582,503

2000
Investments and other assets	$3,340,099	$3,844,169	$1,220,733	$552,178	$200,850	$13,595,337
Deferred policy acquisition costs and goodwill	2,144	120,219	150,984	10,006	214,770	1,431,211

Total assets	$3,342,243	$3,964,388	$1,371,717	$562,184	$415,620	$15,026,548

(1)	Adjustments to net income represent the inclusion of unallocated realized investment gains (losses), the recognition of income tax expense, income from discontinued operations, and cumulative effect of change in accounting principle. Asset adjustments represent the inclusion of assets related to discontinued operations.

NOTE L — EMPLOYEE BENEFIT PLANS

        PLC has a defined benefit pension plan covering substantially all of its employees. The plan is not separable by affiliates participating in the plan. However, approximately 86% of the participants in the plan are employees of Protective. The benefits are based on years of service and the employee's highest thirty-six consecutive months of compensation. PLC's funding policy is to contribute amounts to the plan sufficient to meet the minimum funding requirements of ERISA plus such additional amounts as PLC may determine to be appropriate from time to time. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

        The actuarial present value of benefit obligations and the funded status of the plan taken as a whole at December 31 are as follows:

	2001	2000
Projected benefit obligation, beginning of the year	$45,538	$36,530
Service cost — benefits earned during the year	3,739	3,338
Interest cost — on projected benefit obligation	3,531	3,195
Actuarial gain (loss)	(357)	1,968
Plan amendment	1,162	833
Divestiture	(2,165)
Benefits paid	(579)	(326)

Projected benefit obligation, end of the year	50,869	45,538

Fair value of plan assets beginning of the year	40,822	34,420
Actual return on plan assets	(1,440)	(148)
Employer contribution	5,221	6,876
Benefits paid	(579)	(326)

Fair value of plan assets end of the year	44,024	40,822

Plan assets less than the projected benefit obligation	(6,845)	(4,716)
Unrecognized net actuarial loss from past experience different from that assumed	10,213	7,766
Unrecognized prior service cost	2,026	1,226

Net pension asset recognized in balance sheet	$5,394	$4,276

        Net pension cost of the defined benefit pension plan includes the following components for the years ended December 31:

	2001	2000	1999
Service cost	$3,739	$3,338	$3,270
Interest cost	3,531	3,195	2,779
Expected return on plan assets	(3,669)	(3,049)	(2,348)
Amortization of prior service cost	176	176	115
Amortization of transition asset		(17)	(17)
Amortization of losses	141
Recognized net actuarial loss			494
Cost of divestiture	186

Net pension cost	$4,104	$3,643	$4,293

        Protective's share of the net pension cost was approximately $5.4 million, $4.1 million, and $3.6 million, in 2001, 2000, and 1999, respectively.

        Assumptions used to determine the benefit obligations as of December 31 were as follows:

	2001	2000	1999
Weighted average discount rate	7.25%	7.50%	8.00%
Rates of increase in compensation level	5.00	5.25	5.75
Expected long-term rate of return on assets	8.50	8.50	8.50

        At December 31, 2001 approximately $7.2 million of the assets of the pension plan were in a group annuity contract with Protective and therefore are included in the general assets of Protective. Approximately $36.8 million of the assets of the pension plan are invested in a collective trust managed by Northern Trust Corporation.

        Prior to July 1999, upon retirement, the amount of pension plan assets vested in the retiree were used to purchase a single premium annuity from Protective in the retiree's name. Therefore, amounts presented above as plan assets exclude assets relating to such retirees. Beginning July 1999, retiree obligations are being fulfilled from pension plan assets.

        PLC also sponsors an unfunded excess benefits plan, which is a nonqualified plan that provides defined pension benefits in excess of limits imposed by federal income tax law. At December 31, 2001 and 2000, the projected benefit obligation of this plan totaled $15.9 million and $14.4 million, respectively, of which $13.8 million and $10.5 million, respectively, have been recognized in PLC's financial statements.

        Net pension costs of the excess benefits plan includes the following components for the years ended December 31:

	2001	2000	1999
Service cost	$686	$736	$695
Interest cost	1,121	1,067	887
Amortization of prior service cost	19	19	113
Amortization of transition asset	37	37	37
Recognized net actuarial loss	233	194	265
Cost of divestiture and special termination benefits	1,807

Net pension cost	$3,903	$2,053	$1,997

        In addition to pension benefits, PLC provides limited healthcare benefits to eligible retired employees until age 65. The postretirement benefit is provided by an unfunded plan. At December 31, 2001 and 2000, the liability for such benefits was approximately $1.2 million. The expense recorded by PLC was $0.1 million in 2001, 2000 and 1999. PLC's obligation is not materially affected by a 1% change in the healthcare cost trend assumptions used in the calculation of the obligation.

        Life insurance benefits for retirees are provided through the purchase of life insurance policies upon retirement from $10,000 up to a maximum of $75,000. This plan is partially funded at a maximum of $50,000 face amount of insurance.

        PLC sponsors a defined contribution retirement plan which covers substantially all employees. Employee contributions are made on a before-tax basis as provided by Section 401(k) of the Internal Revenue Code. PLC established an Employee Stock Ownership Plan (ESOP) to match voluntary employee contributions to PLC's 401(k) Plan. In 1994, a stock bonus was added to the 401(k) Plan for employees who are not otherwise under a bonus or sales incentive plan. Expense related to the ESOP consists of the cost of the shares allocated to participating employees plus the interest expense on the ESOP's note payable to Protective less dividends on shares held by the ESOP. At December 31, 2001, PLC had committed approximately 166,861 shares to be released to fund employee benefits. The expense recorded by PLC for these employee benefits was less than $0.1 million in 2001, 2000, and 1999.

        PLC sponsors a deferred compensation plan for certain directors, officers, agents, and others. Compensation deferred is credited to the participants in cash, PLC Common Stock, or as a combination thereof.

NOTE M — STOCK BASED COMPENSATION

        Certain Protective employees participate in PLC's stock-based incentive plans and receive stock appreciation rights (SARs) from PLC.

        Since 1973, PLC has had stock-based incentive plans to motivate management to focus on PLC's long-range performance through the awarding of stock-based compensation. Under plans approved by share owners in 1997 and 1998, up to 5,000,000 shares may be issued in payment of awards.

        The criteria for payment of performance awards is based upon a comparison of PLC's average return on average equity and total rate of return over a four year award period (earlier upon the death, disability, or retirement of the executive, or in certain circumstances, of a change in control of PLC) to that of a comparison group of publicly held life and multiline insurance companies. If PLC's results are below the median of the comparison group, no portion of the award is earned. If PLC's results are at or above the 90th percentile, the award maximum is earned.

        In 1999, 99,380 performance shares were awarded, having an estimated fair value on the grant date of $3.4 million. In 2000, 3,330 performance shares and 513,618 stock appreciation rights (SARs) were awarded, having a combined estimated fair value on the grant date of $3.7 million. In 2001, 153,490 performance shares and 40,000 SARs were awarded, having a combined estimated fair value on the grant date of $4.9 million. The SARs, if earned, expire after ten years.

        A performance share is equivalent in value to one share of PLC Common Stock. With respect to SARs, PLC will pay an amount equal to the difference between the specified base price of PLC's Common Stock and the market value at the exercise date. Awards are paid in shares of PLC Common Stock. At December 31, 2002, outstanding awards measured at maximum payouts were 423,362 performance shares and 853,236 SARs.

        During 1996, 2000, and 2001, SARs were granted to certain officers of PLC to provide long-term incentive compensation based solely on the performance of PLC's Common Stock. The SARs are exercisable after five years (earlier upon the death, disability, or retirement of the officer, or in certain circumstances, of a change in control of PLC) and expire after ten years or upon termination of employment. In 2000, 217,500 SARs were awarded, having an estimated fair value on the grant date of $1.5 million. In 2001, 62,500 SARs were awarded, having an estimated fair value on the grant date of $0.6 million. The number of SARs granted in 1996, 2000, and 2001, outstanding at December 31, 2001, was 660,000, 215,000, and 62,500, respectively.

        The 1996 SARs have a base price of $17.4375. The 2000 SARs have a base price of $22.31. The 2001 SARs have a base price of $31.26 and $31.29. The fair value of the 2001 SARs was estimated using a Black-Scholes option pricing model. Assumptions used in the model were as follows: expected volatility of 26.4% (approximately equal to that of the S&P Life Insurance Index), a risk-free interest rate of 4.7%, a dividend rate of 1.9%, and an expected exercise date of 2007.

        The expense recorded by PLC for its stock-based compensation plans was $5.6 million, $4.1 million, and $4.0 million in 2001, 2000, and 1999, respectively.

NOTE N — REINSURANCE

        Protective reinsures certain of its risks with, and assumes risks from other insurers under yearly renewable term, coinsurance, and modified coinsurance agreements. Under yearly renewable term agreements, Protective generally pays specific premiums to the reinsurer and receives specific amounts from the reinsurer as reimbursement for certain expenses. Coinsurance agreements are accounted for by passing a portion of the risk to the reinsurer. Generally, the reinsurer receives a proportionate part of the premiums less commissions and is liable for a corresponding part of all benefit payments. Modified coinsurance is accounted for similarly to coinsurance except that the liability for future policy benefits is held by the original company, and settlements are made on a net basis between the companies. A substantial portion of Protective's new life insurance sales are being reinsured. Protective reviews the financial condition of its reinsurers and monitors the amount of reinsurance it has with its reinsurers.

        Protective has reinsured approximately $169.5 billion, $126.0 billion and $93.5 billion in face amount of life insurance risks with other insurers representing $565.1 million, $496.4 million, and $364.7 million of premium income for 2001, 2000, and 1999, respectively. Protective has also reinsured accident and health risks representing $122.7 million, $125.8 million, and $97.1 million of premium income for 2001, 2000, and 1999, respectively. In 2001 and 2000, policy and claim reserves relating to insurance ceded of $2,059.0 million and $988.4 million, respectively, are included in reinsurance receivables. Should any of the reinsurers be unable to meet its obligation at the time of the claim, obligation to pay such claim would remain with Protective. At December 31, 2001 and 2000, Protective had paid $46.4 million and $33.5 million, respectively, of ceded benefits which are recoverable from reinsurers. In addition, at December 31, 2001, Protective had receivables of $69.3 million related to insurance assumed. Included in these receivables are $51.2 million related to the sale of Protective's Dental Division, and $783.9 million related to fixed annuities that were ceded in conjunction with the October 2001 acquisition of two small insurers.

NOTE O — ESTIMATED FAIR VALUES OF FINANCIAL INSTRUMENTS

        The carrying amount and estimated fair values of Protective's financial instruments at December 31 are as follows:

	2001		2000
	Carrying Amount	Estimated Fair Values	Carrying Amount	Estimated Fair Values
Assets (see Notes A and C):
Investments:
Fixed maturities	$9,812,091	$9,812,091	$7,390,110	$7,390,110
Equity securities	60,493	60,493	41,792	41,792
Mortgage loans on real estate	2,512,844	2,671,074	2,268,224	2,385,174
Short-term investments	228,396	228,396	172,699	172,699
Liabilities (see Notes A and E):
Stable value account balances	3,716,530	3,821,955	3,177,863	3,250,991
Annuity account balances	3,248,218	3,166,052	1,916,894	1,893,749
Notes payable	2,291	2,291	2,315	2,315
Other (see Note A):
Derivative Financial Instruments	(1,634)	(1,634)	(6,079)	(13,011)

        Except as noted below, fair values were estimated using quoted market prices.

        Protective estimates the fair value of its mortgage loans using discounted cash flows from the next call date.

        Protective believes the fair value of its short-term investments and notes payable to banks approximates book value due to either being short-term or having a variable rate of interest.

        Protective estimates the fair value of its guaranteed investment contracts and annuities using discounted cash flows and surrender values, respectively.

        Protective believes it is not practicable to determine the fair value of its policy loans since there is no stated maturity, and policy loans are often repaid by reductions to policy benefits.

        Protective estimates the fair value of its derivative financial instruments using market quotes or derivative pricing models. The fair value represents the net amount of cash Protective would have received (or paid) had the contracts been terminated on December 31.

SCHEDULE III — SUPPLEMENTARY INSURANCE INFORMATION

PROTECTIVE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(in thousands)

COL. A	COL. B	COL. C	COL. D	COL. E	COL. F	COL. G	COL. H	COL. I	COL. J
Segment	Deferred Policy Acquisition Costs	Future Policy Benefits and Claims	Unearned Premiums	GIC, Annuity Deposits Policyholders' Funds	Net Premiums and Policy Fees	Net Investment Income(1)	Benefits and Settlement Expenses	Amortization of Deferred Policy Acquisitions Costs	Other Operating Expenses(1)
Year Ended December 31, 2001:
Life Marketing	$829,021	$3,326,841	$303	$86,937	$120,996	$178,866	$190,538	$41,399	$(22,957)
Acquisitions	418,268	3,046,401	434	876,221	182,432	187,535	238,877	20,500	41,684
Stable Value Contracts	6,374	—	—	3,872,637	0	261,079	222,306	1,662	3,961
Annuities	128,488	281,074	—	2,232,779	28,145	167,809	137,204	24,021	24,073
Credit Products	141,882	211,713	898,340	3,856	250,061	48,617	154,893	57,681	82,280
Corporate and Other	8,650	16,572	2,242	247	37,034	(4,803)	28,806	1,795	25,827
Adjustments(2)	0	92,084	334	24,195	0	0	0	0	0

TOTAL	$1,532,683	$6,974,685	$901,653	$7,096,872	$618,668	$839,103	$972,624	$147,058	$154,868

Year Ended December 31, 2000:
Life Marketing	$710,468	$2,753,191	$334	$102,305	$99,813	$152,317	$149,430	$48,771	$(23,255)
Acquisitions	222,620	1,364,830	484	238,465	102,997	116,940	125,151	17,081	24,077
Stable Value Contracts	2,144	162,236	—	3,177,863	—	243,133	207,143	900	3,882
Annuities	120,219	306,021	—	1,633,203	30,127	132,204	109,607	24,156	18,203
Credit Products	112,135	293,253	929,943	3,901	220,466	46,464	135,494	50,132	74,830
Corporate and Other	10,006	40,588	2,242	129	36,432	1,024	33,953	2,140	26,196
Adjustments(2)	11,788	113,278	2,602	64,227	0	0	0	0	0

TOTAL	$1,189,380	$5,033,397	$935,605	$5,220,093	$489,835	$692,082	$760,778	$143,180	$123,933

Year Ended December 31, 1999:
Life Marketing					$115,713	$138,044	$147,631	$29,481	$18,201
Acquisitions					114,866	129,806	129,581	19,444	31,178
Stable Value Contracts					—	210,208	175,290	744	4,709
Annuities					24,248	106,599	88,642	19,820	14,617
Credit Products					107,963	24,121	55,899	24,718	44,728
Corporate and Other					35,934	9,051	32,613	2,482	17,521
Adjustments					0	0	0	0	0

TOTAL					$398,724	$617,829	$629,656	$96,689	$130,954

(1)	Allocations of Net Investment Income and Other Operating Expenses are based on a number of assumptions and estimates and results would change if different methods were applied.
(2)	Asset adjustments represent the inclusion of assets related to discontinued operations.

S-1

SCHEDULE IV — REINSURANCE

PROTECTIVE LIFE INSURANCE COMPANY AND SUBSIDIARIES

(Dollars in thousands)

COL. A	COL. B	COL. C	COL. D	COL. E	COL. F
	Gross Amount	Ceded to Other Companies	Assumed from Other Companies	Net Amount	Percentage of Amount Assumed to Net
Year Ended December 31, 2001:
Life insurance in force	$191,105,511	$171,449,182	$23,152,614	$42,808,143	54.1%

Premiums and policy fees:
Life insurance	$774,294	$565,130	$198,832	$407,996	48.7%
Accident and health insurance	181,508	122,747		58,761	0.0%
Property and liability insurance	158,890	83,274	76,295	151,911	50.2%

TOTAL	$1,114,692	$771,151	$275,127	$618,668

Year Ended December 31, 2000:
Life insurance in force	$153,371,754	$128,374,583	$17,050,342	$42,047,513	40.6%

Premiums and policy fees:
Life insurance	$670,113	$493,793	$112,668	$288,988	39.0%
Accident and health insurance	203,475	128,520	17,164	92,119	18.6%
Property and liability insurance	159,354	63,795	13,169	108,728	12.1%

TOTAL	$1,032,942	$686,108	$143,001	$489,835

Year Ended December 31, 1999:
Life insurance in force.	$112,726,959	$92,566,755	$17,089,627	$37,249,831	45.9%

Premiums and policy fees:
Life insurance	$530,728	$368,139	$130,368	$292,957	44.5%
Accident and health insurance	153,812	93,657	11,893	72,048	16.5%
Property and liability insurance	34,109	501	111	33,719	0.3%

TOTAL	$718,649	$462,297	$142,372	$398,724

S-2

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.*

        The expenses of the issuance and distribution of the Contracts, other than any underwriting discounts and commissions, are as follows:

Securities and Exchange Commission Registration Fees	$239,000
Printing and engraving	70,000
Accounting fees and expenses	25,000
Legal fees and expenses	20,000
Miscellaneous	0

TOTAL EXPENSES	$354,000

*
Estimated.

Item 14.    Indemnification of Directors and Officers.

        Section 6.5 of Article VI of the Certificate of Incorporation of PLC provides, in substance, that any of PLC's directors and officers and certain directors and officers of Protective, who is a party or is threatened to be made a party to any action, suit or proceeding, other than an action by or in the right of PLC, by reason of the fact that he is or was an officer or director, shall be indemnified by PLC against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of PLC and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. If the action or suit is or was by or in the right of PLC to procure a judgment in its favor, such person shall be indemnified by PLC against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to PLC unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper. To the extent that any officer or director has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any issue or matter therein, he shall be indemnified by PLC against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith without the necessity of any action being taken by PLC other than the determination, in good faith, that such defense has been successful. In all other cases, unless ordered by a court, indemnification shall be made by PLC only as authorized in the specific case upon a determination that indemnification of the officer or director is proper in the circumstances because he has met the applicable standard of conduct. Such determination shall be made (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion or (c) by the holders of a majority of the shares of capital stock of PLC entitled to vote thereon. By means of a by-law, Protective offers its directors and certain executive officers similar indemnification.

        In addition, the executive officers and directors are insured by PLC's Directors' and Officers' Liability Insurance Policy including Company Reimbursement and are indemnified by a written contract with PLC which supplements such coverage.

Item 15.    Recent Sales of Unregistered Securities.

        Not applicable.

Item 16.    Exhibits and Financial Statement Schedules.

Exhibit Number			Description
* 1	(a)	—	Underwriting Agreement
***** 1	(b)	—	Form of Distribution Agreement
**** 2		—	Stock Purchase Agreement
* 3	(a)	—	Articles of Incorporation
* 3	(b)	—	By-laws
** 4	(a)	—	Group Modified Guaranteed Annuity Contract
*** 4	(b)	—	Individual Certificate
** 4	(c)	—	Tax-Sheltered Annuity Endorsement
** 4	(d)	—	Qualified Retirement Plan Endorsement
** 4	(e)	—	Individual Retirement Annuity Endorsement
** 4	(f)	—	Section 457 Deferred Compensation Plan Endorsement
* 4	(g)	—	Qualified Plan Endorsement
** 4	(h)	—	Application for Individual Certificate
** 4	(i)	—	Adoption Agreement for Participation in Group Modified Guaranteed Annuity
*** 4	(j)	—	Individual Modified Guaranteed Annuity Contract
** 4	(k)	—	Application for Individual Modified Guaranteed Annuity Contract
** 4	(l)	—	Tax-Sheltered Annuity Endorsement
** 4	(m)	—	Individual Retirement Annuity Endorsement
** 4	(n)	—	Section 457 Deferred Compensation Plan Endorsement
** 4	(o)	—	Qualified Retirement Plan Endorsement
**** 4	(p)	—	Endorsement—Group Policy
**** 4	(q)	—	Endorsement—Certificate
**** 4	(r)	—	Endorsement—Individual Contract
**** 4	(s)	—	Endorsement (Annuity Deposits)—Group Policy
**** 4	(t)	—	Endorsement (Annuity Deposits)—Certificate
**** 4	(u)	—	Endorsement (Annuity Deposits)—Individual Contract
***** 4	(v)	—	Endorsement—Individual
***** 4	(w)	—	Endorsement—Group Contract/Certificate
****** 4	(x)	—	Endorsement (96)—Individual
****** 4	(y)	—	Endorsement (96)—Group Contract
****** 4	(z)	—	Endorsement (96)—Group Certificate
****** 4	(aa)	—	Individual Modified Guaranteed Annuity Contract (96)
******* 4	(bb)	—	Settlement Endorsement

******** 4	(cc)	—	Endorsement ("Free-Look")—Group/Individual
* 5		—	Opinion re legality
*10	(a)	—	Bond Purchase Agreement
*10	(b)	—	Escrow Agreement
23	(a)	—	Consent of PricewaterhouseCoopers LLP
23	(b)	—	Consent of Sutherland, Asbill & Brennan, L.L.P.
25		—	Power of Attorney

*	Previously filed in Form S-1 Registration Statement, Registration No. 33-31940.
**	Previously filed in Amendment No. 1 to Form S-1 Registration Statement, Registration No. 33-31940.
***	Previously filed in Amendment No. 2 to Form S-1 Registration Statement, Registration No. 33-31940.
****	Previously filed in Amendment No. 2 to Form S-1 Registration Statement, Registration No. 33-57052.
*****	Previously filed in Amendment No. 3 to Form S-1 Registration Statement, Registration No. 33-57052.
******	Previously filed in Form S-1 Registration Statement, Registration No. 333-02249.
*******	Previously filed in Amendment No. 1 to Form S-1 Registration Statement, Registration No. 333-02249.
********	Previously filed in Form S-1 Registration Statement, Registration No. 333-32784.
Financial Statements Schedules		Description
Schedule III	—	Supplementary Insurance Information
Schedule IV	—	Reinsurance

        Schedules other than those referred to above are not required or are inapplicable and therefore have been omitted.

Item 17.    Undertakings.

        (A)  The undersigned Registrant hereby undertakes:

          (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

          (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (B)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable: In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such-director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama on April 10, 2002.

PROTECTIVE LIFE INSURANCE COMPANY
By:	/s/ JOHN D. JOHNS John D. Johns Chairman of the Board and President

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

(i) Principal Executive Officer
/s/ JOHN D. JOHNS John D. Johns	Chairman of the Board and President	April 10, 2002
(ii) Principal Financial Officer
/s/ ALLEN W. RITCHIE Allen W. Ritchie	Executive Vice President and Chief Financial Officer	April 10, 2002
(iii) Principal Accounting Officer
/s/ JERRY W. DEFOOR Jerry W. DeFoor	Vice President and Controller, and Chief Accounting Officer	April 10, 2002
(iv) Board of Directors:
* Richard J. Bielen	Director	April 10, 2002
* R. Stephen Briggs	Director	April 10, 2002

* J. William Hamer, Jr.	Director	April 10, 2002
/s/ JOHN D. JOHNS John D. Johns	Director	April 10, 2002
* T. Davis Keyes	Director	April 10, 2002
* Carolyn King	Director	April 10, 2002
* Deborah J. Long	Director	April 10, 2002
* Jim E. Massengale	Director	April 10, 2002
/s/ ALLEN W. RITCHIE Allen W. Ritchie	Director	April 10, 2002
* Steven A. Schultz	Director	April 10, 2002
* Wayne E. Stuenkel	Director	April 10, 2002
*By:	/s/ STEVE M. CALLAWAY Steve M. Callaway Attorney-in-fact	April 10, 2002

EXHIBIT INDEX

Number			Description	Page in Sequential Numbering System Where Exhibit Located
23	(a)	—	Consent of PricewaterhouseCoopers LLP
23	(b)	—	Consent of Sutherland, Asbill & Brennan, LLP
24		—	Power of Attorney

QuickLinks

SUMMARY
DESCRIPTION OF THE CONTRACT
  The Contract
  Parties to the Contract
  Issuing a Contract
  Right to Cancel
  Annuity Deposits
  Guaranteed Periods and Sub-Accounts
  Guaranteed Interest Rates
  Interest Withdrawals
  Account Values
SURRENDERS
  Surrenders
  Surrender Value
  Surrender Charges
  The Market Value Adjustment
  Premium Tax
DEATH BENEFIT
  Death of an Owner
  Determining the Death Benefit
  Paying the Death Benefit
ANNUITY BENEFITS
  Annuity Commencement Date
  Annuity Options
  Annuity Payments
  Death of the Owner or Annuitant After the Annuity Commencement Date
INVESTMENTS BY PROTECTIVE
OTHER CONTRACT PROVISIONS
  Non-Participating
  Notice
  Reports
  Transactions and Modification of the Contract
  Assignment or Transfer of a Contract
  Facility of Payment
  Protection of Proceeds
  Error in Age or Gender
  Suspension of Contracts
DISTRIBUTION OF THE CONTRACTS
FEDERAL TAX MATTERS
  Introduction
  Protective's Tax Status
  Taxation of Annuities in General
  Qualified Retirement Plans
  Federal Income Tax Withholding
PROTECTIVE LIFE INSURANCE COMPANY
  BUSINESS
  LIFE INSURANCE
  RETIREMENT SAVINGS AND INVESTMENT PRODUCTS
  SPECIALTY INSURANCE PRODUCTS
  Discontinued Operations
  Change in Accounting Principle
  SELECTED FINANCIAL DATA
  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
  Results of Operations
  Liquidity and Capital Resources
  Contractual Obligations
  INVESTMENTS
  INSURANCE IN FORCE
  UNDERWRITING
  INDEMNITY REINSURANCE
  POLICY LIABILITIES AND ACCRUALS
  FEDERAL INCOME TAX CONSEQUENCES
  COMPETITION
  REGULATION
  EMPLOYEES
  PROPERTIES
DIRECTORS AND EXECUTIVE OFFICERS
DIRECTOR COMPENSATION
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
AGGREGATED FY-END OPTION/SAR VALUES
LONG-TERM INCENTIVE PLAN — AWARDS IN LAST FISCAL YEAR
OTHER PLANS AND ARRANGEMENTS
EMPLOYMENT CONTINUATION AGREEMENTS
RETIREMENT ARRANGEMENT
MANAGEMENT OWNERSHIP OF PLC STOCK
LEGAL PROCEEDINGS
EXPERTS
LEGAL MATTERS
REGISTRATION STATEMENT
WHERE YOU CAN FIND MORE INFORMATION
APPENDIX A MATTERS RELATING TO CONTRACTS OFFERED IN CERTAIN STATES AFTER SEPTEMBER 10, 1991 AND PRIOR TO MAY 1, 1996
APPENDIX B MATTERS RELATING TO CONTRACTS OFFERED IN CERTAIN STATES PRIOR TO SEPTEMBER 10, 1991
REPORT OF INDEPENDENT ACCOUNTANTS
CONSOLIDATED STATEMENTS OF INCOME
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)
CONSOLIDATED STATEMENTS OF SHARE-OWNER'S EQUITY
CONSOLIDATED STATEMENTS OF CASH FLOWS
PART II
EXHIBIT INDEX